Exhibit 1

Oi S.A. – In Judicial Reorganization

Federal Taxpayers’ Registry (CNPJ/ME) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 3330029520-8

Publicly-held Company

Management's Proposal (“Proposal”) to be submitted for approval by the Annual General and Extraordinary Shareholders’ Meeting, to be held on April 30th, 2020, at 11:00 a.m., at the headquarters of Oi S.A. – In Judicial Reorganization (“Company” and “Meeting”, respectively), pursuant to the Brazilian Securities Commission (“CVM”) Instruction No. 481/09, as amended (“CVM Instruction No. 481/09”).

Dear Shareholders,

The Company’s management presents to its Shareholders its proposal regarding the matters that will be deliberated at the Meeting, to be held at the Company´s headquarters, object of the Call Notice presented in Exhibit  I hereto, as follows:

I.             At the Ordinary General Meeting:

(i) Analysis of the Management accounts, examination, discussion, and vote on the financial statements related to the fiscal year ended December 31, 2019:

The Company’s management proposes that the Shareholders examine Management’s accounts and the Company’s financial statements related to the fiscal year ended December 31, 2019, and, after careful deliberation, approve such documents, as published in newspaper Valor Econômico, in the issues dated March 28, 29 and 30, 2020, page C11, and in the Official Gazette of the State of Rio de Janeiro, Part V, issue dated March 30, 2020, page 118, available for verification on the websites of the Company and the CVM, under the terms of CVM Instruction No. 481/09, in conjunction with the opinion of the Fiscal Council, the opinion of the independent auditors, the form of the standard financial statements (“DFP”), and the comments of the Management on the financial condition of the Company, the latter present in Exhibit II to this Proposal.

(ii) Allocation of the results for the fiscal year ended December 31, 2019:

The Company’s management proposes the calculation of loss in the year ended December 31, 2019, and approval of the inclusion of the loss in the accrued losses entry.

Although Art. 9, sole paragraph, item II of CVM Instruction No. 481/09 requires the presentation of the proposed allocation of net profit for the year, containing the information indicated in its Exhibit 9-1-II, the Company will rely on the provision set forth by the OFFICIAL LETTER CVM/SEP No. 02/2020, item 3.4.2, (a), which exempts the presentation of such information based on loss incurred by the Company.

(iii) Set the total annual compensation of Management and members of the Company's Fiscal Council:

The Company’s Management proposes, for the current fiscal year, annual global Compensation to the Management and members of the Fiscal Council in a total aggregate amount of BRL 79,137,665.70, as follows:

(i)         for the Board of Directors, an amount up to BRL 8,249,008.80 considering only salaries and respective social charges;

(ii)        for the Board of Executive Officers, an amount up to BRL 69,610,656.90, distributed as follows:

a)         an amount up to BRL 38,413,403.70 as a recurring installment of the compensation package of statutory officers. Such recurring installment comprises the following components: fixed compensation, executive bonus, long-term incentives, executive withholding, benefits and respective social charges; and

b)         an amount up to BRL 31,197,253.20, as extraordinary installments related to termination fees and respective social charges already paid due to the departure of the CEO.

(iii)       for the Fiscal Council, the minimum amount set forth by §3 of Art. 162 of Act No. 6,404, dated December 15, 1976, as amended (“Act No. 6,404”).

The amounts set forth above represent the maximum limits provided for 2020, with the caveat that the compensation policies and corresponding actions related to the crisis contingency plans are not reflected in such amounts.

The annual global compensation amounts proposed above include all social charges which payment is responsibility of Company.

For comparison purposes, the Company informs that the annual global amount proposed herein for the Board of Directors is 43.8% smaller, and for the Board Executive Officer is 58.2% above the annual global amounts approved at the Annual General and Extraordinary Shareholder’s Meeting held on April 26, 2019, based on the following facts: a) non-implementation of the long-term benefit plan for the Board of Directors; b) departure of the Company’s CEO, according to the Term of Transition approved by 7th Business Court of the Judicial District of Rio de Janeiro, within the scope of the Court-Supervised Reorganization process of the Oi Companies.

The Company also clarifies that the compensation package of the Board of Executive Officers, set forth in item (ii) above, a) is 12.7% smaller relative to the amount approved by the Annual General and Extraordinary Shareholder’s Meeting held on April 26, 2019, which included the same components, i.e., in comparable bases. The extraordinary installment set forth in item (ii), b) was not included in the global amount approved by the Annual General and Extraordinary Shareholder’s Meeting held on April 26, 2019, and, therefore, is not comparable to the prior year.

For more information, see Exhibit III to this Proposal.

(iv) Elect the members of the Fiscal Council and their respective alternates:

The Management of the Company proposes the election, with unified mandate until the date of the Ordinary General Meeting of the Company, to be held in 2021, of the candidate list formed by the following members of the Fiscal Council and respective substitutes, whose résumés are available in Exhibit IV to this Proposal, under the terms of Art. 10, item I, of Instruction CVM no. 481/09:

EFFECTIVE	ALTERNATE
Pedro Wagner Pereira Coelho	Patrícia Valente Stierli
Alvaro Bandeira	Wiliam da Cruz Leal
Daniela Maluf Pfeiffer	Luiz Fernando Nogueira

The Company requests the Shareholder willing to indicate an alternate candidate list to run to the positions of member of the Fiscal Council, please inform the Company of such interest, in writing, within at least five (5) days from the date of the Meeting, as per §2 to §4 of Article 25 of the Articles of Incorporation of the Company. The Company will give to these candidates the same transparency given to the candidates indicated by the Management.

II.           At the Extraordinary General Meeting:

(v)         Ratify the election to the Board of Directors, in addition to the term of office of appointed members occupying positions on the Board of Directors pursuant to article 150 of Law No. 6.404/76 at Meetings of the Board of Directors held on March 4 and 13, 2020:

The Company proposes the ratification of the election of Mrs. Claudia Quintella Woods and of Mr. Armando Lins Netto as members of the Board of Directors, elected as per Art. 150 of Act no. 6404/76, as a result of vacant positions, in meetings of the Board of Directors held on March 4th and 13th, 2020, respectively. If approved, Mrs. Claudia Quintella Woods and Mr. Armando Lins Netto will occupy the position in complementation of the mandate established in item 6.1 of the minutes of the Special Meeting of the Company held on September 17th, 2018. The résumés of Mrs. Claudia Quintella Woods and of Mr. Armando Lins Netto are available in Exhibit IV hereto, under the terms of Art. 10, item I of Instruction CVM no. 481/09.

It is important to note that the investiture of Mr. Armando Lins Netto is conditioned upon the prior assessment of ANATEL - National Telecommunications Agency of the incidence of the hypotheses provided for in Resolution nº 101, dated February 4, 1999, which approved the Regulation for Determination of Control in Providing Companies Telecommunications Services.

(vi)    Re-ratify the overall compensation of management approved at the Annual and Extraordinary General Meeting held on April 26, 2019 (“AEGM 2019”):

The amount of the global compensation for the Company’s management and members of the Fiscal Council approved at the AEGM 2019 was equal to BRL 59,887,547.20 for the fiscal year ended December 31, 2019.

However, this value was insufficient, due to unforeseen circumstances and circumstances not known on the date of the AEGM 2019, as follows:

(a) departure of the Chief Financial Officer and Investor Relations Officer, which caused the corresponding payment of termination fees and respective social charges resulting from such departure, in accordance with the Term of Transition approved by 7th Business Court of the Judicial District of Rio de Janeiro, under the scope of the Court-Supervised Reorganization process of the Oi companies; and

(b) the hiring of new members for the Board of Executive Officers.

Moreover, the global amount allocated to the Board of Directors was smaller than the amount approved in the AEGM 2019, especially due to the non-implementation of the long-term benefit plan and the smaller number of paid board members throughout the year in relation to the original expectation.

The table below shows the difference between the amounts approved and used for each of the components of our management:

	Board of Directors	Board of Executive Officers	Fiscal Council[1]	Total
Values approved in the OEGM 2019	BRL 14,675,267.20	BRL 43,993,668.00	BRL 1,218,612.00	BRL 59,887,547.20
Values adopted in 2019	BRL 7,682,763.08	BRL 55,722,090.84	BRL 1,054,090.20	BRL 64,458,944.12

[1] The amounts paid to members of the Fiscal Council varies based on the amount paid to members of the Board of Executive Officers, as per §3 of Art. 162 of Act no. 6.404.

Therefore, proposal is made for the re-ratification of global compensation of the Management and members of the Fiscal Council for the fiscal year ended December 31, 2019, approved by the AEGM 2019, from BRL 59,887,547.20 to BRL 64,458,944.12. The difference of BRL 4,571,396.60 is related to the abovementioned events.

Rio de Janeiro, March 31, 2020

Board of Directors

Oi S.A. – In Judicial Reorganization

CONTENT

EXHIBIT I – Call Notice	6
EXHIBIT II – Comments of the Management about the financial status of the Company	8
EXHIBIT III – Information on the remuneration of the Management	55
EXHIBIT IV – Information about the candidates indicated to the Fiscal Council and Board of Directors	85

EXHIBIT I

CALL NOTICE

Oi S.A. – In Judicial Reorganization

CNPJ/MF: 76.535.764/0001-43

NIRE 33 3 0029520-8

Publicly-held Company

CALL NOTICE

ANNUAL GENERAL AND EXTRAORDINARY SHAREHOLDERS’ MEETING

The Board of Directors of Oi S.A. – In Judicial Reorganization (“Company”) calls the Shareholders to attend the Annual General and Extraordinary Shareholders’ Meeting to be held on April 30, 2020, at 11:00, at the Company’s headquarters located at Rua do Lavradio No. 71, Centro, in the City of Rio de Janeiro, RJ, to deliberate on the following items:

At the Annual General Meeting:

(i)                 Analysis of management accounts, examine, discuss, and vote on the financial statements related to the fiscal year ended on December 31, 2019;

(ii)               Allocation of the results for the fiscal year ended December 31, 2019;

(iii)              Establishment of the total annual compensation of Management and members of the Company's Fiscal Council; and

(iv)              Elect the members of the Fiscal Council and their respective alternates;

At the Extraordinary General Meeting:

(v)               Ratify the election to the Board of Directors, in addition to the term of office of appointed members occupying positions on the Board of Directors, pursuant to article 150 of Law No. 6.404/76 at Meetings of the Board of Directors held on March 4 and 13, 2020; and

(vi)              Re-ratify the overall compensation of the administration approved at the Ordinary and Extraordinary General Meeting held on April 26, 2019.

GENERAL INSTRUCTIONS:

1. The documentation and information relating to matters that are going to be deliberated at the Meeting are available at the Company’s headquarters, in the Shareholders’ Participation Manual, on the Company’s Investors Relations page (www.oi.com.br/ri), as well as on the website of the Brazilian Securities Commission (“CVM”) (www.cvm.gov.br) pursuant to CVM Instruction 481/09, and at B3 S.A. - Brasil, Bolsa, Balcão (“B3”) (http://www.b3.com.br/), with the purpose of examination by the Shareholders.

2. The Shareholder’s participation may be in person or by proxy, and it is requested that the Shareholder file the following documents with the Company at Rua Humberto de Campos No. 425, 5th Floor, Leblon, in the City of Rio de Janeiro- RJ, from 9 a.m to 12 p.m. or from 2 p.m. to 6 p.m., up to two (2) business days prior to the Meeting, to the attention of the Corporate and M&A Management: (i) In the case of a Legal Entity: certified copies of the Articles of Incorporation or By-Laws or Articles of Association, minutes of the election of the Officers that contains the election of the legal representative(s) present at the  Meeting; (ii) In the case of an Individual Taxpayer Person: certified copies of the Shareholder’s Identification Document and the Individual Taxpayer Registration Number (CPF); and (iii) In the case of an Investment Fund: certified copies of the Fund’s By-Laws and Articles of Incorporation or and certified copies of the Fund’s manager By-Laws or Articles of Association, as well as the minutes of the election of the legal representative(s) present at the Meeting. In addition to this, the documents indicated in (i), (ii) and (iii) are also required, as the case may be, when the Shareholder is represented by an attorney-in-fact, he or she shall be supported by documents proving the respective mandate, and with special powers, as well as certified copies of the Attorney-in-fact’s Identification Document and Individual Taxpayer Registration Number (CPF). The requirement is intended to grant speed to the Shareholders present at the Meeting. The holders of preferred shares shall have the right to vote all matters subject to deliberation and included in the Agenda of the General and Extraordinary Shareholders’ Meeting convened, pursuant to paragraph 3 of article 12 of the Company’s By-Laws and paragraph 1 of article 111 of Law No. 6404, dated December 15, 1976, as amended from time to time (“Brazilian Corporation Law”), and shall vote jointly with the common shares.

3. The Shareholders participating in the Fungible Custody of Registered Shares of the Stock Exchange who wish to attend the Meeting must submit statement issued up to two (2) business days prior to its realization, containing a respective ownership interest, issued by the competent body.

4. In order to facilitate and encourage the attendance of its shareholders at the General and Extraordinary Shareholders’ Meeting and, in accordance with the CVM rules in particular CVM Rule 481/09, amended by CVM Rule 561/15 and 570/15, the Company will allow remote attendance and the exercise of remote voting, allowing its shareholders to send, by their respective custody agents or directly to the Company, a Distance Voting Bulletin, which is provided by the Company on its Investor Relations website, as well as on the websites of the CVM and B3, together with the other documents that are to be discussed at the Extraordinary General Shareholders’ Meeting, subject to the guidelines contained in the Distance Voting  Bulletin

5. Finally, considering the COVID-19 (Coronavirus) pandemic and its possible exceptional consequences, the Company may analyze and implement measures to ease the participation of its shareholders in the Meeting.

Rio de Janeiro, March 31, 2020.

Eleazar de Carvalho Filho

Chairman of the Board of Directors

EXHIBIT II

 COMMENTS OF THE MANAGEMENT ABOUT THE FINANCIAL STATUS OF THE COMPANY

(Item 10 of the Reference Form)

10.1.   Officers’ comments on:

The information below was appraised and commented by our Officers:

a)     general financial and equity

Our Executive Committee believes that the Company and its direct and indirect subsidiaries (“Oi Group”) are in an adequate financial position to offer a range of integrated communication products that include fixed-line and mobile telephony, data transmission (including broadband), internet and ISP services, pay TV, and other services for residential customers, small, medium-sized, and large companies, and government bodies.

As you are aware, in June 2016, the Company together with some of its direct and indirect wholly owned subsidiaries, Oi Móvel S.A. – under Judicial Reorganization (“Oi Móvel”), Telemar Norte Leste S.A. – under Judicial Reorganization (“Telemar”), Copart 4 Participações S.A. – under Judicial Reorganization (“Copart 4”),1 Copart 5 Participações S.A. - under Judicial Reorganization (“Copart 5”),2 Portugal Telecom International Finance B.V. - under Judicial Reorganization (“PTIF”), and Oi Brasil Holdings Cooperatief U.A. - under Judicial Reorganization (“Oi Holanda”) (collectively with the Company, the “Debtors” or “Oi Companies”) filed a petition for judicial reorganization with the State Court of Rio de Janeiro, as approved by the Company’s Board of Directors and the competent governing bodies (“Judicial Reorganization”). Throughout 2017, we held negotiations with our creditors until the end of 2017 when we were able to approve, in a General Creditors’ Meeting, the Judicial Reorganization Plan of the Oi Companies ("Plan" or "JRP"), effective for a two-year period, as provided for by Law 11101/2005, and the Judicial Reorganization Court issued a decision approving the JRP on February 8, 2018, published on February 5, 2018 ("Plan Ratification"). During this period, the Oi Companies implemented the Plan as prescribed.

On December 6, 2019, we released a Material Fact Notice informing that the Oi Companies filed a petition with the Judicial Reorganization Court requesting that the court oversight of the Oi Companies not to be terminated when the Plan’s ratification completes two (2) years. A non-termination of the judicial oversight does not introduce any changes to the current position of the Oi Companies and has no impact on complying with the Plan in force or on current receivables and any other new funds that may be obtained by the Oi Companies. It is worth noting that the continuity of court oversight at the end of the two-year period is a natural measure that has been applied in most judicial reorganization proceedings.

On February 28, 2020, we released a Material Fact Notice informing our shareholders and the general market that on February 28, 2020 the Oi Companies filed with the Judicial Reorganization Court a petition exposing their interest in submitting an amendment to the Plan to the deliberation of a new general creditors’ meeting (“New GCM”) aimed at achieving greater operating and financial flexibility to continue our investment project and the compliance with our Strategic Transformation Plan (“Strategic Plan”).

According to the above, on March 6, 2020, we released a Material Fact Notice to the shareholders, creditors of the Company's judicial reorganization and the general market informing that the Judicial Reorganization Court has decided, on this same date, accepting the Company’s request for a New GCM to deliberate over an amendment to the Plan, establishing that:

(i)     the Oi Companies file with the court, within 180 days from the decision’s issue date, the draft amendment to the JRP; and

(ii)     the Trustee organize the New General Creditors’ Meeting, which shall be held within 60 days from the submission of the amendment proposal to the JRP.

Accordingly, taking into consideration that the decision above was issued on March 11, 2020, we shall submit the amendment to the JRP to the court by September 8, 2020, with the New GCM expected to occur on November 6, 2020.

1 Company merged with and into Telemar in January 2019.

2 Company merged with and into Oi in March 2019.

The purpose of the amendment proposal to the JRP will be increasing the flexibility of the JRP by creating a more efficient corporate and operating structure, aiming at maximizing our value to the benefit of all our stakeholders. This initiative is fully aligned with the Strategic Plan, which is being transparently implemented.

Our overall liquidity, measured by our aggregate current and non-current assets less the aggregate current and non-current liabilities, was positive by BRL17,797 million as at December 31, 2019 (positive by BRL22,896 million as at December 31, 2018 and negative by BRL13,513 million as at December 31, 2017).

b)     capital structure

The Company's fully subscribed and paid-in share capital as at December 31, 2019 was (i) BRL32,538.9 million, represented by 5,796,477,760 registered common shares and 157,727,241 registered preferred shares, shares without par value.

We highlight that:

On March 5, 2018, our Board of Directors approved the conditions for a capital increase of the Company through the capitalization of Qualified Bondholders’ claims, with the issuance of common shares and subscription warrants, which would be attributed to the underwriters of the shares subject to the capital increase (“Capital Increase - Claim Capitalization”), as provided for by the Plan.

On July 20, 2018, after checking the results of the subscription of new common shares by our shareholders by exercising their preemptive rights and by the holders of Qualified Bondholders' Claims, through the capitalization of their claims, our Board of Directors partially ratified the Capital Increase – Claim Capitalization, by issuing 1,514,299,603 new registered, book-entry common shares without par value, at the issue price of BRL7.00 per share, totaling BRL10,600.097.221.00. The same Board of Directors’ meeting ratified the issue of 116,480,467 subscription warrants as an additional gain to the subscribers of the shares subject matter of the Capital Increase – Claim Capitalization (“Subscription Warrants”), with the delivery of 5,197 subscription warrants to the shareholders who exercised their preemptive rights and the remaining Qualified Bondholders.

On July 27, 2018, with the end of the Qualified Bondholders’ settlement procedure, the Company recognized the additional accounting impacts of the transactions described above, with the consequent reduction of profit for the year by approximately BRL31 million, the decrease in financial liabilities by approximately BRL21 million, and the decrease in the capital reserve – Qualified Senior Notes mandatorily convertible into shares and others by approximately BRL10 million.

The Subscription Warrants could be exercised, at the exclusive discretion of their holders, up to and including January 2, 2019. Because of the Subscription Warrants exercised during this period, we issued 116,189,340 registered common shares without par value. The Subscription Warrants not exercised within the deadline and the American Depositary Warrants representing Subscription Warrants not exercised by December 26, 2018 were forfeited and can be no longer exercised.

On October 26, 2018, our Board of Directors approved a capital increase of BRL4,000,000,000 by means of a private issue of 3,225,806,451 new common shares, pursuant to Clause 6 of the Plan, which was completed on January 25, 2019 ("Capital Increase - New Funds").

Also on January 25, 2019, in strict compliance with the Plan and the Subscription and Commitment Agreement, entered into between the Company and certain investors and investment fund administrators (“Backstoppers”) on December 19, 2017 (as amended, the “Commitment Agreement”), another 272,148,705 registered common shares issued by the Company, without par value (“Commitment Shares”), were subscribed and paid in at the issue price of BRL1.24 per share, in the form of American Depositary Shares, which were delivered to Backstop Investors who opted to receive in shares their commitment premium, as provided for by Clause 6.1.1.3 of the Plan and the Commitment Agreement.

As a result of the Capital Increase – New Funds, the exercise of the Subscription Warrants, and the completion and ratification of the Capital Increase - New Funds, our share capital increased to BRL32,538,937,370.00, represented by 5,954,205,001 shares, divided into 5,796,477,760 registered common shares and 157,727,241 registered preferred shares, without par value.

Generally, preference shares do not carry voting rights but they have priority to receive a minimum, non-cumulative dividend of 6% per year equivalent to the higher of the amount resulting from the division of share capital by the total number of Company shares or 3% per year, calculated on the amount resulting from dividing book shareholders’ equity by the total number of Company shares. However, as from our 2017 Annual Shareholders’ Meeting, holders of preferred shares shall have the right to vote on all matters subject to the shareholders’ deliberation, pursuant to Article 12, Paragraph 3 of our Bylaws and Article 111, Paragraph 1, of Law 6404/76 (Brazilian Corporate Law), and shall vote jointly with the holders of common shares.

Our capital structure, in terms of percentage of equity and third-party capital was as follows: as at December 31, 2019, 25% of equity and 75% of third-party capital, as at December 31, 2018, 35% of equity and 65% of third-party capital, and as at December 31, 2017, -20% of equity and 120% of third-party capital.

There is no provision in our bylaws for the redemption of shares issued by the Company other than those legally provided for, which may occur, therefore, pursuant to Article 44 of the Brazilian Corporate Law. Finally, it is worth clarifying that we manage our capital structure in accordance with best market practices and the objective of capital management is to ensure that liquidity levels and financial leverage allow the sustained growth of the Group, the compliance with our strategic investment plan, and generating returns to our shareholders.

We may change our capital structure, according to existing economic and financial conditions, to optimize our financial leverage and debt management.

The indicators commonly used to measure capital structure management are: gross debt to accumulated twelve-month EBITDA (earnings before interest (financial income and expenses), taxes, depreciation and amortization, and other nonrecurring results), net debt (gross debt less cash and cash equivalents and cash investments) to accumulated twelve-month EBITDA, and the interest coverage ratio.

c)    ability to pay undertaken financial commitments

On July 31, 2018, we completed our financial debt restructuring with the implementation of the applicable terms and conditions provided for in the JRP, pursuant to the notice to the market released by us on the same date.

Debt maturities and payment events have been structured based on our expected of future cash generation so that we would be able to discharge all our obligations

According to the Plan, we could, if necessary, raise additional debt in the amount of up to BRL4.5 billion, of which BRL2.5 billion was raised in December 2019. Should the additional BRL2 billion be realized, we would seek attractive terms and conditions to enable the capitalization of the funds necessary to carry out Oi Group's activities.

The EBITDA-to-Debt Service ratio was 5.53 as at December 31, 2019, compared to 4.490.43 as at December 31, 2018. The Net Debt-to-EBITDA ratio was 2.65 as at December 31, 2019, compared to 2.03 as at December 31, 2018.

In million of Brazilian reais	2019	2018	2017(1)
Short-term debt	326	673	54,620
Long-term debt	17,900	15,777
Total debt	18,227	16,450	54,620
EBITDA	6,015	5,851	6,244
Cash and cash equivalents	2,266	4,587	7,000
Debt Service	1,088	1	N.A.
Net Debt-to-EBITDA	2.65	2.03	N.A.
EBITDA-to-Debt Service	5.53	4,490.03	N.A.

(1) In 2017, the Net Debt-to-EBITDA and EBITDA-to-Debt Service ratios were not applicable (N.A.) as our obligations related to contractual maturities of financial liabilities, including interest payments on borrowings, financing and debentures, were being negotiated with creditors under the judicial reorganization plan.

The following definitions and criteria should be adopted for determining the financial ratios:

•         Debt Service: sum of Total Debt interest paid in the last four consecutive fiscal quarters. This calculation excludes foreign exchange differences and inflation adjustments on debt and cash and, finally, expenses arising on provisions (which did not have any impact on cash flows, but only on accounting records).

•         Net Debt: Total Debt less the sum of Cash and Cash Equivalents.

d)    used working capital and investment in non-current assets funding sources

The main source for funds for the Company are the cash flows generated by operating activities of continuing operations. The cash flow used in operating activities related to continuing operations in the year ended on December 31, 2019, was of BRL2,347 million, cash flows used in the operating activities in 2018 totaled of BRL2,863 million, and cash flows generated in 2017 totaled BRL4,402 million.

e)    funding sources for working capital and investments in non-current assets that we intend to use to cover liquidity deficiencies

The sources of funding for working capital and for investments in non-current assets that we may use to cover eventual liquidity deficiencies are the same as those listed in item "d", i.e., in accordance with the limitations of Law 11101/2005 and other laws to which we are subject, as well as observing the provisions of the Plan applicable to each case:

•         cash flows generated by operating activities;

•         short- and long-term loans;

•         sale of assets; and

•         issue of debt securities in the domestic and international capital markets.

As mentioned in item "d", our main source of funds are the cash flows generated by the operating activities of continuing operations. The cash flows generated by operating activities in the years ended December 31, 2018, 2017 and 2016 was BRL2,347 million, BRL2,863 million and BRL4,402 million, respectively.

f)     debt levels and debt features, describing: (i) relevant loan and financing agreements; (ii) other long-term relationships with financial institutions; (iii) degree of subordination between debts; and (iv) any restrictions imposed on the Company, particularly in relation to debt limits and raising new debts, dividend distribution, asset sales, issue of new securities, and the sale of corporate control, as well as whether we have been complying with these restrictions.

In our regular-way business activities, we use capital market funding, bilateral loans, and credit facilities with the BNDES and Export Credit Agencies ("ECAs") to fund our investment plan, debt refinancing, and working capital. In the fiscal year ended December 31, 2019, no funds were raised and the consolidated total of principal repayment and interest payment was BRL12 million and BRL923 million, respectively. In the fiscal year ended December 31, 2018, no funds were raised and there was no principal repayment and total consolidated interest payment was BRL1.3 million. In the fiscal year ended December 31, 2017, no funds were raised and the consolidated total of principal repayment and interest payment was BRL659,000 and BRL1.4 million, respectively.

In the fiscal years ended December 31, 2019, 2018 and 2017 our consolidated debt was BRL18,227 million, BRL16,450 million, and BRL54,620 million, respectively. In the fiscal year ended December 31, 2019, our financial expenses totaled BRL8,772 million, of which BRL1,618 million corresponded to interest on third-party loans and interest on debentures. The increase in our debt level is related to the monthly accrual of interest on in local and foreign currency-denominated debt, the recognition of the adjustment to present value, as well as the impact of the 2019 changes in foreign exchange rates, mainly the Brazilian real vs. US dollar fluctuation, on the portion of US dollar-denominated debts. In the fiscal year ended December 31, 2019, we returned to business as usual from an accounting standpoint, with financial expenses consisting primarily of, but not limited to, interest on loans and other liabilities, inflation adjustments and foreign exchange differences, taxes on financial transactions, where applicable. It is worth noting that for the year ended December 31, 2018, we recognized gains related to the debt restructuring, namely accrued interest and exchange difference reversals from June 20, 2016 through December 31, 2017, the haircut of qualifying bonds and non-qualifying instruments, in addition to the fair value adjustment. As a result of recognizing these adjustments, we recognized financial income totaling BRL31,025 million. At the same time, new debt conditions as from February 5, 2018 represented financial expenses totaling BRL4,342 million, of which BRL1,793 million corresponded to interest on loans and debentures payable. In the fiscal year ended December 31, 2017, our financial expenses totaled BRL10,333 million, of which BRL3,594 million corresponded to interest on loans and debentures payable.

As at December 31, 2019, the total debt amount (as defined by the OFFICIAL LETTER/CVM/SEP/N°02/2016, for item "3.7" of the Reference Form) was BRL54,095 (BRL42,542 million at December 31, 2018 and BRL82,152 million at December 31, 2017) and the debt ratio (current liabilities plus non-current liabilities, divided by shareholders’ equity attributable to the owner of the Company) was positive by 3.06 (positive by 1.88 at December 31, 2018 and negative by 5.95 at December 31, 2017).

Historically, the interest rates paid by the Company depend on a number of factors, including prevailing interest rates in the Brazilian and international markets and our risk assessments, the industry in which we operates and the Brazilian economy, made by potential creditors, potential buyers of our debt securities, and the rating agencies that rate the Company and our debt securities. The conclusion of the Plan negotiation with our creditors set the terms and conditions of the interest rates paid by us on the novated debt.

In 2018, Standard & Poor's and Fitch resumed disclosures of our ratings and our debt securities. Any downgrade of this new rating could result in an increase in interest and other financial expenses on our borrowings and debt securities issued in the future, and could adversely affect our ability to obtain financing on satisfactory terms or at the amounts require by us. The tables below show the progress of our debt related to borrowings and financing on the respective dates:

Borrowings and financing by type

In million of Brazilian reais	2019	2018	2017	Maturities
Senior Notes - foreign currency	6,981	7,068	35,636	Jul 2025
Public debentures	7,111	6,789	4,908	Aug 2023 to Feb 2035
Financial institution
Local currency
BNDES	3,947	3,616	3,837	Mar 2024 to Feb 2033
Other	2,071	1,907	4,850	Jan 2020 to Feb 2035
Foreign currency	6,726	6,353	5,582	Aug 2023 to Feb 2035
Foreign currency multilateral financing	360	326		Aug 2024 to Feb 2030
Default payment
Local currency	207	207		Feb 2038 to Feb 2042
Foreign currency	4,239	4,125		Feb 2038 to Feb 2042
Subtotal	31,642	30,391	54,813
Incurred debt issuance cost	(14)	(12)	(298)
Fair value adjustment (*)	(13,401)	(13,929)
Total	18,227	16,450	54,515
Current	327	673	54,515
Non-current	17,900	15,777

(*) Calculated taking into consideration the contractual flows provided for in the JRP, discounted using rates that range from 12.6% per year to 16.4% per year, depending on the maturities and currency of each instrument.

Debt breakdown by currency

In million of Brazilian reais	At December 31
	2019	2018	2017
Euro	311	199	21,990
US dollar	9,210	8,618	17,691
Brazilian reais	8,706	7,633	14,834
Total	18,227	16,450	54,515

Debt breakdown by index

In million of Brazilian reais	At December 31
	2019	2018	2017
Fixed rate	9,079	8,562	36,615
LIBOR			4,992
CDI	4,695	3,950	7,631
TJLP	3,947	3,615	3,410
IPCA			1,813
INPC			54
TR	23	14
Other	483	309
Total	18,227	16,450	54,515

(i)    relevant borrowings and financing agreements3

As a result of the ratification of the JRP, the borrowings and financing of Oi Companies in local and foreign currencies were novated and the related balances were recalculated in accordance with the terms and conditions of the Plan and Law 11101/2005.

Local currency-denominated financing

Collateralized claims

Credit facilities entered with Banco Nacional de Desenvolvimento Econômico e Social - BNDES ("BNDES")

Before the Judicial reorganization, our Company and its subsidiaries obtained financing facilities with BNDES to finance the expansion and quality improvement of their fixed and mobile nationwide networks and meet their regulatory obligations.

As a result of the ratification of the JRP, financing facilities obtained by the Oi companies with BNDES were novated pursuant to the terms and conditions provided for by Appendix 4.2.4 of the JRP.

The table below shows selected information on the financing facilities that we obtained with BNDES and are in effect as at December 31, 2019:

Borrowing	Balance	Interest	Amortization	Maturity
	(BRL million)
Oi Móvel
BNDES TJLP	1,165	TJLP + 2.95%	Mensal	Fev/2033
Telemar
BNDES TJLP	1,772	TJLP + 2.95%	Mensal	Fev/2033
Oi S.A
BNDES TJLP	1,010	TJLP + 2.95%	Mensal	Fev/2033

Restructuring I

Public debentures

As set forth in the JRP, some creditors elected to renew their old claims to receive new claims under the option translated into the debenture issue by Oi and Telemar, according to the terms and conditions set forth in Exhibit 4.3.1.2(A1) to the JRP. The 12th public issue of simple, nonconvertible, unsecured debentures, in a single series, was undertaken by Oi on February 5, 2018 and subscribed on July 30, 2018. The 6th public issue of simple, nonconvertible, unsecured debentures, in a single series, was undertaken by Telemar on February 5, 2018 and subscribed on July 30, 2018. For further information on debenture issues, see items “18.5”, “18.8”, and “18.12” of this Reference Form.

Financing Agreements

As set forth in the JRP, some creditors elected to renew their old claims in order to receive their new claims under the Financing in Brazilian reais option, according to the terms and conditions set forth in Exhibit 4.3.1.2 (A2) to the JRP.

Foreign currency-denominated financing

ECA credit facilities

Before the Judicial Reorganization, the Company and Telemar obtained financing facilities with international export credit agencies for funding part of their investments in equipment and services that incorporate international technology.

As a result of the ratification of the JRP, financing facilities obtained by the Oi companies with international export credit agencies were novated pursuant to the terms and conditions provided for by Appendix 4.3.1.2 of the JRP.

3 Payables, charges, and payment dates subject to changes in the “JRP” and Law 11101/2005.

Senior Notes

As set forth in the JRP, those creditors whose claims were related to the old Senior Notes issued by Oi, PTIF and Oi Holanda were individualized before the Judicial Reorganization Court in order to renew their old notes (“Senior Notes”), in exchange for (i) new notes issued by Oi and/or (ii) through financing agreements entered into with Oi, according to the terms and conditions set forth in Appendix 4.3.3.1 (F) and Appendix 4.3.3.3 (F) of the PRJ, respectively.  For further information on the issues of Senior Notes by Company and its subsidiaries, see items “18.5” and “18.8” of this Reference Form.

Offering – Capital Increase – New Funds

On November 13, 2018, we disclosed a Notice to Shareholders on the terms and conditions of the Capital Increase – New Funds, including the terms and conditions for the exercise of the preemptive right in the subscription of the New Common Shares, as well as a Notice to Holders of ADSs on the terms and conditions of the preemptive rights offer held in the United States and other countries outside of Brazil, with regard to the Capital Increase – New Funds (“Rights Offer”).

On December 5, 2018, we disclosed a Notice to the Market confirming the issue of 3,314,745 Common Shares and the delivery of these Common Shares to the holders of Subscription Warrants who exercised their warrants starting October 25, 2018 up to December 3, 2018, including Subscription Warrants represented by 662,949 ADWs exercised starting October 19, 2018 up to November 27, 2018.

On December 11, 2018, we disclosed a Notice to Shareholders and Notice to Holders of ADSs informing the extension of the deadline to exercise the preemptive right in the Capital Increase – New Funds to January 4, 2019, by decision of the Board of Directors.

On December 19, 2018, the Company disclosed a Notice to Holders of ADSs informing that it changed certain terms of the Rights Offer. We entered into an amendment to the Commitment Agreement, under which the Backstoppers holders of 60% of the total amounts of the backstop commitments (“Majority of the Backstoppers”) agreed to extend the deadlines and waive certain pending conditions precedent to finance our Backstop Commitments, including the requirement to publish the updated General Universal Service Targets Plan (“New PGMU”). We also informed that we would pay to the ADS Depository the ADS issue rate of the New Common ADSs. As a result, the Deposit Amount of the New Common ADSs would no longer be used to pay the ADS issue rate, which would increase the portion returned to the holders of Common ADSs Rights who exercised their Common ADSs Rights to subscribe the initial New Common ADSs or New Common ADSs Surpluses.

On January 4, 2019, we disclosed a Notice to the Market confirming the issue of 275,985 Common Shares and the delivery of these Common Shares to the holders of Subscription Warrants who exercised their warrants starting December 4, 2018 up to January 2, 2019, including Subscription Warrants represented by 55,197 ADWs exercised starting November 28, 2018 up to December 26, 2018. The Subscription Warrants not exercised up to and including January 2, 2019 and the ADWs not exercised up to and including December 26, 2018 were forfeited expired and could no longer be exercised.

Prepetition Financing – Clause 5.3 of the Plan

On December 23, 2019, we disclosed a Material Fact Notice informing that our subsidiary Oi Móvel entered into an issue indenture of collateralized, simple, nonconvertible debentures, with additional trust security, in a single series, for private placement, in the total amount of up to BRL2,500,000,000.00 (“Debentures” and “Issue”, respectively). The main features of the Issue and the Debentures are as follows: (i) Term and Maturity Date: twenty-four (24) months from the issue date, except in the case of early redemption and early maturity of the Debentures set forth in the Debenture Indenture; (ii) Payout: U.S. dollar foreign exchange fluctuation plus interest of (i) twelve point sixty-six percent (12.66%) per year (PIK) for the first twelve months after the first repayment is made; and (ii) thirteen point sixty-one percent (13.61%) per year thereafter; and (iii) Guarantees: the Debentures will be backed by collaterals and trust guarantees provided by Oi Móvel, the Company and its subsidiary Telemar.

The Issue was approved based on the provisions of Clause 5.3 of the Plan and is part of the context of prepetition financing, in the Debtor in Possession Financing ("DIP Financing") modality.

Continuing the Material Fact Notice disclosed on December 23, 2019, the Company disclosed a Notice to the Market on February 4, 2020 informing shareholders and the general market that the subscription and payment of the Oi Móvel Issue had been completed, described above, for private placement in the amount of BRL2,500,000,000.00.

(ii)   other long-term relationships with financial institutions

N.A.

(iii) degree of subordination between debts

The Company’s debt includes collateralized and/or unsecure debts. Collateralized debts have the preferences and prerogatives granted under the law.

For further information about the degree subordination of our debts, see items “3.8” of this Reference Form.

(iv) any restrictions imposed on us in connection with the debt limits and contracting new debts, dividend distribution, asset disposal, issue of new securities, and disposal of corporate control, as well as, if we have been complying with these restrictions.

Pursuant to the terms and conditions of the financing facilities contracted by the Oi Companies with one of their financial creditors, the Company and its subsidiaries Telemar and Oi Móvel had the obligation to comply, on a quarterly basis, with four of the following financial ratios based on the Oi S.A. consolidated financial statements:

a) Total Financial Debt-to-EBITDA: equal to 4.0 or lower;

b) EBITDA-to-Debt Service: equal to 1.75 or higher;

c) (Short-term Debt – Cash and Cash Equivalents)-to-EBITDA: equal to 0.70 or lower;

d) Equity-to-Total Assets: equal to 0.25 or higher;

e) [EBITDA - (Income Tax + Social Contribution)]-to-[Depreciation + (Financial Expenses - Financial Income)-to-Prior Year’s Closing Cash and Cash Equivalents]: equal to 1.30 or higher.

For the year ended December 31, 2019, the Company and its subsidiaries complied with the defined financial ratios.

Failure to comply with these financial ratios might result in the accelerated maturity of the debt balance. As a result of the current financial crisis caused by the COVID-19 pandemic and the related high foreign exchange volatility, we have preventively initiated talks with our creditors to obtain a waiver in the event we fail to comply with certain covenants throughout 2020, and thus avoid the contractually provided for consequences of a possible noncompliance.

g)    limits on financing already contracted and percentages already used

Contracted and used credit facilities

N.A.

Contracted and unused credit facilities

On December 19, 2019, Oi Móvel entered into an issue indenture of collateralized, simple, nonconvertible debentures, with additional trust security, in a single series, for private placement, in the total amount of up to BRL2,500,000,000.00, with firm guarantee of US$400,000,000.00.

h)    significant changes in each item of the financial statements

h.1)  Statements of Profit or Loss

Fiscal year ended December 31, 2019 compared to fiscal year ended December 31, 2018 (Consolidated - in millions of reais)

The following discussion of the results of operations is based on the Company's consolidated financial statements prepared in accordance with accounting practices adopted in Brazil. The Company’s management uses operating segment information for decision-making. The Company identified only one operating segment that corresponds to the telecommunications business in Brazil.

In addition to the telecommunications business in Brazil, the Company conducts other businesses that individually or in aggregate do not meet any of the quantitative indicators that would require their disclosure as reportable business segments. These businesses refer basically to the following companies: Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola, and Timor Telecom, which provide fixed and mobile telecommunications services and publish telephone directories, which have been consolidated since May 2014.

The revenue generation is assessed by Management based on a view segmented by customer, into the following categories:

  Residential Services, focused on the sale of fixed telephony services, including voice services, data communication services (broadband), and pay TV;
  Personal Mobility, focused on the sale of mobile telephony services to subscription and prepaid customers, and mobile broadband customers; and
  SMEs/Corporate, which includes corporate solutions offered to our small, medium-sized, and large corporate customers.

The table below shows the components of the consolidated statement of profit or loss, as well as to the year-on-year percentage change, for the years ended December 31, 2019 and 2018.

	2019	2018	% Change
Residential	7,264	8,402	(13.5)
Personal mobility	7,017	7,250	(3.2)
SMEs/Corporate	5,528	5,981	(7.6)
Other services and businesses	327	427	(23.4)
Net operating revenue	20,136	22,060	(8.7)

Operating expenses	(23,113)	(27,328)	(15.4)
Depreciation and amortization	(6,874)	(5,811)	18.3
Interconnection	(487)	(658)	(26.0)
Personnel	(2,529)	(2,594)	(2.5)
Third-party services	(6,031)	(5,925)	1.8
Grid maintenance services	(1,014)	(1,104)	(8.2)
Handset and other costs	(171)	(196)	(12.8)
Advertising and publicity	(497)	(382)	30.1
Rentals and insurance	(2,576)	(4,200)	(38.7)
Provisions/reversals	(216)	(202)	6.9
Expected losses on trade receivables	(489)	(697)	(29.8)
Impairment losses	(2,111)	(292)	622.9
Taxes and other expenses	(110)	(250)	(56.0)
Other operating income (expenses), net	(7)	(5,017)	(99.9)
Operating income before financial income (expenses) and taxes	(2,977)	(5,268)	(43.5)

Financial income (expenses)	(6,110)	26,609	(123.0)
Financial income	2,662	30,950	(91.4)
Financial expenses	(8,772)	(4,341)	102.1

Pre-tax profit (loss)	(9,087)	21,341	(142.6)

Income tax and social contribution	(8)	3,275	(100.2)
Profit (loss) continuing operations	(9,095)	24,616	(137.0)

In the discussion below, references to increases or decreases in any period are made compared to the corresponding previous period, unless otherwise indicated by the context.

Net operating revenue

Net operating revenue decreased 8.7% in 2019, mainly due to a 13.5% reduction in net revenue from residential services, a 7.6% reduction in net revenue from SMEs/Corporate services, a 3.2% reduction in net revenue from personal mobility, and a 23.4% reduction in net operating revenue from other services and businesses.

Residential

Net operating revenue from residential services made up 36.1% of the net revenue generated by the segment for the year ended December 31, 2019. This Oi segment includes fixed-line telephony services, including voice services, data services (broadband), and pay TV. The table below details the total number of retail lines (or accesses) and net additions (churning) for the years ended December 31, 2019 and 2018.

Revenue Generating Units (in thousands):	2019	2018	% Change
Fixed-line services	7,005	8,276	(15.3)
Broadband	4,202	4,883	(13.9)
Pay TV	1,451	1,587	(8.5)
Total	12,659	14,746	(14.1)

Net operating revenue

Net operating revenue decreased 8.7% in 2019, mainly due to a 13.5% reduction in net revenue from residential services, a 7.6% reduction in net revenue from SMEs/Corporate services, a 3.2% reduction in net revenue from personal mobility, and a 23.4% reduction in net operating revenue from other services and businesses.

Residential

Net operating revenue from residential services made up 36.1% of the net revenue generated by the segment for the year ended December 31, 2019. This Oi segment includes fixed-line telephony services, including voice services, data services (broadband), and pay TV. The table below details the total number of retail lines (or accesses) and net additions (churning) for the years ended December 31, 2019 and 2018.

Revenue Generating Units (in thousands):	2019	2018	% Change
Fixed-line services	7,005	8,276	(15.3)
Broadband	4,202	4,883	(13.9)
Pay TV	1,451	1,587	(8.5)
Total	12,659	14,746	(14.1)

Revenue from residential services decreased 13.5%, primarily due to: (1) a 14.1% decrease in the residential services customer base, primarily due to the market trend of deceased demand for voice replaced by mobility and data; and (2) reduction in fixed-to-mobile (VC) tariffs.

The Company has been accelerating investments in fiber to bring high-speed broadband to customers' homes and offer a better experience, following the structuring strategy to make the segment profitable.

Personal mobility

Net operating revenue of the personal mobility segment made up 34.8% of the net revenue generated by the segment for the year ended December 31, 2019. This segment includes the sale of prepaid and subscription mobile telephony services that include voice and data communication services provided to our personal mobility customers. The table below details the total number of mobile lines and net additions (churning) for the years ended December 31, 2019 and 2018.

Mobile telephony services (in thousands):	2019	2018	% Change
Subscriptions	9,527	7,741	23.0
Prepaid	24,479	27,293	(10.3)
Total	34,006	35,033	(2.9)

Net operating revenue from personal mobility services decreased 3.2% primarily due to: (1) a 2.9% reduction in the personal mobility customer base, mainly due to a market downturn affected by high unemployment rates in the country; and (2) a reduction in network usage revenue (interconnection) due to the reduction in VU-M interconnection rates.

We have been going forward with our strategy of intensifying sales activity coupled with regional marketing strategies.

SMEs/Corporate

Net operating revenue of the SMEs/Corporate segment made up 27.5% of the net revenue generated by the segment for the year ended December 31, 2019. This segment included business solutions offered to small, medium-sized and large corporate clients that include voice services and enterprise data solutions. The table below details the total number of lines (or accesses) and net additions (churning) for the years ended December 31, 2019 and 2018.

Fixed accesses in retail (in thousands):	2019	2018	% Change
Fixed-line	3,307	3,514	(5.8)
Broadband	487	530	(8.1)
Mobile	2,780	2,670	4.1
Pay TV	17	14	20.3
Total	6,591	6,727	(2.0)

Net operating revenue of the SMEs/Corporate segment decreased 7.6%, primarily due to: (1) a 5.8% reduction in fixed customer base and an 8.1% reduction in broadband within this segment; (2) reduction in fixed-to-mobile tariffs (VC); and (3) reduction in the VU-M mobile interconnection tariffs. These effects were partially offset by the increase in this segment's mobility customer base and higher IT and data revenues from the corporate segment.

We have been intensifying our digital and IT solutions offerings by meeting the growing demand for corporate projects.

Operating expenses (revenue)

Our operating expenses decreased 15.4% in the year ended December 31, 2019, primarily due to:

  a BRL5,010 million or 99.9% reduction in other operating income and expenses;
  a BRL1,609 million or 38.3% reduction in rental and insurance expenses;
  a BRL208 million or 29.8% reduction in expenses on expected credit losses on trade receivables; and
  a BRL171 million or 26.0% reduction in interconnection expenses;

The effects of these reductions were partially offset by an increase in expenses, primarily:

  BRL1,819 million related to the effect of the impairment loss recognized in 2019 of BRL2,111 million compared to an impairment loss of BRL292 million in 2018; and
  a BRL1,063 million or 18.3% increase in depreciation and amortization expenses.

Operating loss before financial income (expenses) and taxes decreased 43.5%, to BRL2,977 million in the year ended December 31, 2019, from BRL5,268 million for the same period of 2018. As a percentage of the net income, the operating loss before financial income (expenses) and taxes decreased 14.8% in the year ended December 31, 2019, from 23.9% for the same period of 2018.

Other operating income and expenses. Other operating income and expenses decreased by 99.9%, to BRL7 million for the year ended December 31, 2019, from BRL5,017 million for the same period in 2018. In 2019, arises primarily from: (a) the recognition of income from PIS and COFINS credits arising on the deduction of ICMS from PIS and COFINS tax base, as well as the recovery of unduly paid amounts on that tax base, as ruled in the final and unappealable court decision issued in March and September 2019, amounting to BRL1,517,919; (b) the recognition of expenses on the a provision related to an onerous contract for the supply of satellite capacity, amounting to BRL1,230,820; and (c) recognition of expenses related to the derecognition arising from the reconciliation of prior periods’ tax credits and incentives, which are not expected to be realized, amounting to BRL167,395. In 2018 refers basically to: (a) expenses on the provision related to the recognition of the onerous contract for the provision of submarine cable capacity, amounting to BRL4,883,620; and (b) recognition of income from the reversal of the provision for the contingency, amounting to BRL151,085 in the Company and BRL109,242, arising from the reprocessing of the provision estimation model taking into account the new profile and history of discontinuation of lawsuits in the context of the approval and ratification of the JRP.

Expenses with rentals and insurance. Expenses on rentals and insurance decreased 38.7%, to BRL2,576 million for the year ended December 31, 2019, from BRL4,200 million for the same period of 2018, primarily due to the adoption of new accounting standard IFRS 16/CPC 06 (R2) Leases, as from January 1, 2019, with the recognition of a right-of-use asset and a lease liability in our balance sheet in relation to the leased assets and, consequently, separate recognition of interest expenses on the lease liability and a depreciation expenses on the right-of-use asset.

Expenses on expected credit losses on trade receivables. The expenses on expected credit losses on trade receivables decreased 29.8%, to BRL489 million for the year ended December 31, 2019, from BRL697 million for the same period of 2018, mainly due to the revision of the estimates of expected credit losses on trade receivables.

Interconnection. Interconnection costs decreased 26.0%, to BRL487 million for the year ended December 31, 2019, from BRL658 million for the same period of 2018, mainly due to the decrease of interconnection rates.

Impairment losses. In 2019, we recognized an allowance for impairment losses amounting to BRL2,111 million, compared to an impairment loss of BRL292 million in 2018, related to the expected future earnings from assets with a finite useful lives. We took into consideration in our assumptions for the 2019 impairment test, among other aspects, the strategic plan disclosed in July 2019. The plan lies on transformation actions, focused on improving operating and financial performance.

Depreciation and amortization. Expenses on expenses and depreciation increased 18.3%, to BRL6,874 million for the year ended December 31, 2019, from BRL5,811 million for the same period of 2018, primarily due to the adoption of new accounting standard IFRS 16/CPC 06 (R2) Leases, as from January 1, 2019, with the recognition of a right-of-use asset and a lease liability in our balance sheet in relation to the leased assets and, consequently, separate recognition of interest expenses on the lease liability and a depreciation expenses on the right-of-use asset.

Financial income (expenses)

Financial income. Financial income decreased 91.4% or BRL28.288 million, to BRL2,662 million in 2019 from BRL30,950 million, primarily as a result of the novation of our debt at the time of the judicial reorganization plan approved in 2018.  In 2019, the interest account and inflation adjustments and foreign exchange differences on other assets increased 137.7% due to the recognition of BRL2,100 million related to the inflation adjustment to PIS and COFINS credits arising from the deduction of ICMS from the tax base of PIS and COFINS, as well as the recovery of unduly paid amounts as PIS and COFINS, under a final and unappealable court decision reached in March and September 2019. In 2018, the impacts on financial income arising from the ratification of the judicial reorganization plan, arise primarily from: (1) BRL14,688 million related to the recognition of the fair value of third-party borrowings and financing arising from the effects of the ratification of the PRJ; (2) BRL11,055 million related to the positive impact of the novation of debts from qualified Senior

Notes, calculated in accordance with the PRJ; (3) BRL3,013 million related to the reversal of interest expenses on debts included in the PRJ, adjusted in the period prior to the ratification of the PRJ; and (4) BRL877 million related to adjustments to present value of trade payables and default payment.

Financial expenses. Financial expenses increased 102.0% or BRL4,430 million to BRL8,772 million in 2019, from BRL4,342 million in 2018. Financial expenses were impacted, primarily due to: (1) BRL1,707 million increase in financial expenses on borrowings and financing due to interest and inflation adjustments and foreign exchange differences on debts calculated after the novation of debts under the PRJ; (2) BRL1,393 million increase in expenses on inflation adjustments to provisions for contingencies, due to the impact of the revision of the calculation methodology of the provision for labor and civil contingencies estimate, supported by the loss risk assessment made of the Company's legal advisors; (3) BRL949 million increase in interest expenses on lease liabilities arising from the adoption of new accounting standard IFRS 16/CPC 06 (R2) Leases, (4) BRL603 million increase in interest expenses and inflation adjustments and foreign exchange differences on other liabilities, resulting mainly from present value adjustments associated with liabilities from onerous contracts and trade payables subject to the PRJ, and (5) BRL238 million loss on financial investments classified as held for sale in 2019 (mainly Unitel), compared to a BRL293 million gain recognized in 2018, mainly as a result of expense on the provision for losses amounting to BRL404 million and foreign exchange gains amounting to BRL165 million.

Income tax and social contribution

The combined statutory tax rate of income tax and social contribution for the years ended December 31, 2019 and 2018 was 34%. In 2019, income tax and social contribution expenses totaled BRL8 million, from an income of BRL3,275 million in 2018. The actual tax rate was 0.1% in 2019 and 15.3% in 2018. The table below shows a reconciliation of the combined income tax and social contribution rate with the actual tax rate for each period stated.

	2019	2018

Combined tax rate of income tax and social contribution	34.0%	34.0%
Tax effects from permanent deductions (add-backs)	(3.4)	(62.1)
Tax effect of the provision for losses on deferred tax assets	(27.2)	12.9
Tax effect from deferred tax assets unrecognized abroad	(3.4)
Actual tax rate	(0.1)%	(15.3)%

Our actual tax rate was (0.1%) in 2019 (15.3%) in 2018), primarily as a result of (1) the effect of a provision for the impairment loss of deferred tax credits that reduced the actual tax rate by 27.2% (increase of 12.9% in 2018); (2) the effect of deferred tax assets from permanent exclusions (add-backs), which reduced the actual tax rate by 3.4% (reduction of 62.3% in 2018); and (3) the effect of deferred tax assets not recognized by foreign companies, which reduced the actual tax rate by 3.4%.

Profit (loss) for the year

Loss of the year. Due to the aforementioned movements, loss for the year was BRL9,095 million in 2019 compared to a profit of BRL24,616 million in 2018.

Fiscal year ended December 31, 2018 compared to fiscal year ended December 31, 2017 (Consolidated - in millions of reais)

The following discussion of the results of operations is based on the Company's consolidated financial statements prepared in accordance with accounting practices adopted in Brazil. The Company’s management uses operating segment information for decision-making. The Company identified only one operating segment that corresponds to the telecommunications business in Brazil.

In addition to the telecommunications business in Brazil, the Company conducts other businesses that individually or in aggregate do not meet any of the quantitative indicators that would require their disclosure as reportable business segments. These businesses refer basically to the following companies: Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola, and Timor Telecom, which provide fixed and mobile telecommunications services and publish telephone directories, which have been consolidated since May 2014.

The revenue generation is assessed by Management based on a view segmented by customer, into the following categories:

  Residential Services, focused on the sale of fixed telephony services, including voice services, data communication services (broadband), and pay TV;
  Personal Mobility, focused on the sale of mobile telephony services to subscription and prepaid customers, and mobile broadband customers; and
  SMEs/Corporate, which includes corporate solutions offered to our small, medium-sized, and large corporate customers.

The table below shows the components of the consolidated statement of profit or loss, as well as to the year-on-year percentage change, for the years ended December 31, 2018 and 2017.

	2018	2017	% Change
Residential	8,402	9,171	(8.4)
Personal mobility	7,250	7,645	(5.2)
SMEs/Corporate	5,981	6,486	(7.8)
Other services and businesses	427	488	(12.5)
Net operating revenue	22,060	23,790	(7.3)

Operating expenses	(27,328)	(26,151)	4.5
Depreciation and amortization	(5,811)	(5,109)	13.7
Interconnection	(658)	(778)	(15.4)
Personnel	(2,594)	(2,791)	(7.1)
Third-party services	(5,925)	(6,221)	(4.8)
Grid maintenance services	(1,104)	(1,252)	(11.8)
Handset and other costs	(196)	(223)	(12.1)
Advertising and publicity	(382)	(414)	(7.7)
Rentals and insurance	(4,200)	(4,163)	0.9
Provisions/reversals	(202)	(469)	(56.9)
Expected losses on trade receivables	(697)	(692)	(0.7)
Impairment reversal (losses)	(292)	4,701	(106.2)
Taxes and other expenses	(250)	(543)	(54.0)
Other operating income (expenses), net	(5,017)	(8,197)	(38.8)
Operating income before financial income (expenses) and taxes	(5,268)	(2,361)	123.1

Financial income (expenses)	26,609	(3,197)	929.3
Financial income	30,950	7,136	332.7
Financial expenses	(4,341)	(10,333)	(58.0)

Pre-tax profit (loss)	21,341	(5,558)	484.0

Income tax and social contribution	3,275	(1,098)	398.3
Profit (loss) continuing operations	24,616	(6,656)	469.8

In the discussion below, references to increases or decreases in any period are made compared to the corresponding previous period, unless otherwise indicated by the context.

Net operating revenue and / or services

Net operating revenue decreased 7.3% in 2018, mainly due to a 8.4% reduction in net revenue from residential services, a 7.8% reduction in net revenue from SMEs/Corporate services, a 5.2% reduction in net revenue from personal mobility, and a 12.5% reduction in net operating revenue from other services and businesses, and this decrease is primarily due to the results in Africa, which generated a net revenue from other outros services and businesses of BRL201 million in 2018, compared to BRL233 million in 2017.

Residential

Net operating revenue of residential services made up 38.1% of the net revenue generated by the segment for the year ended December 31, 2018. This Oi segment includes fixed-line telephony services, including voice services, data services (broadband), and pay TV. The table below details the total number of retail lines (or accesses) and net additions (churning) for the years ended December 31, 2018 and 2017.

Revenue Generating Units (in thousands):	2018	2017	% Change
Fixed-line services	8,276	9,233	(10.4)
Broadband	4,883	5,156	(5.3)
Pay TV	1,587	1,496	6.1
Total	14,746	15,885	(7.2)

Revenue from residential services decreased 8.4%, primarily due to: (1) a 7.2% decrease in the residential services customer base, primarily due to the market trend of deceased demand for voice replaced by mobility and data, and (2) reduction in fixed-to-mobile (VC) tariffs. These effects were partially offset by the 1.3% increase in residential ARPU and the increase of pay TV revenue, mainly due to the commercial strategy of focusing on converging offers and increasing the profitability and loyalty of the customer base.

The Company has been accelerating investments in fiber to bring high-speed broadband to customers' homes and offer a better experience, following the structuring strategy to make the segment profitable.

Personal mobility

Net operating revenue of the personal mobility segment made up 32.9% of the net revenue generated by the segment for the year ended December 31, 2018. This segment includes the sale of prepaid and subscription mobile telephony services that include voice and data communication services provided to our personal mobility customers. The table below details the total number of mobile lines and net additions (churning) for the years ended December 31, 2018 and 2017.

Mobile telephony services (in thousands):	2018	2017	% Change
Subscriptions	7,741	6,731	15.0
Prepaid	27,293	29,917	(8.8)
Total	35,033	36,648	(4.4)

Net operating revenue from personal mobility services decreased 5.2% primarily due to: (1) a 4.4% reduction in the personal mobility customer base, mainly due to a market downturn affected by high unemployment rates in the country; and (2) a reduction in network usage revenue (interconnection) due to the reduction in VU-M interconnection rates.

We have been going forward with our strategy of intensifying sales activity coupled with regional marketing strategies, thus reversing the decline in this segment in recent quarters.

SMEs/Corporate

Net operating revenue of the SMEs/Corporate segment made up 27.1% of the net revenue generated by the segment for the year ended December 31, 2018. This segment included business solutions offered to small, medium-sized and large corporate clients that include voice services and enterprise data solutions. The table below details the total number of lines (or accesses) and net additions (churning) for the years ended December 31, 2018 and 2017.

Fixed accesses in retail (in thousands):	2018	2017	% Change
Fixed-line	3,514	3,641	(3.5)
Broadband	530	543	(2.5)
Mobile	2,670	2,316	15.3
Pay TV	14	12	14.1
Total	6,727	6,512	3.3

Net operating revenue of the SMEs/Corporate segment decreased 7.8%, primarily due to: (1) a 3.5% reduction in fixed customer base and a 2.5% reduction in broadband within this segment; (2) reduction in fixed-to-mobile tariffs (VC); and (3) reduction in the VU-M mobile interconnection tariffs. These effects were partially offset by the increase in this segment's mobility customer base and higher IT and data revenues from the corporate segment.

We have been intensifying our digital and IT solutions offerings by meeting the growing demand for corporate projects, thus reversing the decline in this segment in recent quarters.

Operating expenses (revenue)

Our operating expenses increased 4.5% in the year ended December 31, 2018, primarily due to:

  BRL4,993 million related to the effect of the impairment loss recognized in 2018 of BRL292 million compared to an impairment loss of BRL4,701 million in 2017;
  A 13.7%, or BRL702 million increase in depreciation and amortization expenses.

The effects of these increases were partially offset primarily by:

  a BRL3,180 million or 38.8% reduction in other operating income/expenses;
  a BRL296 million or 4.8% reduction in expenses on third-party service;
  a BRL267 million or 56.9% reduction in expenses on provision and reversals;
  a BRL197 million or 7.1% reduction in personnel expenses;
  a BRL148 million or 11.8% reduction in expenses on network maintenance services;
  a BRL120 million or 15.4% reduction in interconnection expenses;

Operating loss before financial income (expenses) and taxes increased 123.1% to BRL5,268 million for the year ended December 31, 2018, from BRL2,361 million for the same period of 2017. As a percentage of net revenue, operating loss before financial income (expenses) and taxes increased to 23.9% in the year ended December 31, 2018, from 9.9% in the same period of 2017.

Impairment reversal/losses. In 2018, we recognized an allowance for impairment losses of BRL292 million, related to the expected future earnings from assets with a finite useful lives, compared to a reversal of impairment losses in 2017 of BRL4,747 million related to the expected future earnings from assets with a finite useful lives, due to the financial scenarios and indicators used to estimate the cash flows of the judicial reorganization plan.

Depreciation and amortization. Depreciation and amortization expenses increased 13.7% to BRL5,811 million for the year ended December 31, 2018, from BRL5,109 million for the same period of 2017, mainly due to the reversal of impairment losses in the last month of 2017, which generated depreciation expenses throughout 2018 on assets that were no longer provided for at the end of 2017.

Other operating expenses. Other operating income and expenses decreased 38.8%, to BRL5,017 million for the year ended December 31, 2018, from BRL8,197 million for the same period in 2017. In 2018, this refers mainly to the recognition of a provision related to the onerous contract of capacity supply amounting to BRL4,884 million. In 2017, refer to the additional provision arising from the review of the calculations of the provision for contingencies related to administrative proceedings and lawsuits involving ANATEL totaling BRL6,482 million, taking into account the publication of the decision that grants the judicial reorganization.

Expenses on third-party services. Expenses on third-party services decreased 4.8% to BRL5,925 million for the year ended December 31, 2018, from BRL6,221 million for the same period of 2017, mainly due to the adoption of the new accounting standard IFRS 15 which allows the deferral of incremental costs in obtaining contracts with customers.

Provisions and reversions. Provisions decreased 56.9% to BRL202 million for the year ended December 31, 2018, from BRL469 million for the same period of 2017, as a result of the reprocessing of the estimate model of the provision, due to the new context after the approval and ratification of the JRP.

Personnel expenses. Personnel expenses decreased 7.1% to BRL2,594 million for the year ended December 31, 2018, from BRL2,.791 million for the same period of 2017, mainly due to the reduction in the payment of variable compensation and salaries and taxes thereon due to the gain in operating efficiency and increase in productivity.

Expenses with network maintenance services. Expenses on network maintenance services decreased 11.8% to BRL1,104 million for the year ended December 31, 2018, from BRL1,252 million for the same period of 2017. This decrease is a reflection of the lower volume of occurrences due to initiatives focused on preventive actions and productivity improvement, with greater efficiency in field operations and gains in efficiency with the digitalization of processes and services.

Interconnection. Interconnection costs decreased 15.4% to BRL658 million for the year ended December 31, 2018, from BRL778 million for the same period of 2017, mainly due to the mainly due to international roaming and increased off-net traffic (VU-M).

Financial income (expenses)

Financial income. Financial income increased 333.7% or BRL23,814 million, to BRL30,950 million in 2018 compared to BRL7,136 million in 2017, mainly due to the gains resulting from the recognition of the JRP adjustments, especially the gain with the Present Value Adjustment, the haircut of the Senior Notes, as well as the reversal of the interest accounted for from the judicial reorganization petition until December 2017.

Financial expenses. Financial expenses decreased 58.0% or BRL5,991 million, to BRL4,342 million in 2018 compared to BRL10,333 million in 2017, primarily due to: (1) BRL3,115 million in reversed interest on debentures or loans repayable to third parties, included in the JRP; (2) decrease of BRL2,190 million in accrued interest on debentures or loans repayable to third parties; (3) reduction of BRL427 million in the line item inflation adjustment and foreign exchange differences on loans repayable to third parties; in addition to (4) reduction of BRL937 million in ‘Other Charges’, i.e., lower inflation adjustment of provisions, gains on financial investments classified as held for sale, in addition to lower interest and inflation adjustments on other liabilities.

In the sequence of the renegotiation of debts under the judicial reorganization, transactions with derivative instruments were reversed throughout 2016, and in December 2018, 2017 and 2016 the Company does not have any other derivative instruments.

Income tax and social contribution

The combined statutory tax rate of income tax and social contribution for the years ended December 31, 2018 and 2017 was 34%. In 2018, income tax and social contribution benefit was BRL3,271 million compared to an expense of BRL1,098 million in 2017. The actual tax rate was 15.3% in 2018 and 19.8% in 2017. The table below shows a reconciliation of the combined income tax and social contribution rate with the actual tax rate for each period stated.

	2018	2017

Combined tax rate of income tax and social contribution	34.0%	34.0%
Tax effects from permanent deductions (add-backs)	(62.1)	2.7
Tax effect of the provision for losses on deferred tax assets	(4.0)	(48.9)
Tax effect from deferred tax assets unrecognized abroad	16.7	(7.8)
Other		0.3
Actual tax rate	(15.3)	(19.8)

Our actual tax rate was 15.3% in 2018 (19.8% in 2017), primarily as a result of (1) the effect of deferred tax assets from permanent exclusions (add-backs), which decreased the actual tax rate by 62.3% (increase of 2.7% in 2017); (2) the effect of a provision for the impairment loss of deferred tax credits that increased the actual tax rate by in 12.9% (reduction of 48.9% in 2017); and (3) the effect of deferred tax assets not recognized by foreign companies, which reduced the actual tax rate by 7.8%.

Profit (loss) for the year

Loss of the year. Due to the aforementioned movements, profit for the year was BRL24,616 million in 2018 compared to a loss of BRL6,656 million in 2017.

h.2)  Balance Sheet (consolidated – in millions of Brazilian reais)

	Consolidated, in millions of Brazilian reais, except percentages				% Change
ASSETS	12/31/2019%		12/31/2018%		Dec 19 v. Dec 18
Current assets	17,992	25.0	21,313	32.6	(15.6)
Cash and cash equivalents	2,082	2.9	4,385	6.7	(52.5)
Cash investments	184	0.3	202	0.31	(8.9)
Accounts receivable	6.335	8.8	6,517	10	(2.8)
Inventories	327	0.5	317	0.5	3.2
Current recoverable taxes	543	0.8	621	0.9	(12.6)
Other taxes	1,089	1.5	803	1.2	35.6
Judicial deposits	1,514	2.1	1,716	2.6	(11.8)
Pension plan assets	5	0.0	5	0	(0.0)
Prepaid expenses	670	0.9	744	1.1	(9.9)
Held-for-sale assets	4,391	6.1	4,923	7.5	(10.8)
Other assets	852	1.2	1,080	1.7	(21.1)
Non-current assets	53,900	75.0	44,125	67.4	22.2
Cash investments	34	0.0	37	0.1	(8.1)
Deferred recoverable taxes	99	0.1	23	0	330.4
Other taxes	2,996	4.2	716	1.1	318.4
Judicial deposits	6,651	9.3	7,019	10.7	(5.2)
Pension plan assets	55	0.1	64	0.1	(14.1)
Prepaid expenses	584	0.8	523	0.8	11.7
Other assets	438	0.6	251	0.4	74.5
Investments	134	0.2	118	0.2	13.6
Property, plant and equipment	38,911	54.1	28,426	43.4	36.9
Intangible assets	3,998	5.6	6,948	10.6	(42.5)
TOTAL ASSETS	71,892	100.0	65,438	100.0	9.9

	Consolidated, in millions of Brazilian reais, except percentages				% Change
LIABILITIES AND SHAREHOLDERS’ EQUITY	12/31/2019%		12/31/2018%		Dec 19 v. Dec 18
Current liabilities	11,836	16.5	10,690	16.3	10.7
Trade payables	5,594	7.8	5,226	8	7.0
Payroll, related taxes and benefits	852	1.2	907	1.4	(6.1)
Borrowings and financing	326	0.5	673	1	(51.5)
Derivative financial instruments	1		0
Current taxes payable	67	0.1	27	0	148.1
OTHER TAXES	887	1.2	1,034	1.6	(14.2)
Dividends and interest on capital	6	0.0	6	0	0.0
Licenses and concessions payable	59	0.1	86	0.1	(31.4)
Tax refinancing program	87	0.1	142	0.2	(38.7)
Provisions	548	0.8	680	1	(19.4)
Leases payable	1,510	2.1
Liabilities associated to held-for-sale assets	494	0.7	527	0.8	(6.3)
Other payables	1,405	2.0	1,382	2.1	1.7
Non-current liabilities	42,259	58.8	31,852	48.7	32.7
Trade payables	3,293	4.6	3,593	5.5	(8.3)
Borrowings and financing	17,900	25.0	15,777	24.1	13.4
Deferred taxes payable	0	0.0
Other taxes	1,224	1.7	629	1	94.5
Licenses and concessions payable	0	0.0
Tax refinancing program	331	0.5	411	0.6	(19.4)
Provisions	4,704	6.6	4,358	6.7	7.9
Provisions for pension funds	633	0.9	579	0.9	9.3
Leases payable	6,640	9.3
Other payables	7,534	10.5	6,505	9.9	15.8
Shareholders’ equity	17,797	24.8	22,896	35	(22.3)
Issued capital	32,539	45.4	32,038	49	1.5
Share issue costs	(801)	(1.1)	(377)	(0.6)	112.4
Capital reserves	3,907	5.4	11,533	17.6	(66.1)
Treasury shares	(33)	0.0	(2,803)	(4.3)	(98.8)
Other comprehensive income	(233)	(0.3)	(66)	(0.1)	253.0
Other	0	0.0	(142)	(0.2)	(100.0)
Accumulated losses	(17,728)	(37.2)	(17,530)	(26.8)	1.1
Non-controlling interests	146	0.2	243	0.4	(39.9)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	71,892	100.0	65,438	100.0	9.9

	Consolidated, in millions of Brazilian reais, except percentages				% Change
ASSETS	12/31/2018%		12/31/2017%		Dec 18 v. Dec 17
Current assets	21,313	32.6	23,748	34.6	(10.3)
Cash and cash equivalents	4,385	6.70	6,863	10.0	(36.1)
Cash investments	202	0.31	21	0.0	861.9
Accounts receivable	6,517	10.0	7,367	10.7	(11.5)
Inventories	317	0.5	254	0.4	24.8
Current recoverable taxes	621	0.9	1,124	1.6	(44.8)
Other taxes	803	1.2	1,082	1.6	(25.8)
Judicial deposits	1,716	2.6	1,023	1.5	67.7
Pension plan assets	5	0.0	1	0.0	400.0
Prepaid expenses	744	1.1	307	0.4	142.3
Held-for-sale assets	4,923	7.5	4,675	6.8	5.3
Other assets	1,080	1.7	1,031	1.5	4.8
Non-current assets	44,125	67.4	44,891	65.4	(1.7)
Cash investments	37	0.1	115	0.2	(67.8)
Deferred recoverable taxes	23	0.0			100
Other taxes	716	1.1	627	0.9	14.2
Judicial deposits	7,019	10.7	8,290	12.1	(15.3)
Pension plan assets	64	0.1	101	0.1	(36.6)
Prepaid expenses	523	0.8	28	0.0	1,767.9
Other assets	251	0.4	254	0.4	(1.2)
Investments	118	0.2	136	0.2	(13.2)
Property, plant and equipment	28,426	43.4	26,989	39.3	5.3
Intangible assets	6,948	10.6	8,351	12.2	(16.8)
TOTAL ASSETS	65,438		68,639		(4.7)

	Consolidated, in millions of Brazilian reais, except percentages				% Change
LIABILITIES AND SHAREHOLDERS’ EQUITY	12/31/2018%		12/31/2017%		Dec 18 v. Dec 17
Current liabilities	10,690	16.3	67,891	98.9	(84.3)
Trade payables	5,226	8.0	7,627	11.1	(31.5)
Payroll, related taxes and benefits	907	1.4	925	1.3	(1.9)
Borrowings and financing	673	1.0	54,515	79.4	(98.8)
Derivative financial instruments			105	0.2	(100.0)
Current taxes payable	27	0.0	567	0.8	(95.2)
Other taxes	1,034	1.6	1,444	2.1	(28.4)
Dividends and interest on capital	6	0.0	6	0.0
Licenses and concessions payable	86	0.1	20	0.0	330.0
Tax refinancing program	142	0.2	278	0.4	(48.9)
Provisions	680	1.0	963	1.4	(29.4)
Provisions for pension funds			62	0.1	(100.0)
Liabilities associated to held-for-sale assets	527	0.8	354	0.5	48.9
Other payables	1,382	2.1	1,025	1.5	34.8
Non-current liabilities	31,852	48.7	14,261	20.8	123.4
Trade payables	3,593	5.5			100
Borrowings and financing	15,777	24.1			100
Deferred taxes payable			3,077	4.5	(100.0)
Other taxes	629	1.0	868	1.3	(27.5)
Licenses and concessions payable			1	0.0	(100.0)
Tax refinancing program	411	0.6	610	0.9	(32.6)
Provisions	4,358	6.7	6,820	9.9	(36.1)
Provisions for pension funds	579	0.9	571	0.8	1.4
Other payables	6,505	9.9	2,314	3.4	181.1
Shareholders’ equity	22,896	35.0	(13,513)	(19.7)	(269.4)
Issued capital	32,038	49.0	21,438	31.2	49.4
Share issue costs	(377)	(0.6)	(377)	(0.5)
Capital reserves	11,533	17.6	13,242	19.3	(12.9)
Treasury shares	(2,803)	(4.3)	(5,531)	(8.1)	(49.3)
Other comprehensive income	(66)	(0.1)	(100)	(0.1)	(34.0)
Other	(142)	(0.2)	(142)	(0.2)
Accumulated losses	(17,530)	(26.8)	(42,336)	(61.7)	(58.6)
Non-controlling interests	243	0.4	293	0.4	(17.1)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	65,438		68,639		(4.7)

Comparison of the positions of balance sheet accounts as at December 31, 2019, December 31, 2018 and December 31, 2017 (consolidated - in millions of Brazilian reais).

ASSETS

Cash, cash equivalents and cash investments.

The balance of cash, cash equivalents and cash investments account (including cash investments classified as non-current assets) was BRL2,300 million as at December 31, 2019, a year-on-year decrease of BRL2,324 million or 50.3%. The effects of this change primarily arise from the disbursements related to: (i) purchase of property, plant and equipment and intangible assets (capex) totaling BRL7,426 million; (ii) payment of lease contracts totaling BRL1,611 million; and (iii) disbursements totaling BRL152 related to the main tax-refinancing program. The effects of this decrease were partially offset by: (a) capital increase with new funds under the JRP amounting to BRL4,000 million; (ii) generation of operating cash amounting to BRL2,347 million; and (iii) dividends received from foreign companies classified as assets held for sale totaling BRL227 million.

The balance of cash, cash equivalents and cash investments account (including cash investments classified as non-current assets) was BRL4,624 million as at December 31, 2018, a year-on-year decrease of BRL2,375 million or 33.9%. The effects of this change primarily arise from the disbursements related to: (i) purchase of property, plant and equipment and intangible assets totaling BRL5,246 million; (ii) repayment of borrowings and financing as a result of the mediation with small creditors totaling BRL162 million; and (iii) disbursements totaling BRL265 related to the main tax refinancing program. The effects of this decrease were partially offset by the generation of operating cash totaling BRL2,863 million.

The balance of cash, cash equivalents and cash investments account (including cash investments classified as non-current assets) was BRL6,999 million as at December 31, 2017, a year-on-year decrease of BRL850 million or 10.8%. The effects of this change primarily arise from the disbursements related to: (i) purchase of property, plant and equipment and intangible assets totaling BRL4,344 million; (ii) buyback of shares amounting to BRL300 million; (iii) disbursements related to the main tax refinancing program; (iv) net disbursements of judicial deposits totaling BRL82 million; and (v) disbursements related to permits and licenses in amounting to BRL104 million. The effects of this decrease were partially offset by the generation of operating cash totaling BRL4,402 million.

Accounts receivable

As at December 31, 2019, accounts receivable amounted to BRL6,335 million, a year-on-year decrease of BRL182 million or 2.8% primarily related to the revision of the estimates of expected credit losses on accounts receivable.

As at December 31, 2018, the balance of accounts receivable was BRL6,517 million, a year-on-year decrease of BRL850 million or 11.5%, primarily related to the BRL528 million increase in the estimated credit losses on doubtful accounts due to the impact of the initial adoption of CPC 48/IFRS 9.

As at December 31, 2017, the balance of accounts receivable was BRL7,367 million, a year-on-year decrease of BRL523 million or 6.6%.

Recoverable taxes – current

As at December 31, 2019, the reported balance of recoverable taxes was BRL543 million, a year-on-year decrease of BRL78.0 million or 6.6%. Represented by: (i) an BRL88 million decrease in recoverable income tax and social contribution.

As at December 31, 2018, the reported balance of recoverable taxes was BRL621, a year-on-year decrease of BRL503 million or 6.6%. Represented by: (i) a BRL278 million decrease in recoverable income tax; (ii) a BRL181 million decrease in withholding taxes.

Judicial deposits – current and non-current

As at December 31, 2019, the balance of judicial deposits was BRL8,165 million, a year-on-year decrease of BRL570 million, primarily due to: (i) a BRL1,172 million reduction in deposits related to civil, tax and labor lawsuits; and (ii) a BRL603 million reduction in estimated losses, both due to the reconciliation and termination of litigation linked with the deposits.

As at December 31, 2018, the balance of judicial deposits was BRL8,735 million, a year-on-year decrease of BRL578 million, primarily due to: (i) a BRL510 million reduction in deposits related to tax lawsuits; (ii) release of BRL428 million related to civil contingencies; and (iii) a BRL392 million reduction arising from the reconciliation and termination of litigation under the judicial reorganization. The effects of this decrease were partially offset by the reduction of the estimated loss on the balances in reconciliation amounting to BRL1,283 million.

As at December 31, 2017, the balance of judicial deposits was BRL9,313 million, a year-on-year decrease of BRL52 million. It should be noted that with the Judicial Reorganization Petition, we identified the need and was able to act in the reconciliation process of the accounting balances and amounts of judicial deposits and the related provision for contingencies, and on January 1, 2016 we derecognized BRL4,166 million in nonexistent judicial deposits and recognized a BRL622 million increase in the provision for contingencies, and as at December 31, 2016 we derecognized BRL5,558 million in nonexistent judicial deposits and recognized a BRL738 million increase in the provision for contingencies. Loss for 2016 was decreased by BRL1,507 million due to the recognition of the additional loss on the balance of judicial deposits, the increase of the provision for contingencies, and the correction of the inflation adjustments on the balances of judicial deposits and provisions for contingencies.

Held-for-sale assets

The balance of assets held for sale decreased by BRL532 million during the 2019, primarily due to: (i) the sale in May 2019 of the stake in Cabo Verde Telecom, S.A. ("CVT"), to the National Institute of Social Security and the state-owned company ASA - Empresa Nacional de Aeroportos e Segurança Aérea, S.A., both from Cape Verde, for the total amount of US$ 26.3 million, (ii) the increase in the provision for losses on investments (mainly Unitel) amounting to BRL404 million; and (iii) foreign exchange gains amounting to BRL165 million.

The increase in the balance during 2018 occurred primarily due to: (i) foreign exchange gains resulting from the depreciation of the Real against the US dollar and the euro in 2018; (ii) the recognition of dividends receivable from Unitel related to 2017 amounting to US$35 million. These effects were partially offset by the recognition of a provision for the depreciation of investments in Unitel amounting to US$126 million, which includes the depreciation of the Kwanza against the US dollar and the Brazilian Real and a provision for the US dollar of dividends receivable amounting to US$48 million.

The reduction in the balance during 2017 was due to: (i) the exchange of shares due to the transfer from Samba Luxco to Africatel of 11,000 shares representing the share capital of Africatel, each with a par value of €1.00, which reduced Samba Luxco's stake in Africatel to 14% from 25%. In contrast, Africatel transferred to Samba Luxco its stake of approximately 34% in the share capital of the Namibian telecommunications operator Mobile Telecommunications Limited ("MTC"), amounting to BRL374 million; (ii) recognition of a provision for the depreciation of investments in Unitel amounting to US$39 million, in addition to the depreciation of the Kwanza against the US dollar and the Brazilian Real; and (iii) an allowance for the impairment of goodwill arising on African companies amounting to BRL22 million.

Property, plant and equipment

As at December 31, 2019, the balance of property, plant and equipment was BRL39,911 million, a year-on-year increase of BRL10,485 million or 36.9%, consisting primarily of: (i) BRL8,733 million referring to the adoption of new accounting standard IFRS 16/CPC 06 (R2) Leases, as from January 1, 2019, with recognition of a right-of-use asset and a lease liability in the balance sheet related to the leased assets; (ii) additions in the amount of BRL7,733 million, related to our investments in network expansion and modernization (includes additions totaling BRL239 million the lease contracts); (iii) depreciations amounting to BRL5,549 million (includes BRL952 million in additions of lease contracts depreciation); (iv) net derecognition of BRL315 million; and (v) net transfers of BRL117 million in goods for sale.

As at December 31, 2018, the balance of property, plant and equipment was BRL28,426 million, a year-on-year increase of BRL1,437 million or 5.3%, consisting primarily of: (i) additions amounting to BRL5,941 million related to our investments in network expansion and modernization; (ii) depreciation in the amount of BRL4,288 million; and (iii) net derecognition of BRL215 million.

As at December 31, 2017, the balance of property, plant and equipment was BRL26,988 million, a year-on-year increase of BRL1,083 million or 4.2%, consisting primarily of: (i) additions amounting to BRL5,383 million related to our investments in network expansion and modernization; and (ii) depreciation in the amount of BRL4,203 million.

Intangible assets

As at December 31, 2019, the balance of intangible assets was BRL3,998 million, a year-on-year decrease of BRL2,950 million or 42.5%, consisting primarily of: (i) impairment losses related to expected future earnings from assets with a finite useful lives amounting to BRL2,111 million; (ii) additions amounting to BRL422 million; and (iii) amortization amounting to BRL1,261 million.

As at December 31, 2018, the balance of intangible assets was BRL6,948 million, a year-on-year decrease of BRL1,403 million or 16.8%, consisting primarily of: (i) impairment losses related to expected future earnings from assets with a finite useful lives amounting to BRL292 million; (ii) additions amounting to BRL341 million; and (iii) amortization amounting to BRL1,452 million.

As at December 31, 2017, the balance of intangible assets was BRL8,351 million, a year-on-year increase of BRL4,214 million or 101.9%, consisting primarily of: (i) reversal of impairment losses related to expected future earnings from assets with a finite useful lives amounting to BRL4,747 million; (ii) additions amounting to BRL412 million; and (iii) amortization amounting to BRL844 million.

LIABILITIES

Borrowings and financing – current and non-current

As at December 31, 2019, the balance of the borrowings and financing account - current and non-current was BRL18,226 million, a year-on-year increase of BRL1,776 million or 10.8%, consisting primarily of: (i) interest accrual, inflation adjustment to debts amounting to BRL1,251 million; and (ii) allocation of present value adjustment amounting to BRL527 million.

As at December 31, 2018, the balance of the borrowings and financing account - current and non-current was BRL16,450 million, a year-on-year decrease of BRL38,065 million or 69.8%.

Up to December 31, 2017, the borrowings and financing payable were being adjusted using contractual interest, as well as inflation adjustment and foreign exchange difference for the period. The Judicial Reorganization Plan was approved at the General Creditors’ Meeting held on December 19 and 20, 2017, and on January 8, 2018 the Judicial Reorganization Court issued a decision that ratified said Judicial Reorganization Plan and granted the judicial reorganization of the Oi Companies. This decision was published on February 5, 2018 and as a result borrowings and financing were novated and the related balances must be recalculated in accordance with the terms and conditions of the Judicial Reorganization Plan, in the course of calendar year 2018, in accordance with the actions necessary to its implementation.

The main movements in 2018 in the balance of borrowings as a contra entry to shareholders' equity, financial income and financial expenses were as follows Shareholders' equity: BRL11,624 million related to the restructured Senior Notes convertible into capital instruments; Financial income: (i) BRL14,688 million related to the recognition of the fair value of borrowings and financing with third parties arising from the effects of the ratification of the PRJ; (ii) BRL11,055 million related to the positive impact of the novation of debts from the qualified Senior Notes, calculated pursuant to the JRP; and (iii) BRL3,013 million related to the reversal of interest expenses on debts included in the JRP, adjusted in the period prior to the ratification of the JRP; Financial expenses: (i) BRL555 million related to the foreign exchange gains associated with the novation of debts arising from the Senior Notes; (ii) BRL3,115 million from the reversal of interest on debts included in the JRP; and (iii) BRL534 million from the reversal of interest expenses on debts and debentures novated.

Trade payables – current and non-current

As at December 31, 2019, the balance of trade payables was BRL8,887 million, a year-on-year increase of BRL68 million or 0.8%, represented primarily by: (i) a reduction in the balances of service providers, materials for rent of BRL684 million; (ii) increase resulting from the inflation adjustment to the ANATEL AGU provision of BRL425 million; and (iii) increase resulting from the allocation of adjustment to present value in the amount of BRL303 million.

As at December 31, 2018, the balance of trade payables was BRL8,819 million, a year-on-year increase of BRL1,191 million or 15.6%, represented primarily by the reclassification in 2018 of the ANATEL AGU provision of BRL7,147 from ANATEL AGU payables and an Adjustment to Present Value ("APV") of BRL5,427 million, in addition to the payments made as a result of the approval of the JRP.

Current taxes payable

As at December 31, 2019, the balance of the current taxes payable account was BRL67 million, a year-on-year increase of BRL40 million or 148.1%.

As at December 31, 2018, the balance of the current taxes payable account was BRL27 million, a year-on-year decrease of BRL540 million or 95.2%. The reduction was originated by the payment of accrued subsidiaries’ taxes in 2017.

Provisions - current and non-current

As at December 31, 2019, the balance of the provisions account was BRL5,252 million, a year-on-year increase of BRL214 million or 4.2%, primarily due to the revision of the methodology used to calculate the provision estimates, taking into consideration the new profile and history of the termination of lawsuits, in the context of the JRP, as well as in the loss risk assessment made by Management supported by its legal advisors.

As at December 31, 2018, the balance of the provisions account was BRL5,038 million, a year-on-year reduction of BRL2,745 million or 35.3%, mainly due to the transfer of the provision for ANATEL AGU payables, net of APV amounting to BRL1,886 million for line item ‘Trade payables’, as well as for contingencies related to lawsuits terminated and included in the list of creditors of the Company's judicial reorganization, which were also transferred to the line item ‘Trade payables’ and will be paid under the JRP.

As at December 31, 2017, the balance of the provisions account was BRL7,783 million, a year-on-year increase of BRL1,975 million or 34%, primarily due to the additional provision resulting from the revision of the calculations of the provision for contingencies related to administrative and judicial proceedings filed by ANATEL amounting to BRL6,482 million, in light of the issued of the decision granting the judicial reorganization on February 5, 2018, written down by the adjustment to present value amounting to BRL4,873 million, calculated taking into account the best estimate of future cash outflow, in the payment methods provided for by the JRP.

Liabilities associated to held-for-sale assets

The liabilities associated to held-for-sale assets account corresponds to the classification of liabilities associated with assets held for sale of the African and Asian operations.

Other payables - current and non-current

As at December 31, 2019, the balance of the other payables account was BRL8,939 million, a year-on-year increase of BRL1,052 million or 13.3%. The increase was mainly due to the provision recognized for an onerous contract of BRL1,230 million arising from an agreement to supply capacity in the space segment for providing the DTH TV service. Since the agreement’s obligations exceed the economic benefits that are expected to be received throughout the agreement and the costs are unavoidable, we recognized, pursuant to CPC 25/IAS 37, an onerous obligation measured at the lowest of net output cost of the agreement brought to present value.

As at December 31, 2018, the balance of the other payables account was BRL7,887 million, a year-on-year increase of BRL4,549 million or 136.3%. The increase is primarily due to the provision recognized for an onerous contract of BRL4,494 million arising from an agreement for the supply of telecommunications signal transmission capacity using submarine cables connecting North America to South America. Since the agreement’s obligations exceed the economic benefits that are expected to be received throughout the agreement and the costs are unavoidable, we recognized, pursuant to CPC 25/IAS 37, an onerous obligation measured at the lowest of net output cost of the agreement brought to present value.

Shareholders’ equity

As at December 31, 2019, the balance of shareholders’ equity was BRL17,797 million, a year-on-year decrease of BRL5,099 million. The effects of this change are represented mainly by: (i) capital increase with new funds under the JRP amounting to BRL4,337 million, of which BRL4,000 million in cash and BRL337 as compensation for the commitments assumed in the agreement, recorded as a contra entry to the shares issue cost; (ii) loss for the year of BRL9,095 million; and (iii) shares issue cost of BRL424 million.

As at December 31, 2018, the balance of shareholders’ equity was BRL22,896 million, a year-on-year increase of BRL36,409 million. The effects of this change are represented mainly by: (i) profit for the year of BRL24,616 million; and (ii) the effects of the restructuring of Senior Notes in accordance with JRP amounting to BRL11,624 million, of which BRL10,600 million was used for a capital increase.

As at December 31, 2017, the balance of shareholders’ equity was BRL13,512 million, a year-on-year decrease of BRL6,846 million. The effects of this change are represented mainly by: (i) loss for the year of BRL6,656 million; and (ii) the effects of the exchange of shares between Africatel and Samba Luxco in exchange for the investment in MTC in the amount of BRL374 million. These movements were offset by the effects of the changes in foreign exchange rates resulting on investments abroad totaling BRL163 million and pension plans totaling BRL20 million.

h.3)  Cash Flow (consolidated - in millions of reais)

Cash flows used in investing activities

In 2019, the use of net cash in investing activities consisted primarily of: (i) investments in the amount of BRL7,426 million in purchases of goods, equipment, services, and intangible assets (capex), mainly related to the expansion of our data communication network and the implementation of projects to meet ANATEL's regulatory requirements; (ii) dividends received from companies abroad classified as assets held for sale of BRL227 million; and (iii) net judicial deposits (consisting of deposits deducted from withdrawals and/or replacements) of BRL242 million, basically related to provisions for labor, tax and civil contingencies.

In 2018, the use of net cash in investing activities consisted primarily of: (i) investments in the amount of BRL5,246 million in purchases of goods, equipment, services, and intangible assets, mainly related to the expansion of our data communication network and the implementation of projects to meet ANATEL's regulatory requirements; and (ii) net judicial deposits (consisting of deposits deducted from withdrawals and/or replacements) of BRL203 million, basically related to provisions for labor, tax and civil contingencies.

In 2017, the use of net cash in investing activities of the continuing operations consisted primarily of: (i) investments in the amount of BRL4,344 million in purchases of goods, equipment, services, and intangible assets, mainly related to the expansion of our data communication network and the implementation of projects to meet ANATEL's regulatory requirements; and (ii) net judicial deposits (consisting of deposits deducted from withdrawals and/or replacements) of BRL82 million, basically related to provisions for labor, tax and civil contingencies.

Cash flows used in financing activities

In 2019, the net cash generated by our financing activities arise primarily from: (i) the capital increase with new funds under the JRP amounting to BRL4,000 million in cash; (ii) payment of lease contracts amounting to BRL1,611 million; and (iii) disbursements of BRL152 related to the main tax-refinancing program.

In 2018, we used our cash and cash equivalents in: (i) repayments principal of borrowings and financing totaling BRL162 million arising from the mediation program with small creditors; and (ii) payments of taxes in installments under the tax-refinancing program totaling BRL265 million.

In 2017, we used our cash and cash equivalents in: (i) a share buyback; (ii) payments in installment of licenses and concessions totaling BRL104 million; and (iii) payments of taxes in installments under the tax-refinancing program totaling BRL227 million.

10.2.   Officers’ comments on:

a)  results of the Company’s operations, in particular:

Next our officers present their comments on the result of our operations, in particular, describe the revenue components, and the factors that materially affect operating results.

i)   description of any material revenue components

Our telecommunications services comprise:

•        Local fixed-line telephony services in Regions I, II and III, including installation, monthly subscription, metered services, collect calls, and additional local services;

•        National and international long distance services, through fixed-line telephony in Regions I, II and III, using carrier selection codes for long distance calls, which are represented by the number "14" in the case of Oi S.A. (Region II) and the number "31" in the case of TMAR (Regions I and III);

•        Nationwide mobile telephony services, using 2G and 3G technology, as well as 4G technology;

•        Multimedia Communication Services, which include (1) ADSL services; (2) exclusive digital and analogical line rental for other carriers, ISPs and corporate clients; (3) IP solutions; and (4) other data transmission services;

•        Use of own network (1) to complete calls initiated by customers of other carriers (interconnection services); or (2) by carriers that do not have the required network;

•        Pay TV services (DTH and IPTV);

•        Traffic carrying services;

•        Public Access Terminals;

•        Value-added services that include voice mail, caller ID and list assistance, among others;

•        Advanced voice services for corporate customers, such as toll-free number (reverse charge call) services; and

•        Operating the IG internet portal.

The revenue generation of each business segment is assessed by Management based on a view segmented by customer, into the following categories:

•     Residential Services, focused on the sale of fixed telephony services, including voice services, additional local services, data communication services (broadband), and pay TV;

•     Personal Mobility, focused on the sale of mobile telephony services to subscription and prepaid customers, and mobile broadband customers, as well as Value Added Services; and

•     SMEs/Corporate, which includes corporate solutions offered to our small, medium-sized, and large corporate customers.

ii)  factors that materially affected results of operations

The key factors that affect our financial position and results of operations, according to Officers’ comments, are as follows:

Growth rate of Brazil's Gross Domestic Product and demand for telecommunications services

We are a Brazilian telecommunications company and, consequently, our operations are substantially carried out in Brazil. As a result, we are primarily affected by the economic conditions of Brazil. The annual growth rate of the Brazilian GDP was 1.1% in 2019, in line with the slow economic recovery observed in previous years (growth of 1.1% in 2018 and 2017), ending a period of strong recession in Brazil (downturns of over 3% in 2015 and 2016).

In 2019, the slight acceleration of growth in Brazil reflected mainly the development of domestic drivers. Drivers such as: decrease of the SELIC rate (Central Bank’s policy rate) (from 6.5% to 4.25%) and the resulting expansion of credit, the approval of the social security reform and forwarding of other reforms that will allow solving the long-term structural fiscal imbalance. Other developments that are still nascent but point to an improvement in the business climate were the continuity of the fiscal adjustment, the gradual consolidation of the regulatory framework and the concession programs, and the public-private partnerships in the infrastructure area.

In the labor market, despite the still high unemployment rate, the number of jobs created has been growing.  The number of formal jobs has increased and real labor income from work has risen again.  Conversely, the fourth quarter of 2019 and early 2020 brought pressures on the exchange rate and a one-off meat price shock, raising some doubts about the scope of interest rate cut in view of the potential impact of these shocks on inflation.

Our Officers believe that Brazilian GDP growth stimulates the demand for telecommunications services. Demand for these same services is relatively inelastic during periods of economic sluggishness and the effect of a slowdown in the economy or even a domestic recession on our revenue is immaterial. However, a major, prolonged deterioration in economic conditions in Brazil could adversely affect the number of subscribers of and the volume of services provided by the Company and, consequently, our operating revenue.

Between the years ended December 31, 2019 and 2018, the number of our subscribers decreased by 4.6% and between the years ended December 31, 2018 and 2017 this number decreased 3.7%, to 31.8 million in December 2019 from 33.3 million in December 2018 and 34.5 million in December 2017, while the number of Oi fixed telephone lines in service decreased 15.3% between 2019 and 2018 and 8.4% between 2018 and 2017.

Demand for Telecommunications Services

Demand for Local Fixed-line Telephony Services

The penetration rate of fixed telephony in Brazil is similar to the penetration rate in countries with the same per capita income and, as in other countries, the fixed telephony customer base tends to decrease and be replaced by mobile customer base.

The demand for local fixed telephony services provided by us posted a decrease in recent years. In 2019, the year-on-year number of fixed lines in service fell by approximately 12.5%.

The Company seeks to mitigate the widespread trend in the Brazilian telecommunications industry to replace local fixed telephony services with mobile telephony (1) by offering value-added services to fixed telephony customers, mainly broadband service subscriptions; and (2) by promoting the convergence of telecommunications services by offering convergent packages of local fixed, long distance and mobile telephony, broadband and pay TV. As a result of these offerings, our officers expect the number of fixed lines in service to continue to decline in the coming years and, accordingly, we have invested in new residential products. In December 2019, fixed broadband reached approximately 60% of households with Oi services. In 2019, we rolled out our Fiber Strategic Plan (FTTH)4 and ending the year with 4.6 million homes passed and with approximately 75,000 homes connected, reaching a take-up of 14.7% in this product. Our Strategic Plan estimates we will reach 9.6 million homes passed in 2020 and 16 million in 2021.

The Company is subject, under ANATEL regulations and concession contracts, to offer basic fixed telephony plans to its residential customers with a 200-minute package of fixed network use to make local calls. The customer of a standard plan pays a monthly fee for the service and when local calls exceed the plan package, the Company charges an excess amount per minute. However, we offer several alternative fixed-telephony plans with different packages to meet the different needs and consumption profiles of the market, tailored to each customer's profile. A classic example is the unlimited plan for customers who make many calls per month and pay a fixed monthly fee to Oi.

The significant increase in the number of mobile telephony users in Brazil in the last ten years has also had a negative impact on the use of payphones. As a carrier with public local fixed telephony concession in Regions I and II, we are subject to ANATEL's regulations and according to the concession agreements that we have has entered into, it is necessary to meet certain targets consisting of the number of payphone made available in the entire concession area. However, as a growing part of the population uses mobile phones to make calls when there is no payphone or landline nearby, the number of payphones has declined in the last three fiscal years. As a consequence, in December 2018, the Government enacted Decree 9619, which approves the General Fixed-line Telephony Universal Service Targets Plan for Public Switched Telephone Service, known as PGMU IV, which redefines the payphone installation targets, and allowing concessionaires to significantly reduce the number of payphones, and establishing that the balance arising from changes in payphone targets would be used in favor of wireless access targets to provide the STFC through fourth generation technology, or 4G.

Demand for Mobile Telephony Services

Our Officers believe that the main reason why our mobile customer base decreased to 36.8 million in the year ended December 31, 2019 from 37.7 million in 2018 was the decrease of our prepaid terminals base by 2.7 million (27.2 million in 2018 and 24.5 million at the end of 2019). These results were also impacted by the slow recovery of the macroeconomic scenario, the chip consolidation trend observed in the Brazilian market, and the increase in migrations from prepaid to subscription accounts. The subscription terminal base grew by 17.4% in 2019, reaching 12.3 million at the end of the year ended December 31, 2019 compared to 10.4 million in 2018. The mobile customer base decreased approximately 2.4% when comparing the number of terminals at the end of 2019 and number of terminals at the end of 2018.

The mobile telephony services market is highly competitive in the region where we operate. In order to try to reduce the average churning rate in the segment and take up new customers, we incur selling/advertising expenses, sales efforts, and discounts offered in offers and promotional activities.

Our Officers expect the mobile telephony services segment to grow in terms of customer base, traffic volume and revenues from value-added services.

Demand for Data Transmission Services

As at December 31, 2019, our broadband customer base was approximately 4.7 million, a year-on-year decrease of approximately 13.4%. The broadband customer base was 5.7 million and 5.4 million customers in the last two fiscal years ended December 31, 2018 and 2017. Currently, we are investing in new fiber products (FTTH) and intend to end 2020 with approximately 9.6 million homes passed. In 2019, this new product showed satisfactory results, with approximately 675,000 connected customers and 4.6 million homes passed.

4 FTTH = Fiber to the home

Our Officers believe that the changes in the customer base are the result of changes in consumer preferences that value the data transmission speeds available via broadband services. Competition in the fiber segment is intense and our progress has occurred in locations where regional providers operate (ISPs).  Strong brand, vigorous sales activity, the quality of the network, and the speed offered tend to accelerate the expansion of fiber supply and take-up (FTTH) in future years.

Expansion of Mobile Data Transmission Services

In 2014, we continued to invest in the expansion of 3G and 4G coverage, with increased coverage and competitive offers, increasing focus on mobile access in using subscription accounts, where we grew our mobile customer base. With a greater focus on increasing revenue and higher data usage penetration by prepaid customers, we created offers for the acquisition, and developed several actions to monetize the prepaid data user base.

By betting on differentiation, we have strongly expanded the Oi Wi-Fi network, increasing the number of hotspots throughout Brazil.

The Company has been expanding investments in network infrastructures to provide 3G, 4G, 4.5G, and Wi-Fi services. We finance the purchase and installation of our network equipment through borrowings and financing, including financing with our suppliers.

According to 3G radiofrequency licenses, until 2016, we had certain service expansion obligations that require capital investments and these obligations were discharged. According to our 4G-radiofrequency licenses, until 2019, we had certain service expansion obligations that require capital investments and such obligations were discharged by us, even though they are also subject to the completion of the inspection process by ANATEL. If we are unable to make all these capital investments using our operating cash flows, we may incur additional debt or even assume supplier-financing obligations, which would increase its total indebtedness and net financial expenses.

In order to accelerate deployment, this process was also considered a configuration of radio sharing (Radio Access Network), where LTE eNode B access is shared with another carrier (when in RAN SHARING configuration).

As at December 31, 2019, our 2G mobile access networks consists of 14,019 active base stations, covering 3,497 municipalities, or approximately 94% of Brazil's urban population. We have GPRS coverage in 100% of covered locations and EDGE coverage in all state capitals. In this same period, our 3G mobile access networks, consisting of 10,350 active base stations, covered 1,645 cities, or 82% of Brazil's urban population. We have HSPA coverage in all state capitals. Additionally, in 2019, our 4G access networks, consisting of 12,622 active base stations, covered 1,018 municipalities, or 75% of Brazil's urban population.

In addition to these mobile access networks, we also have Wi-Fi hotspots. As at December 31, 2019, our Wi-Fi network consisted of over two million hotspots, with broadband access compatible with access points provided by Fon Wireless Ltd., or Fon, which allows our customers to access Fon lines around the world. Customers who subscribe to the compatible plans will be able to use Oi's 4G network if they have a device and chip that allows the use of this technology. Customers can check the coverage area of Oi's 4G network on the website.

This way, we were able to expand the mobile internet portfolio and serve all kinds of customers in the mobile segment.

b) changes in revenues attributable to price changes, changes in foreign exchange rates, inflation, volume changes, and introduction of new goods and services.

Our Officers comment below on changes in revenues attributable to price changes, changes in foreign exchange rates, inflation, volume changes, and introduction of new goods and services:

Prices, changes in volumes and introduction of new products and services

Our officers believe that the Company is under increasing pressure to reduce rates in response to price competition. This price competition usually takes the form of special promotional packages, including subsidizing mobile handset, traffic usage promotions, and incentives for on-net calls. Competition, with service plans and promotions, may result in an increased of marketing expenses and costs to gain new customers, which could adversely affect our results of operations. Our inability to compete, efficiently, with these packages could result in the loss of market share, adversely affecting its operating revenue and profitability.

This competitive environment is highly affected by key trends, including the following:

•       Technological and service convergence: technological and service convergence enables telecommunications operators previously limited to offering only a single service to offer a service package. This convergence process includes the provision of broadband, cable television, and mobile telephony services, and the newest high-speed Internet products by individualized fiber (FTTH) for each household.

•       Consolidation: the consolidation of the telecommunications industry took place throughout Latin America, including Brazil. The consolidation has led to the formation of large conglomerates that benefit from both economies of scale and the ability to perform coordinated actions in different industry segments, giving them competitive edges in an environment that is also characterized by the convergence of media and telecommunications services.

•       Convergent service offerings: telecommunications service carriers have intensified the offer of convergent packages that they were previously unable to offer independently.

In response to these competitive pressures, (1) we may now offer our services at rates lower than the ceilings set by ANATEL, and (2) from time to time, we may offer our services at promotional discounts or additional services free of charge coupled with the purchase of some of our services. We record the services that we sell at rates lower than those set in our plans or those approved by ANATEL, and the value of the services offered at a discount or free of charge as discounts and returns in our financial statements.

Inflation

The tariffs for telecommunications services are subject to extensive regulation by ANATEL. Tariffs for basic local and long distance fixed telephony plans provided by us, as well as interconnection with our fixed and mobile telephony networks, and EILD services with transmission rates up to 34 Mbps are subject to ANATEL regulation. We must obtain ANATEL’s approval before offering new fixed telephony plans. The rates set (in the case of standard plans) or approved by ANATEL (in the case of alternative plans) for the fixed telephony services provided by us constitute the ceiling for the rates we charge, and we are authorized to offer discounts on them. After ANATEL sets or approves the rates, the ceiling rates are subject to an annual adjustment for inflation as measured by the IST index. The ceiling rates on the standard local and national long distance fixed telephone plans are adjusted for inflation, as measured by the IST, less the amount of productivity gains achieved by us. In 2019, the telecommunications services index (IST) was 4.6%.

Foreign exchange rate

The Company conducts its operations substantially in Brazil and its operating revenues are not materially affected by changes in foreign exchange rates.

c) impact of inflation, changes of prices of the main inputs and products, the exchange rate, and the interest rate on our operating and financial results, when material

Officers’ comments on the impact of inflation and changes in prices of inputs and products on results of operations

Our Officers believe that in the current scenario of controlled inflation and within the targets set by the Brazilian National Monetary Council (CMN) of 4.25% for 2019, 4% for 2020, 3.75% for 2020, and 3.50% for 2021, our costs and expenses, as well as our operating and liquidity margins, tend to be exposed to less pressure. Nevertheless, we continue to make efforts to seek initiatives to cut costs and streamline the use of our funds.

We have set a focus on efficiency, digitalization, productivity, and cost reduction as one of the cornerstones of our operating plan. As a consequence of the implementation of this plan, in 2019 the recurrent costs of the Brazilian operations decreased by 3.5%, totaling BRL15,439 million in the year, and in 2018 they dropped by 7.9% compared to 2017. Considering the accumulated reduction of 11.1% and an accumulated inflation of 8.0% in the last 2 years, this performance meant a real reduction of almost 3.1% in Opex.

Officers’ comments on the impacts of Exchange Rates and Interest Rates on financial results

Substantially the vast majority of our service and operating expenses are incurred in Brazilian reais. Therefore, no significant impacts related to changes in foreign exchange rates on operations are expected.

As at December 31, 2019, Oi S.A’s consolidated gross debt was BRL18,227 million, representing a 10.8% or BRL1,777 million increase compared to the year ended December 31, 2018, when the consolidated gross debt was BRL16,450 million. The increase in the annual comparison is the result of the accrual for interest in local and foreign currency, the amortization of the adjustment to present value (APV), which contributes to the debt growth, as well as the depreciation of the Brazilian real against the US dollar in the year.

	2019	2018	Change
Financial income (expenses)
Financial income	2,662	30,950	(28,288)
Financial expenses	(8,772)	(4,342)	(4,430)

Financial income. Financial income decreased by 91.4% or BRL2,662 million to BRL28,288 million in 2019 from BRL30,950 million in 2018. This change reflects, mainly, the positive effects in 2018 resulting from the conclusion of the Company’s judicial reorganization process, namely, the reversal of interest and income tax on the debt, the haircut of bonds and the adjustment to fair value (AFV) gain. In 2019, we returned to normalcy and the accounting records again to reflect our business as usual.

Financial expenses. Financial expenses increased by 102.0% or BRL4,430 million to BRL8,772 million in 2019. This increase is also explained by the fact that in 2018 these accounts had benefited from the reversal of interest and foreign exchange differences resulting from the judicial reorganization in 2018, as well as the fact that the novated debts triggered the accrual of interest as from February 5, 2018. In 2019, financial expenses take into consideration a twelve-month period and reflect our usual activities: (i) BRL1,618 million related to interest on borrowings with third parties and interest on debentures; (ii) BRL640 million related to foreign exchange differences on borrowings; (iii) BRL910 million related to the adjustment to present value of the novated debts; and (iv) BRL5,604 million of other charges, unrelated to our debt.

For further information on the impact of inflation, foreign exchange rates, and interest rates on the Company’s operating and financial results, see items “4.1” and “4.2” of this Reference Form.

10.3.  Officers' comments on the material effects that the events below have caused or are expected to cause on our financial statements and results of operations:

The information below was appraised and commented by our Officers:

a)   introduction or disposal of operating segment

Our Officers clarify that there was no introduction or disposal of an operating segment in the years ended December 31, 2019, 2018 and 2017.

b)   establishment, acquisition or disposal of equity interest

Our Officers clarify that our financial statements were impacted by the acquisitions and disposals of equity interests, the most relevant of which are described below. For additional information on these operations, see item "15.7" of this Reference Form.

Merger of Rede Conecta

On November 1, 2018, Rede Conecta - Serviços de Rede S.A. was merged with and into Serede - Serviços de Rede S.A., both of which are our indirect subsidiaries. This merger was one of the stages of the corporate and asset-restructuring process of the Oi Group and its purpose is to streamline these companies’ operations. In addition, the merger of the operations of these subsidiaries, through the consolidation of the activities performed, brought administrative, economic, and tax benefits, with a decrease of costs and the generation of synergy gains that will increase efficiency in the supply of services.

PT Portugal

Sale of PT Portugal shares to Altice

On December 9, 2014, the Company entered into an agreement to sell to Altice Portugal S.A. (“Altice PT”), a wholly owned subsidiary of Altice S.A. (“Altice”), all PT Portugal shares, basically involving the operations conducted by PT Portugal in Portugal and in Hungary.

On June 2, 2015, the sale of the shares was completed, after the compliance with all the conditions precedent. Altice paid a total of €5,789 million for PT Portugal, of which €4,920 million were received in cash by Oi and PTIF and €869 million were immediately allocated to settle PT Portugal euro-denominated debt. The price paid by Altice is subject to a contractually established adjustment mechanism and the agreement also provides for an earn-out of €500 million up to June 30, 2020, related to PT Portugal’s future generation of revenue. The recognition of this latter amount will depend on the achievement of contractual indicators. In addition, Oi provided to the buyer a set of guarantees and representations, usual in this type of agreements.

Under the terms of the agreements entered into Company and Pharol aimed at the union of their share bases, certain Pharol assets and liabilities were transferred to the Company, which assumed the compensation or payment obligation of possible incurred contingencies. Up to December 31, 2019, the Company paid to third parties contingencies incurred by Pharol amounting to €5.5 million and as at December 31, 2019 it held judicial deposits and an escrow deposit in favor of third parties totaling €21.6 million, and was the guarantor in certain bank guarantees of Pharol, on account of lawsuits, totaling to €187.4 million.

Approval of preparatory actions for the sale of Africatel

Equity interests in Africatel and MTC

At the Board of Officers’ meeting held on September 16, 2014, Oi’s management was authorized to take all the necessary actions to divest Oi’s stake in Africatel, representing at the time 75% of Africatel’s share capital, and/or dispose of its assets. Oi would lead the sale process, even though it believe that, it would be in the best interests of both Africatel shareholders to maximize the value of their investments, that this sale be coordinated with Samba Luxco S.a.r.l (“Samba Luxco”), a Helios Investors L.P. affiliate that held the remaining 25% of Africatel’s share capital. Oi was committed to working with its local partners and each one of the operating companies where Africatel holds investments to ensure a coordinated transition of its interests in these companies.

Notwithstanding the foregoing, on November 12, 2014, the International Arbitration Court of the International Chamber of Commerce notified Africatel GmbH & Co. KG ("Africatel GmbH"), our indirect subsidiary and direct owner of Oi's investment in the capital of Africatel, regarding an arbitration proceeding initiated by Samba Luxco against Africatel GmbH, for the enforcement of an alleged right to sell the shares held by Samba Luxco in Africatel (put option), according to the Shareholders' Agreement of that company, which would result from the indirect transfer of Africatel's shares promoted by Pharol in favor of the Company, upon the payment of the capital increase concluded in May 2014.

On June 16, 2016, PT Participações, Africatel GmbH and Africatel, and Company subsidiaries, entered into a series of contractual agreements with Samba Luxco, with the primary purpose of resolving and terminate the arbitration proceeding.

On January 31, 2017, since all the required regulatory and anti-competition approvals were obtained and all other contractual terms and conditions were complied, the transactions provided for in the contractual agreements entered into on June 16, 2016 were obtained. As a result, Samba Luxco transferred to Africatel 11,000 shares representing Africatel’s share capital, each with a par value of €1.00, reducing Samba Luxco’s stake in Africatel from 25% to 14%. In exchange, Africatel transferred to Samba Luxco its current stake of approximately 34% in the capital of the Namibian telecommunications carrier Mobile Telecommunications Limited (“MTC”).

Samba Luxco also waived certain approval rights it had under the Africatel’s Shareholders’ Agreement and released Africatel GmbH, Africatel, Pharol and their affiliates and successors in title from all claims filed in the arbitration, irrevocably, and unconditionally, so that the arbitration was terminated and Oi subsidiaries were granted settlement of all past and current Samba Luxco claims related to alleged violations of the Africatel Shareholders Agreement raised in the arbitration.

Subsequently, on March 29, 2017, Africatel GmbH and Samba Luxco approved, in a Shareholders' Resolution, the cancellation of the 11,000 Africatel shares that Samba Luxco had transferred to the latter and which were held in treasury. The shareholders also approved the cancellation of an additional 1,791 Africatel shares held by Samba Luxco, and as a result, the stakes of Africatel GmbH and Samba Luxco in Africatel changed to 86% and 14%, respectively.

The effects of the assignment/transfer among shareholders of Africatel’s 34% stake in subsidiary MTC – Mobile Telecommunications Limited, in exchange for the reduction of the non-controlling shareholder’s stake, Samba Luxco, in Africatel were BRL145,787 in equity attributable to owners of the company and BRL228,343 in equity attributable to non-controlling interests.

Sale of Cabo Verde Telecom

On May 21, 2019, after meeting all the conditions precedent set forth in the agreement, PT Ventures SGPS, S.A., a Portuguese company 100% controlled by Africatel on that date, sold and transferred all its shares in Cabo Verde Telecom, S.A. ("CVT"), representing 40% of its share capital, to Instituto Nacional de Previdência Social and the state-owned company ASA - Empresa Nacional de Aeroportos e Segurança Aérea, S.A., both from Cape Verde, for the total amount of US$26.3 million, pursuant to clauses 3.1.3 and 5.1 of the Judicial Reorganization Plan. This sale generated a net gain of BRL67 million, recognized in profit or loss.

As a result of said share sale, PT Ventures entered into with the State of Cabo Verde, on the same date, an agreement for the definite termination of the arbitration proceedings filed by PT Ventures against the latter in March 2015, with the International Centre fore for Settlement of Investment Disputes (“ICSID”) and the International Chamber of Commerce (“ICC”).

Transfer of the equity interest held in PT Ventures and, indirectly, in Unitel and Multitel

As disclosed to the market in a Material Fact Notice on January 24, 2020, after obtaining the proper approvals by the Company’s Board of Officers, the competent corporate bodies of Africatel and the Judicial Reorganization Court, on January 24, 2020, Africatel sold and transferred all shares issued by PT Ventures to the Angolan company Sociedade Nacional de Combustíveis de Angola, Empresa Pública - Sonangol E.P., as provided for in the Company's Judicial Reorganization Plan and Strategic Plan.

On the transaction date, PT Ventures held stakes in the Angolan companies Unitel S.A. (25%) and Multitel - Serviços de Telecomunicações Lda. (40%), as well as credit rights of dividends declared by Unitel S.A. (25%) and already past due and a set of rights resulting from the final decision rendered early 2019 by the Arbitration Court installed under the Arbitration Rules of the International Chamber of Commerce (“ICC”), within the scope of the arbitration initiated by PT Ventures at the ICC against the other Unitel shareholders, due to the violation of several provisions of Unitel’s Shareholders’ Agreement.

As a result of this operation, the Company is no longer bound by the ongoing litigation at the date of the transaction involving PT Ventures, Unitel, and Unitel’s other shareholders.

The total amount of the transaction was US$1 billion, of which (i) US$699.1 million was paid to Africatel by Sonangol on January 24, 2020; (ii) Africatel was paid US$60.9 million prior to the transfer of PT Ventures’ shares; and (iii) US$240 million, fully guaranteed by a guarantee letter issued by a prime bank, will be paid unconditionally by Sonangol to Africatel until July 31, 2020, with a minimum monthly flow of US$40 million assured to Africatel as from February 2020. The Company reiterates that the contractually assured flow was duly met in February and March 2020 by Sonangol.

c)   unusual events or transactions

Not applicable, taking into consideration that no material unusual events or operations occurred in the fiscal years ended December 31, 2019, 2018 and 2017 that could cause or may cause material impacts on our financial statements.

10.4.   Officers’ comments on:

a.     Significant changes accounting policies

Our Officers inform that the new standards that had an impact on our financial position were IFRS 16/CPC 06 (R2) Leases, effective for annual periods beginning on or after January 1, 2019, and IFRS 9/CPC 48 Financial Instruments and IFRS15/CPC 47 Revenue from Contracts with Customer, effective for annual periods beginning on or after January 1,

2018, as detailed in item (b.) below. Our Officers also inform that there were no changes in our accounting practices in the year ended December 31, 2017.

The Company adopted all the standards, revised standards and interpretations issued by the Accounting Pronouncements Committee (CPC), the IASB, and regulatory-setting bodies that were in effect on December 31, 2019.

b.    Significant effects of changes in accounting policies

Significant effects related to changes in accounting practices

Mandatory application beginning January 1, 2019

IFRS 16/CPC 06 (R2) Leases

IFRS 16/CPC 06 (R2) Leases establishes the principles for the recognition, measurement, presentation, and disclosures, and requires that lessees account for all the leases under a single model in the balance sheet. The standard includes two recognition exemptions for lessees: leases of low value assets (for example, personal computers) and short-term leases (i.e., with a lease tem of twelve months or less). At the lease commencement date, the lessee recognizes a liability related to the lease payments (i.e., a lease liability) and a lease asset that represents the right to use the underlying asset during the lease term (i.e., a right-of-use asset). The lessees are required to separately recognize an interest expense on the lease liability and a depreciation expense on the right-of-use asset. The lessees shall also revalue the lease liability should certain events occur (for example, any change in the lease term, a change in the future lease payments as a result of a change in the index or rate used to determine such payments). As a rule, the lessee recognizes the revised amount of the lease liability as an adjustment to the right-of-use asset.

There is no significant change in the lessor’s recognition based on IFRS 16 regarding the current accounting in accordance with IAS 17. The lessors shall continue to classify all leases pursuant to the same classification principle of IAS 17, differentiating between two types of leases: operating and finance leases.

Transition

We adopted IFRS 16 pursuant to the modified retrospective approach (i.e., beginning January 1, 2019, taking into account the right-of-use equal to the lease liability upon the first-time adoption), without any restatement of comparative information. We elected to apply the standard to agreements that were identified as leases pursuant to the previous standard. As a result, we did not apply the standard to agreements that have not previously been identified as containing a lease by applying IAS 17 and IFRIC 4, and excluded lease agreements maturing in the next twelve months, without probable renewal intention, in addition to applying a single discount rate to leases with similar characteristics and excluding to direct initial costs in the measurement of the right-of-use.

Exemptions

We elected to use the exemptions proposed by the standard on short-term agreements (i.e., that will be end within 12 months from the commencement date), lease agreements for which there is an underlying low value asset.

Impacts

These impacts refer, basically, to the lease agreements of towers, properties, stores, vehicles, and sites.

Upon the initial adoption of IFRS 16/CPC 06 (R2), we recognized a right-of-use asset and a lease liability in balance sheet. The right-of-use asset is measured at cost, which consists of the initial amount of the lease liability measurement, any initial direct costs incurred by the Company, an estimate of any costs to disassemble and remove the asset at the end of the lease, and any lease payments made before the lease commencement date (net of any incentives received), calculated at present value.

We depreciate the right-of-use assets on a straight-line basis from the commencement of the lease to the termination of the lease. We also assess impairment when there are indicators that an asset might be impaired.

At the commencement date, we measured the lease liability at the present value of the consideration paid or payable, discounted using our incremental lending rate.

The lease payments included in the lease liability measurement consist of fixed payments and variable payments based on either an index or a rate.

After the initial measurement, the liability will be written down by the payments made and increased by the interest incurred. If necessary, the liability is recalculated to reflect any remeasurement or change, or if there are changes in the substance of the fixed payments.

When there is a significant contractual change, a lease liability is remeasured and the corresponding adjustment is reflected in the right-of-use asset, or in profit or loss, if the right-of-use asset is already written down to nil.

We elected to use the exemptions proposed by the standard for lease agreements, for short-term and low value contracts. Accordingly, instead of recognizing a right-of-use asset and a lease liability, these are recognized as an expense in profit or loss over the lease period.

We individually measured any new agreement entered into after January 1, 2019 if such agreement contained a lease. A lease is defined as an “a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.”

To apply this definition we assessed whether a contract meets the three key characteristics:

•       The agreement contains an identified asset, which is explicitly identified in the agreement or implicitly specified to be identified at the time that the asset is made available to the Company;

•       We have the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use, considering its rights within the scope set out in the agreement; and

•       We have the right to direct the use of the identified asset throughout the period of use the and right to direct "how and for what purpose" the asset is used throughout the period of use.

As at January 1, 2019, the company and its subsidiaries recognized a right-of-use asset as a corresponding entry to the lease liability payable, amounting to BRL8.2 billion. As at December 31, 2019, the amounts recognized for the right-of-use asset and the lease liability payable are BRL7.9 billion and BRL8.2 billion, respectively.

We adopted IFRS 16, taking into account the modified retrospective application permitted by the respective standards. Accordingly, we present below the results for the years period ended December 31, 2019 and 2018, consolidated in thousands of Brazilian reais, less the effects recognized as a result of this application.

	Balance in 2019 (with IFRS 16)	IFRS 16 adjustments	Balance in 2019 (w/o IFRS 16)	Balance in 2018

Net operating revenue	20,136,183		20,136,183	22,060,014

Cost of sales and/or services	(16,560,412)	(589,861)	(17,150,273)	(16,179,100)

Gross profit (loss)	3,575,771	(589,861)	2,985,910	5,880,914

Operating income (expenses)
Share of results of investees	(5,174)		(5,174)	(13,492)
Selling expenses	(3,547,684)	(7,516)	(3,555,200)	(3,853,002)
General and administrative expenses	(2,782,562)	(5,810)	(2,788,372)	(2,738,718)
Other operating income	4,527,710		4,527,710	2,204,134
Other operating expenses	(4,745,431)		(4,745,431)	(6,748,094)

	(6,553,141)	(13,326)	(6,566,467)	(11,149,172)

Profit (loss) before financial income (expenses) and taxes	(2,977,370)	(603,187)	(3,580,557)	(5,268,258)

Financial income	2,662,463		2,662,463	30,950,461
Financial expenses	(8,772,181)	948,973	(7,823,208)	(4,341,595)

Financial income (expenses)	(6,109,718)	948,973	(5,160,745)	26,608,866

Pre-tax profit (loss)	(9,087,088)	345,786	(8,741,302)	21,340,608

Income tax and social contribution
Current	(77,060)		(77,060)	115,706
Deferred	69,041		69,041	3,159,241

Profit (loss) for the year	(9,095,107)	345,786	(8,749,321)	24,615,555

Mandatory application beginning January 1, 2018

IFRS 9/CPC 48 Financial Instruments

The Officers clarify that the new standard establishes: (i) new classification criteria of financial assets so that financial assets start to be classified in the categories amortized cost, fair value through other comprehensive income, and fair value through profit or loss, (ii) a new expected credit loss model to calculate the impairment of financial assets, and (iii) greater flexibility of the requirements to adopt hedge accounting, more aligned with the risk management policies.

We do not anticipate any major changes in the classification/measurement of its financial assets that would affect its shareholders’ equity.

The table below shows the original measurement categories in IAS 39 and the new measurement categories of IFRS 9 as at January 1, 2018 and December 31, 2018 (consolidated in thousands of Brazilian reais):

	Original classification under IAS 39	Classification under IFRS 9	CONSOLIDATED
			12/31/2018	01/01/2018
Cash equivalents	Held for trading	Fair value through profit or loss	4,097,838	6,585,184
Cash investments	Held for trading	Fair value through profit or loss	238,962	136,286
Due from related parties	Loans and receivables	Amortized cost
Accounts receivable	Loans and receivables	Amortized cost	6,516,555	6,994,465
Dividends and interest on capital receivable	Loans and receivables	Amortized cost
Held-for-sale financial asset (Note 29)	Available for sale	Fair value through profit or loss	1,843,778	1,965,972
Dividends receivable (Note 29)	Loans and receivables	Amortized cost	2,566,935	2,012,146

With regard to the new model of expected losses on receivables due to impairment of financial assets, as at January 1, 2018, we and our subsidiaries recognized an increase in the amount of the allowance for estimated losses on trade receivables as a contra entry accumulated losses, amounting to BRL373 million, net of taxes.

As at January 1, 2018 and December 31, 2018, we do not have any hedge relationships to assess the application of the standard, but will apply the new requirements when contracting new hedging instruments.

 IFRS 15/CPC 47 Revenue from Contracts with Costumers

Our Officers clarify that the new standard establishes a new five-step model that to account for revenue from contracts with costumers. Pursuant to IFRS 15, revenue is recognized in an amount that reflects the consideration that an entity expects to be entitled to in exchange from the transfer of goods or services to a customer.

Management determined the following impacts from adopting the new standard on January 1, 2018:

Revenue from registration/service installation fees

The registration/installation fee collected from customers at the time a contract is nonrefundable and refers to the activity we are required to undertake when entering into a contract or a comparable activity required to fulfill such contract, while such activity does not entail the transfer of a good or the service promised to the customer. The fee is an advance payment for future goods or services and, therefore, should be recognized as revenue when such goods or services are supplied. For purposes of complying with IFRS 15, considering that such fees are a separate performance obligation, revenue must be recognized together with the revenue of said service provision, i.e., it should be deferred and recognized in profit or loss throughout the do contract period.

As at January 1, 2018, we and our subsidiaries recognized a contractual liability as a contra entry to accumulated losses, which generated the deferral of the revenue from registration/installation fee according to contract duration (12 months), amounting to BRL138 million, net of taxes.

Recognition of costs incurred on the performance of a contract

We must recognize as an asset the incremental costs incurred to obtain a contract with a customer that are expected to be recovered, and must recognize an impairment loss in profit or loss as the carrying amount of the recognized assess exceeds the remaining amount of the consideration we expect to receive in exchange for the goods and services to which the asset refers. We must recognize in assets certain costs that are currently recognized directly in profit or loss and recognize them on a systematic basis, consistent with the transfer of the goods and services to which the asset refers to the customer.

As at January 1, 2018, we and our subsidiaries recognized a contractual asset as a contra entry to accumulated losses, which generated the deferral of the costs incurred over the performance contract that were recognized in profit or loss based on the transfer of the goods and services to each customer (churn), amounting to BRL793 million, net of taxes.

Sales of handheld devices at a discount

We offer our customers, who have acquired a given service package or entered into certain mobility contracts, handheld devices at a discount. Since the equipment (cellphone) is not a key condition for the provision of the service and there is no customization by the Company to offer the service using a given device, we consider such sale a separate performance obligation. Pursuant to IFRS 15, the discount should be allocated to the performance obligations arising on the sale of plans and in a mobility contract and the revenue from the sale of handheld devices should increase due to the recognition of the revenue from the sale of cellphones at the time the control over the good is transferred to the customer, while the service revenue should be reduced throughout the transfer of the promised service.

The total revenue earned throughout the entire service agreement will not change and there will be no change either in the revenue process from customers and the Company’s cash flows.

We did not identify the significant financial impact on the sale of cellphones at a discount because the discounts amount is immaterial compared to the Company’s revenue as a whole.

Effects of the initial adoption of IFRSs 15 and 9

We adopted IFRSs 15 and 9, taking into account the modified retrospective application permitted by the respective standards. Accordingly, we present below the consolidated results, in thousands of Brazilian reais, for the years period ended December 31, 2018 and 2017, less the effects recognized as a result of this application.

	2018 (with IFRSs 15 & 9)	IFRS 15 adjustments	IFRS 9 adjustments	2018 (w/o IFRSs 15 & 9)	2017

Net operating revenue	22,060,014	15,588		22,075,602	23,789,654

Cost of sales and/or services	(15,584,650)			(15,584,650)	(14,986,250)

Gross profit	6,475,364	15,588		6,490,952	8,803,404

Operating income (expenses)
Share of results of investees	(13,492)			(13,492)	(433)
Selling expenses	(4,134,030)	(119,214)	141,089	(4,112,155)	(4,442,837)
General and administrative expenses	(2,738,718)			(2,738,718)	(3,136,808)
Other operating income	2,204,134			2,204,134	1,985,101
Other operating expenses	(7,061,516)			(7,061,516)	(5,569,455)

	(11,743,622)	(119,214)	141,089	(11,721,747)	(11,164,432)

Profit (loss) before financial income (expenses) and taxes	(5,268,258)	(103,626)	141,089	(5,230,795)	(2,361,028)

Financial income	30,950,461			30,950,461	7,136,459
Financial expenses	(4,341,595)			(4,341,595)	(10,332,971)

Financial income (expenses)	26,608,866			26,608,866	(3,196,512)

Pretax profit (loss)	21,340,608	(103,626)	141,089	21,378,071	(5,557,540)

Income tax and social contribution	3,274,947	35,233	(47,970)	3,262,210	(1,098,622)

Profit (loss) for the year	24,615,555	(68,393)	93,119	24,640,281	(6,656,162)

c.     Qualifications and emphases in the auditor’s report

Financial statements for the year ended December 31, 2019

Our Officers clarify that the following key matters were included in the auditor’s report on the financial statements for the year ended December 31, 2019:

Material uncertainty as to going concern

We draw attention to Note 1 to the individual and consolidated financial statements, in the section on going concern, which informs that the individual and consolidated financial statements have been prepared assuming the continuity of the Company as a going concern, considering among others the following aspects: (i) compliance with the requirements set forth in the Court-ordered Reorganization Plan (“PRJ”) and in Law No. 11.101/2005; (ii) success in the implementation of the new strategic plan presented to the market in July 2019; (iii) reversal of consolidated accumulated losses that, as at December 31, 2019, totaled BRL 17,727,954 thousand; and (iv) compliance with covenants of loans and financing. On March 06, 2020, the Judge of the Court-Ordered Reorganization approved the request of the Company for the realization of a new General Creditors’ Meeting to decide on the amendment of the PRJ concerning the flexibility of certain financial and operating conditions and extension of the period of the Court-Ordered Reorganization, to be concluded on February 04, 2020. These events or conditions indicate that there are significant uncertainties that may cast doubt on the Company's going concern. Our opinion is not modified in respect of this matter.

Other matters - Statements of value added

The individual and consolidated statements of value added, prepared under the responsibility of the Company’s Management for the year ended December 31, 2019, and presented as supplemental information for IFRS purposes, were submitted to the same audit procedures followed for the audit of the Company’s financial statements. In order to form an opinion, we have checked whether these statements are reconciled with the financial statements and accounting records, as applicable, and whether its form and contents meet the criteria established in Accounting Pronouncement CPC 09 - Statement of Value Added. In our opinion, the statements of value added were properly prepared, in all material respects, in accordance with the criteria established in that Technical Pronouncement and are consistent with the individual and consolidated financial statements taken as a whole.

Financial statements for the year ended December 31, 2018

Our Officers clarify that the following key matters were included in the auditor’s report on the financial statements for the year ended December 31, 2018:

Material uncertainty regarding the continuity as a going concern

We draw attention to Note 1 to the individual and consolidated financial statements, in the section on the continuity as a going concern, which states that the individual and consolidated financial statements were prepared on the assumption that the Company will continue as a going concern, which takes into account the successful implementation of the Judicial Reorganization Plan (“JRP”) and compliance with the requirements of Law 11,101/2005. These events or conditions point to the existence of material uncertainty that may raise significant doubts as to the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other matters - Statements of added value

The individual and consolidated statements of value added for the year ended December 31, 2018, prepared under the responsibility of the Company’s management, and presented as supplementary information for IFRS purposes, were submitted to audit procedures performed in conjunction with the audit of our financial statements. In forming our opinion, we assess whether these statements of value added are reconciled with the financial statements and accounting records, as applicable, and whether their form and content are in accordance with the criteria defined in Technical Pronouncement CPC 09 Statement of Added Value. In our opinion, these statements of value added were appropriately prepared, in all material respects, according to the criteria set forth in this Technical Pronouncement and are consistent with the individual and consolidated financial statements taken as a whole.

Financial statements for the year ended December 31, 2017

Our Officers clarify that the following key matters were included in the auditor’s report on the financial statements for the ear ended December 31, 2017:

Material uncertainty regarding the continuity as a going concern

We draw attention to Note 1 to the individual and consolidated financial statements, which refers that the Company has reported recurring losses and incurred losses before income tax and social contribution of BRL5,135,689,000 and BRL5,557,540,000, Company and consolidated, respectively, for the year ended December 31, 2017 resulting in negative shareholders' equity of BRL13,805,980,000 and BRL13,512,523,000, Company and consolidated, respectively, and, at this date, the Company’s current liabilities exceeded total current assets by BRL10,787,262,000 and BRL44,143,859,000, Company and consolidated, respectively. As referred in Note 1 to the individual and consolidated financial statements, in the section on the continuity as going concern, the financial statements were prepared on the assumption that the Company will continue as a going concern, which takes into account the successful implementation of the approved Judicial Reorganization Plan (“JRP”), including, among other matters, compliance with the “Conditions Precedent” outlined in Appendix 4.3.3.5 (c) to the JRP regarding: (i) the conversion of the qualifying bondholders claims into capital increases and into New Notes to be issued by the Company, which must occur by July 31, 2018; and (ii) a capital increase with new funds in the amount of BRL4,000,000, which must occur by February 28, 2019. These events or conditions point to the existence of material uncertainty that may raise significant doubts as to our ability to continue as a going concern. Our opinion is not qualified in respect of this matter.

Other matters - Statements of added value

The individual and consolidated statements of value added for the year ended December 31, 2017, prepared under the responsibility of the Company’s management, and presented as supplementary information for IFRS purposes, were submitted to audit procedures performed in conjunction with the audit of our financial statements. In forming our opinion, we assess whether these financial statements are reconciled with the financial statements and accounting records, as applicable, and whether their form and content are in accordance with the criteria defined in Technical Pronouncement CPC 09 Statement of Added Value. In our opinion, these statements of value added were appropriately prepared, in all material respects, according to the criteria set forth in this Technical Pronouncement and are consistent with the individual and consolidated financial statements taken as a whole.

10.5.   Critical accounting policies adopted by the Company (including accounting estimates made by management on uncertain issues, material for the description of the financial position and results, which require subjective or complex judgments, such as: provisions, contingencies, revenue recognition, tax credits, long-lived assets, useful lives of non-current assets, pension plans, foreign currency translation adjustments, environmental recovery costs, asset recovery testing criteria, and financial instruments)

Our Officers clarify that our Individual and Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB), and the pronouncements, guidelines and interpretations issued by the Accounting Pronouncements Committee (CPC), approved by the Brazilian Securities and Exchange Commission (CVM), effective on December 31, 2019, which are the same followed for the financial statements for the year ended December 31, 2018 and for the year ended December 31, 2017.

In preparing the financial statements, our management uses estimates and assumptions based on historical experience and other factors, including expected future events, which are considered reasonable and relevant. The use of estimates and assumptions frequently requires judgments related to matters that are uncertain with respect to the outcomes of transactions and the amount of assets and liabilities. Actual results of operations and the financial position may differ from these estimates. Our Officers believe that the estimates that represent a significant risk of causing material adjustments to the carrying amounts of assets and liabilities are as follows:

Revenue recognition and accounts receivables

Our revenue recognition policy is significant as it is a material component of operating results. Determining the amount and the timing of revenue recognition by Management, collection ability, and the rights to receive certain network usage revenue is based on judgment related to the nature of the tariff collected for the services provided, the price of certain products, and the right to collect this revenue. If changes in conditions cause management to conclude that such criteria are not met in certain operations, the amount of trade receivables might be affected. In addition, we depend on guidelines to measure certain revenue set by ANATEL (Brazilian telecommunications industry regulator).

Expected losses on trade receivables

The expected losses on trade receivables are determined to recognize probable losses on accounts receivable taking into account the measures implemented to restrict the provision of services to and collect late payments from defaulting customers. The estimate of expected credit loss on trade receivables is recognized in an amount considered sufficient to cover possible losses on the realization of these receivables and is prepared based on historical default rates and projections of future conditions that impact collections.

There are cases of agreements with certain customers to collect past-due receivables, including agreements that allow customers to settle their debts in installments. The actual amounts not received may be different from the allowance recognized, and additional accruals might be required.

Depreciation and amortization of assets with finite useful lives

Property, plant and equipment items and intangible assets with finite useful lives are depreciated and amortized, respectively, on a straight-line basis, over the useful lives of the related asset. The depreciation and amortization rates of the most significant assets are shown in the notes to our financial statements.

The useful lives of certain assets may vary as they are used in the fixed-line or mobile telephony segments. We review the useful lives of assets annually.

Impairment of long-lived assets

The recoverable amounts of long-lived assets are determined by comparing the calculations of their value in use and their sales prices. These calculations required the use of judgments and assumptions that may be influenced by different external and internal factors, such as economic trends, industry trends and interest rates, changes in business strategies, and changes in the type of services and products sold by us to the market. The use of different assumptions may significantly change our financial statements.

For impairment assessment purposes of the Cash-generating Unit (CGU), we defined the value in use of our assets.

In measuring the value in use, we based our cash flow projections according to the aforementioned strategic plan, approved by Management and already disclosed to the market in a material fact notice. These forecasts cover a ten-year period, taking into account the useful lives of the assets and are consistent with prior years’ cash flows. The discount rate used on the cash flows corresponds to a weighted average cost of capital of 10.94% (11.55% in 2018), which is reviewed by us at least annually.

Pursuant to CPC 01 R1 (IAS 36), an impairment loss is allocated to reduce the carrying amount of the assets of a cash-generating unit, firstly to reduce the carrying amount of any goodwill based on expected future profitability and, subsequently, the other assets of the cash-generating unit proportionately to the carrying amount of asset of the cash-generating units.

Leases

The assumptions related to the appropriated discount rates used in the fair value calculation of the present value of the lease payments are subject to significant fluctuations due to different external and internal factors, including economic trends and our financial performance. The use of different assumptions to measure the present value of our leases may have a material impact on the estimated present value of the right-of-use asset and the lease liability in the balance sheet.

Fair value of financial liabilities

The assumptions related to the discount rates used in the fair value calculation of our financial liabilities are subject to significant fluctuations due to different external and internal factors, including economic trends and our financial performance. The use of different assumptions to measure the fair value of the financial liabilities can have a material impact on the estimated fair value of these financial liabilities and the amounts recognized as borrowings and financing in the balance sheet, as well as the amounts recognized in profit or loss.

Provisions

We recognized provisions for contingencies basically originated at the juridical and administrative levels, with labor, tax, and civil nature. Depending on the nature of the contingency, our management uses the statistical measurement or the individual measurement methodology to calculate provisions for contingencies. In any of these methodologies, we use a set of assumptions, information, an internal and external risk assessment, and statistical models that management considers to be appropriate, including the successful implementation of the Judicial Reorganization Plan; however, it is possible that these change in the future, which could result in change in the future provisions for losses.

Fair value of available-for-sale financial assets

The available-for-sale financial assets related to the investment in Unitel were initially valued at fair value pursuant to the information disclosed in external reports used during the capital increase of PT. These estimates are calculated and reviewed by our management based on financial assumptions observable in the market (discount rate, interest rate, foreign exchange rate), operating assumptions (estimates about the development of the future cash flows of each business), and qualitative assumptions (outcome of the lawsuits filed by against third parties).

The estimates prepared by our management may not necessarily be an indicator of the cash amount that we would receive or pay if we settled these transactions, since the estimates were made in an uncertain environment and any material change in the assumptions used may have a material impact on the estimated amounts.

Deferred income tax and social contribution

We recognize and settle taxes on income based on the results of operations determined in accordance with the Brazilian corporate law, taking into consideration the provisions of the tax law, which are materially different from the amounts calculated for CPC and IFRS purposes. Pursuant to CPC 32 (IAS 12), we recognize deferred tax assets and liabilities based on the differences between the carrying amounts and the taxable bases of the assets and liabilities.

We regularly test deferred tax assets for impairment and recognizes an allowance for impairment losses when it is probable that these assets may not be realized, based on the history of taxable income, the projection of future taxable income, and the time estimated for the reversal of existing temporary differences. These calculations require the use of estimates and assumptions. The use of different estimates and assumptions could result in the recognition of an allowance for impairment losses for the entire or a significant portion of the deferred tax assets.

Employee benefits

The actuarial valuation is based on assumptions and estimates related to interest rates, return on investments, inflation rates for future periods, mortality indices, and an employment level projection related the pension fund benefit liabilities.  The accuracy of these assumptions and estimates will determine the creation of sufficient reserves for the costs of accumulated pensions and healthcare plans, and the amount to be disbursed annually on pension benefits.

These assumptions and estimates are subject to significant fluctuations due to different internal and external factors, such as economic trends, social indicators, and our capacity to create new jobs and retain our employees. All assumptions are reviewed at the end of the reporting period.  If these assumptions and estimates are not accurate, there may be the need to revise the reserves for pension benefits, which could significantly affect Company results of operations.

10.6.   Material items not disclosed in the Company's financial statements

Not applicable, since there are no Material items not disclosed in our financial statements.

a)    assets and liabilities held by the Company, either directly or indirectly, that are not disclosed on its balance sheet (off-balance sheet items), such as: i) operating leases, assets and liabilities; ii) portfolios of receivables written off on which the entity still holds risks and liabilities, pointing out the related liabilities; iii) contracts for future purchase and sale of goods or services; iv) unfinished construction contracts; and v) future financing receipts agreements

Not applicable, since there are no other assets and liabilities held by the Company not disclosed in the financial statements.

b)   other items not disclosed in the financial statements

Not applicable, since there are no other items not disclosed in our financial statements.

10.7.   Officers’ comments on each item not disclosed in the financial statements referred to in item "10.6"

Not applicable, since there are no other items not disclosed in our financial statements.

a)       how such items change or may change the revenues, expenses, operating income, financial expenses or other items in the issuer's financial statements

Not applicable.

b)       nature and purpose of the operation

Not applicable.

c)        nature and amount of the obligations assumed and rights generated in favor of the issuer as a result of the operation

Not applicable.

10.8.   Officers' comments on key elements of the Company's business plan:

(a) (i) quantitative and qualitative description of ongoing investments and planned investments;

Our Officers present below a quantitative and qualitative description of our investments in progress and planned investments:

Our Officers believe that investments are important to meet projected demand by increasing operating efficiency. In order for these effects to occur in an organized manner, enabling sustainable growth in our Company through the provision of services on a fixed-line network, which includes (i) voice and data services, with equipment installed at distributed localities; (ii) telephone switchboard; (iii) data communication equipment; and (iv) a capillary network of access lines connecting customers to these service centers, interconnected by long-distance transmission equipment. The most significant projects by technique are described below:

Data Network

Our Officers inform that the projects for the data network include the following activities:

  Acquire and expand data communication equipment to support the annual growth of IP traffic of approximately 35% and fixed and mobile 3G and 4G services, as well as corporate and residential services;
  Implement customized solutions, portfolio products and last-mile accesses for customers, including access opticalization; and/or characteristics related to the Service Level Agreement (SLA);

•   Increase the capillarity of 100Gbps connections to ensure greater IP traffic flow, enhance access to content providers, and consequently ensure a better Internet browsing experience;

 •  Modernize the network equipment plant due to obsolescence and increase capacity to support the expected demand growth.

Voice Network

Our Officers inform that Oi's switched network faces the challenge of evolving in order to supply new value added services to our customers and enable the gradual replacement of our legacy plant, using mainly new technologies based on the NGN (Next Generation Networks) and IMS (IP Multimedia Systems) concepts.

We have been intervening from time to time to promote the removal and replacement of legacy plants, while investing in the expansion of NGN and IMS solution to meet new customer demands, which tend to the replacement of legacy and long distance traffic (local and international) using VoIP.

As a direct result of this strategy, we are progressing in the implementation of IP Multimedia Systems (IMS), an Internet Protocol (IP) services platform that enables the convergence of voice, data, and video services, which represents the core of our Triple Play offer. The IMS core will not only grant us control for the VoIP feature but also the integration of access control and authentication for all three services, in addition to enabling the development of fixed/mobile convergence.

We are also focused on transforming corporate voice solutions focused on IP environment, evolving traditional legacy services to products based on the SIP technology, such as SIP Trunking, thus also seeking convergence of B2B products with the cloud environment.

Transport Networks

The expansion of transport networks aims at ensuring the outflow capacity and high resilience needed for the services expansion plan, the growth of voice and IP traffic, and a better customer experience. The key projects are as follows: (i) National and state backbone expansion; (ii) Satellite network optimization, (iii) Preparation for 100Gbps customer traffic at all layers and the implementation of metropolitan networks to support 4.5 and 5G traffic; (iv) Route protection/optimization projects; and (v) growth of IP aggregators to the interior of the country, allowing access to content closer to the customer.

The full 100Gbps optical layer is being expanded to provide more efficient capacity utilization.

We are also keep expanding our optical coverage in dozens of municipalities, both to increase availability and resilience, and to offer services.

Network Management

Our Officers inform that the Network Management projects are distributed throughout the following activities:

Develop planning activities and Operation Support Systems (OSS) projects that serve the fixed, mobile and data networks, with the continuous goal of improving the management and performance of the networks with the reduction of time to identify failures and root causes, reducing the repair and undue claims SLA;

Develop new equipment, networks and systems integration projects for our current OSSs in all its layers (failure and performance oversight and monitoring, procurement, authentication, etc.);

Updating the Network Management Center (NMC) management platforms to support new versions and the growth forecast of network and user elements, in particular FTTH, new versions and higher number of network and user components, by monitoring the capacity, performance, versions and stability of existing OSS platforms, with an infrastructure downsizing and streamlining of preventive and proactive maintenance to ensure possible expansions and high service availability.

Access Network

Our Officers inform that the investments related to the access network are distributed to:

  Address recently built buildings with FTTH networks;
  Promote the technological evolution of the existing network to meet market requirements for fixed broadband;
  Promote cable upgrade and redundancy projects, including building redundant fiber optic routes and cables for linear routes or ring closures; and
  Expand the existing optical network (FTTH) to improve operational indicators in regions where the metal network is highly degraded;
  Migrate copper network customers to FTTH network by seeking higher speed broadband supply.
  Develop solutions in the customer's environment by focusing on improving the customer's experience.

In the access network, we highlight the fiber deployment project to the customer's home (FTTH) to support our Triple Play services offering, improve the service quality, and cut maintenance costs of the outside network currently made up of copper. The optical technology chosen—GPON—is designed to support IPTV and video services, and up to 200 Mbps VoIP and high-speed Internet services.

We currently have an ongoing network capacity development project to increase the FTTH broadband supply up to 1GBps, in addition to the development of GPON to XGSPON solutions with an increase of the current network capacity from 2.5GBps to 10GBps.

Mobile Network

As a result of the compliance with the 4G LTE obligations to ANATEL for 2017, we implemented new 4G Stations in 2600 MHz or 1800 MHz, which served new municipalities in regions I, II and III, considering the data service, in addition to new 3G sites that enabled voice calls in these municipalities.

Investments in Coverage capacity

In 2017, we carried out capacity expansions of 35% of our existing 3G sites to increase the speed of our 3G connection. In addition, to improve our data services users’ experience, we granted our 2G users access to our 3G network by migrating their data plan from 2G to 3G and upgrading their devices to be 3G compatible.

Since 2018, our investments have been focused on increasing data coverage based on regional 1800 MHz reframing according to market priorities seeking synergy in fixed-mobile networks. Our strategy also takes into account equipment modernization in order to be prepared for technological evolution with new 5G ready hardware.

The activities in 4G, 3G and 2G networks are associated to our strategic plan, which considers the standardization and equalization of suppliers, seeking synergy/technological development with integrated technologies (SINGLE RAN). Always following the expansion of 4G 1800 MHz coverage, according to the market priorities, 2G and 3G equipment is modernizing, integrating 4G/3G/2G technologies in single hardware platforms.

Among the important projects, we highlight the increase of the Mobile Network capacity with the progress in the project to readjust its 1,800MHz spectrum to offer 4.5G technology features. In 2018, we offered 4G coverage in 902 municipalities in Brazil, with 4.5G coverage in 25 of them.

In 2019, we reached the mark of 1,018 cities with 4G coverage, including 44 cities with 4.5G coverage. These projects, associated with the investments that Oi has been making in its transport network and its great fiber capillarity in the country, will bring a continuous improvement in the data use experience.

We also maintained the expansion of our 4G LTE Network in order to comply with the coverage commitments set forth by the regulatory agency, in addition to the enabling of features for improving user perception.

Mobile Infrastructure Sharing Agreements - RAN Sharing

We keep in our agreements the possibility of implementing RAN Sharing configuration, where there is a radio-sharing configuration (Radio Access Network) by Oi and other Carriers, where LTE eNode B access and its transmission network are shared with TIM and Vivo, thus sharing coverage costs. This technique is pioneer in the Americas and has proven very efficient in increasing coverage with lower expansion costs.

This business model started in November 2012, when we entered into a memorandum of understanding with TIM for the joint use of elements of our 4G network under a 2600 MHz RAN Sharing model according to which we would invest in infrastructure in certain cities, while TIM would invest in infrastructure in other cities. At the end of 2013, the Company and TIM extended this memorandum by entering into the 2013 RAN Sharing Agreement, which is effective for 15 years. Under the initial terms of the 2013 RAN Sharing Agreement, we supplied 4G technology to more than 80% of urban areas in all Brazilian capitals and cities with over 500,000 inhabitants. In 2017, we expanded to cities with less than 100,000 inhabitants, reaching 813 cities with 4G coverage. In 2018, we expanded the 2013 RAN Sharing contract to include 1800 MHz frequencies, enabling us to use the TIM network for coverage expansion. This agreement allowed in 2019 the coverage expansion in 30 new cities using LTE 1800 MHz technology, with Oi using the TIM network in RAN SHARING configuration scenarios.

In June 2015, we entered into another memorandum of understanding with the joint use of 4G network elements under an RAN Sharing model in which Oi, TIM and Telefônica Brasil agreed to invest proportionally (50% from Telefônica Brasil, 25% Oi and 25% TIM) in sites in certain cities based on the respective 2600 MHz coverage obligations of each carrier.

Agreement that we are referring to as the 2015 RAN Sharing Agreement, effective for 12 years. This agreement covered 427 cities in 2017 and there were no agreements in 2018 and 2019.

(A) (ii) sources of investment financing

Our Officers present below the sources of financing for the investments:

Our Officers inform that we and our subsidiaries historically use short and long-term loans from development agencies and multilateral banks as a source of financing for capital investments, as well as the issue of debt securities in the domestic and international capital markets, which should be maintained as a strategy for financing capital investments for the next few years, in accordance with the restrictions of Law 11,101/2005 and other laws to which we are subject, as well as the provisions of the Judicial Reorganization Plan.

(a) (iii) material disinvestments in progress and planned disinvestments

Our Officers clarify that, in the context of the judicial reorganization proceeding and in line with the strategic plan, they are pursuing options to maximize the value of our Transformation Actions and a sustainable business model emphasize the improvement of operating and financial performance. The main actions include the divestment of noncore assets with potential impact. The assets held for sale and initiatives taken, include: Towers, Data Center, Properties, etc.

As art of the ongoing planned divestments, on January 24, 2020, we sold and transferred all the shares issued by the Portuguese holding PT Ventures SGPS S.A. (“PT Ventures”) to the Angolan company Sociedade Nacional de Combustíveis de Angola, Public Company - Sonangol E.P. (“Sonangol”).

The total amount of the transaction was US$1 billion: (i) US$699.1 million was paid to Africatel by Sonangol on January 24, 2020, (ii) US$60.9 million already paid to Africatel prior to the transfer of PT Ventures’ shares; and (ii) US$240 million, fully guaranteed by a guarantee letter issued by a first line bank, to be paid unconditionally by Sonangol to Africatel until July 31, 2020, with a minimum monthly flow of US$40 million assured to Africatel as from February 2020.

On February 21, 2020, we concluded the sale of the property located at 99 General Polidoro Street, Botafogo, in the city of Rio de Janeiro, for BRL120.5 million, with the transfer of the referred property to the buyer and the financial settlement of the transaction.

Our Officers comment below on the acquisition of plants, equipment, patents, or other assets that should materially affect our production capacity:

b) acquisition of plants, equipment, patents, or other assets that should materially affect our production capacity

Our Officers inform that our capital investments related to fixed assets totaled BRL7,813 million as at December 31, 2019, BRL6,077 million in 2018 and BRL5,629 million in 2017. The table below shows our investments in the expansion and modernization of our facilities in the periods indicated:

Item	2019 (In millions on Brazilian reais)	2018 (In millions on Brazilian reais)	2017 (In millions on Brazilian reais)
Data transmission equipment	2,947	1,993	1,846
Installation services	742	539	644
Mobile networks and systems	905	820	602
Voice transmission	496	731	726
Information technology services	684	720	729
Telecommunications services infrastructure	429	500	496
Buildings and improvements	88	70	80
Network management system equipment	224	171	94
Backbone	630	304	237
Internet service equipment			1
Other	668	229	174
Total capital investments	7,813	6,077	5,629

Our Officers hereby inform that our investments for the one-year periods ended December 31, 2019, 2018 and 2017 included the following:

  We aimed investments of BRL905 million in 2019, BRL820 million in 2018, and BRL602 million in 2017 to the mobility segment;
  Significant investments in supplying broadband services, both aiming at the expansion of our network capillarity, and the increase of speeds available to customers. Additionally, the expansion of data network capacity, aimed at serving the corporate segment, contributed to total investments of BRL2,947 million in 2019, BRL1,993 million in 2018 and BRL1,846 million in 2017 in data communication;
  In the voice segment, our investments made in 2019, 2018 and 2017 were aimed at serving new ventures in our area of operation and the modernization of internal and external plants, aiming at improving quality and allowing greater agility in meeting demands; and
  In order to support the aforementioned growth, we invested in telecommunications infrastructure, including transport networks (backbones), IT infrastructure, and network management platforms.

c) new products and services, pointing out: i) a description of ongoing researches already disclosed; ii) total amounts spent by we on surveys for the development of new goods or services; iii) projects under development already disclosed; iv) total amounts spent by us on the development of new goods or services.

Our Executive Officers present below the new products and services, pointing out: i) a description of ongoing researches already disclosed; ii) total amounts spent by we on surveys for the development of new goods or services; iii) projects under development already disclosed; iv) total amounts spent by us on the development of new goods or services:

Innovation, research and development

Innovation has always been present in our DNA since our inception and has been the most important instrument for our growth, always focusing on the value perceived by our customers.

Innovative strategies and initiatives, such electing the GSM standard, the convergence strategies, and the SIM card Standalone and the initiative to unlock devices. We were the first carrier with a quadruple play offering, a package with four integrated solutions for fixed and mobile telephony, internet and TV, when Oi TV was launched. We were the first company to discontinue the fine for changing carrier and also the need to use several SIM cards for customers to make tariff-exempt on-net calls, innovating with an offering that allows customers to use minutes for any carrier, among others. These strategies became important competitive edges to drive growth and solidify the significant share that we have gained in the Brazilian market.

We will continue to conduct independent innovation, research and development activities in the telecommunications services and information and communication technology segments, for the purpose of leveraging the achievement of our strategic goals in addition to ensuring excellence in the operation and services delivery processes.

The innovation, research and development activities at Oi are referenced in the Oslo and Frascati manuals and use the open innovation model in service companies. Against this backdrop, we have been developing our Innovation Ecosystem in an integrated manner and by interacting with most of the entities that make up the Brazilian innovation system, in particular through partnerships with the innovation community, solutions and equipment providers, and national research centers. We will continue working as an innovation and R&D provider together with the partners in our system.

Created in 2009, our Innovation Program is based on the concept of open innovation, which advocates the development of innovation with the engagement of an ecosystem of partners, consisting of universities and research centers, technology suppliers and companies incubated in centers of excellence in technological innovation, working in partnership with Oi to design, develop and implement innovative solutions and projects in products, services and business processes.

We have established our performance as an innovation and R&D promoter in this ecosystem through:

❑  Cooperation and technological development arrangements with national research centers (STIs);

❑  Arrangements with education and research institutions and the National Education and Research Network (RNP);

❑  Partnerships with the telecommunication equipment industry using national technology;

❑  Partnerships with local suppliers with great innovation potential.

In the three-year period 2009-2011, we focused on structuring the innovation, research and development area, mapping and developing our ecosystem and developing and encouraging projects that are consistent with this new approach for our company, including the following activities:

❑  Creating the Innovation and R&D area;

❑  Initial dissemination of the innovation culture;

❑  Structuring our Innovation Ecosystem;

❑  Implementation of project processes, monitoring and control;

❑  Launch and consolidation of the "Cooperation with the National Technology Industry" Program;

❑  Entering into Celebration of Technological Cooperation Arrangements with public and private Science and Technology Institutes (STIs);

❑  Encouraging the development of new innovation and R&D projects through promotion initiatives;

❑  Intensifying project development with the involvement of STIs;

❑  Launching initiatives to increase the Innovation Ecosystem through internal and outside campaigns;

❑  Expanding our Innovation Ecosystem through initiatives to encourage the presentation of project proposals, such as the Call for Applications.

Innovation and Entrepreneurship Initiatives

In 2016, we filed with ANATEL a proposal to include Venture Capital investment practices as one of the R&D investment modalities for leveraging the innovation potential in our business, a practice called Corporate Venturing. This activity is based on the incubation and acceleration of innovative projects that often come from Research, Development and Technological Innovation, generating new products and businesses with the possibility of profitable investments. The difference between the innovation model used by us until and the supplementary Corporate Venturing model, consists of keeping intellectual property in the start-up to be used in internal projects and products with greater added value for the company, thus generating new job opportunities, new ventures and businesses, continuous development and technological advances, promoting Brazil’s economic growth.

In November 2017, in association with other companies and research centers, we launched Incubator Oito, a new entrepreneurship and innovation hub in Rio de Janeiro, with the view of creating an aggregating entrepreneurship and innovation center that is a benchmark in Rio de Janeiro in terms of creating new businesses, accelerating technological solutions, developing startups, and supporting social initiatives.

2018 marked the beginning of Oito’s Incubation Program, where seven startups were selected and participated in mentoring, training, and acceleration activities that took place at Oito co-work space.

As a result of the Digital Initiatives, we recorded an increase in operating efficiency that generated cost cuts in several areas, such as: Customer Service, Technical Support, E-commerce, and Billing. Besides the financial benefits, these initiatives resulted in the improvement of the customer experience.

Completed Projects

During the first cycle of the Inova Program in 2011, six projects were approved. As for the 2012 cycle, nine projects were qualified to receive the financial incentives. In 2013, twenty-four projects were developed with the support of this program, 17 of which were fully paid with these funds. In 2014, thirty-seven projects were fully paid with these funds. In 2015, twenty-five projects, in 2016, twenty-three projects, in 2017, ten projects, and in 2018, nine projects were fully paid with the Program's funds. In 2018, the Program was discontinued, leaving one project that was completed in 2019.

This process also involves the strategic and financial evaluation of the opportunities studied, the choice of the most promising opportunities and the definition of goals, targets, and design of projects that will be carried out.

In addition to these initiatives directly supported by the R&D area, there are other innovative initiatives developed and managed individually by our business and technology areas with the support of the innovation group, which contribute to the achievement of the specific goals and targets of our Strategic Plan.

The results expected in both contexts are:

❑  Improving project prioritization and investment allocation;

❑  Greater synergy between areas and segments in the development projects with similar requirements or features;

❑  Leveraging better competitive advantages and external perception of our innovative performance.

2019 Retrospective

In 2019, the Digital Initiatives were strengthened and leveraged the impacts on the customer experience and improved operational efficiency.

Among the initiatives, we highlight human and digital service. We launched JOICE, our artificial intelligence assistant, which during this stage encompasses the automation of service and technical support; we added new functionalities to the Virtual Technician application, which facilitates technical self-service; and expanded the automation of the Operations Center.

Six months after launch, JOICE doubled the volume of transactions because of its use in the main service channels: WhatsApp, Minha Oi website, Facebook Messenger, and Twitter Direct Message. Its main functions include: provide the barcode to pay the bill, deliver the bill by WhatsApp or email, perform remote repair actions, inform the customer about a technician visit, the technician’s route including with photo and geolocation.

Together with the other Initiatives, we reached 61% of our customers using only digital channels and cut the number of technical service jobs by 33%.

Throughout 2019, Oito developed a new methodology for investing in startups with greater focus on the challenges of generating new revenue, increasing efficiency, and cutting costs, contacting startups that have solutions in traction stage that could help us pursuing innovative solutions that would benefit Oi.

The solutions and products developed by Oito’s startups have the support and mentorship of our Innovation function to be tested and potentially adopted by our company, both for internal use and to become part of our portfolio of solutions offered to the market.

During the 2019 cycle, the entrepreneurs submitted proposals to solve the challenges proposed by Oi in four fronts: operating, business, finance, or open telecom, a category dedicated to solutions that may solve problems or seize opportunities related to the telecommunications industry. Against this backdrop, we have been developing our Innovation Ecosystem in an integrated manner and by interacting with most of the entities that make up the Brazilian innovation system, in particular through partnerships with the innovation community, solutions providers, and national research centers. We will continue working as an innovation and R&D provider together with the partners in our system.

Material goals for 2020

❑  Reduce structural costs from scanning on five fronts: Sales and Marketing, IT, Organizational Processes, and Network;

❑  Support the efficiency strategy and operational streamlining;

❑  Develop new initiatives focused on improving customer experience;

❑  Intensify the incentive to the development of innovative and disruptive projects;

❑  Incubate new companies at Oito (Oi's Innovation and Entrepreneurship Hub) accelerating new ideas/innovation projects and R&D, focused on new products and/or new business models under a Corporate Venturing model;

❑  Foster a culture of innovation and entrepreneurship within Oi (Digital Enterprise).

10.9.   Officers’ comments on other factors that have materially influenced operating performance and have not been identified or commented on in the other items in this section

Our Officers clarify that there were no other factors that have materially influenced operating performance and have not been identified or commented on in the other items in this section.

57

EXHIBIT III

INFORMATION ON THE REMUNERATION OF THE MANAGEMENT

(Items 13.1 to 13.16 of the Reference Form)

13.1 - Description of the compensation policy or practice, including of the non-statutory Board of Officers

Compensation policy or practice of the Board of Directors, Board of Officers and Fiscal Council,, addressing the following aspects:

a.                 Objectives of the compensation policy or practice

The compensation Practices adopted by the Company have the following objectives:

•       To attract, retain and encourage high performance from its executives for developing and achieving the Company’s business strategies;

•       To provide competitive compensation levels compared to those practiced by selected markets;

•       To align them to the short, medium and long-term interests of the Company’s shareholders; and

•       Being simple, transparent and easily understood by the shareholders.

Board of Directors, advisory committees and Fiscal Council

The compensation philosophy and practices are applied to the members of the Board of Directors and their respective adivisory committees, as well as to the members of the Fiscal Council.

The governance model of the Company and of its subsidiaries projects a Board of Directors with strong presence and aligned with the interests of the shareholders for short, medium and long terms, and add value to the company, through the combination of different expertise, experiences and operating focus.

The members of the Board of Directors, of the respective committees and of the Fiscal Council have fiduciary duties in relation to the Company and all its shareholders and are professionals that stand out in their respective fields of operation. Due to this qualification, they receive flat monthly compensation.

Board of Officers

The Company applies the same philosophy and strategy of compensation to all Officers, namely, offering fair compensation to its executives in a comparative market, considering the scope of duties and seniority of the office holder, creating an opportunity of total earnings differentiated according to short and long term results, as well as of the individual performance of the executives, whereby assuring the ability of the company in attracting, retaining and encouraging high performance of executives, aligning their interests to those of the shareholders.

In order to reach that goal, the Company adopts an approach segmented by organizational levels, defining a specific strategy for each compensation line, for the purpose of balancing out the impact of each compensation element with market practices and business objectives, assuring the competitiveness of the total compensation in the market.

The compensation practiced for Officers is comprised of a flat portion (wages/management compensation and benefits) and variable compensation (short and long term incentives), as detailed in the aforementioned portions throughout the information on the composition of the compensation.

b.                Compensation Structure

The Company’s compensation practices follow the same philosophy for all its subsidiaries and provide the same composition for all of them.

i.      Description of the compensation elements and objectives of each of them

Board of Directors

Fixed Compensation

Estimated Self-Employment Income: The compensation of the Board of Directors consists, exclusively, of a monthly fixed compensation (fees). The compensation has the purpose of compensating the scope of operations of the office, as well as the performance of its holder, within a responsibility scope attributed to the Board of Directors of the Company. The practiced values are in line with the Company’s Compensation strategy, in addition to considering the time of dedication to the respective management body.

Committees Attendance: the members of the Board of Directors that comprise the committees of the Company receive a fixed monthly amount (fees), for the purposes of compensating activities related to the relevant committee. This fixed amount compensates the additional duties of committee members within the scope of responsibility assigned to the members, according to parameters set by values practiced in the market for companies with similar size and capital structure, in line with the Company’s Compensation strategy.

Pursuant to Law No. 6404/76  (“Brazilian Corporation Law”) and the Company’s Bylaws, it is incumbent to the shareholders, convened in Annual General Ordinary Shareholders’ Meeting, to establish the total annual compensation of Management and members of the Company’s Fiscal Council. However, the Board of Directors is competent to deliberate on the distribution of such total annual compensation among its members and those of the Board of Officers.

Variable Compensation

The members of the Board of Directors are not entitled to variable remuneration.

A new long-term share-based incentive plan for the Board of Directors (Board of Director’s Stock Granting Plan) was submitted and approved at the Extraordinary Shareholders’ Meeting held on April 26, 2019.

However, the Board of Directors of Oi, out of respect for the manifestation of the Public Ministry and the Judicial Recovery Court regarding the new long-term incentive plan, decided and communicated at the Extraordinary Shareholders’ Meeting itself that it will only be implemented after the decision of the said judgment.

The objective of the plan is to allow the granting of Shares to the Beneficiaries, aiming to promote the high commitment of the members of the Board of Directors and to keep them committed to support the achievement of the strategic goals and also to seek alignment with the Company's shareholders in the medium and long term.

As soon as there is a judicial decision authorizing the implementation of the Stock Granting Plan of the Board of Directors, the Company will comply with the decision adopted by the Extraordinary Shareholders’ Meeting of April 26, 2019.

FISCAL COUNCIL

Fixed Compensation

Estimated Self-Employment Income: the compensation of the Fiscal Council is comprised, exclusively, by a fixed monthly compensation (fees). The objective of the compensation is to compensate each member within the scope of responsibility attributed to the Fiscal Council of the Company. Alternates will only receive compensation if they take office due to a vacancy, impediment or absence of the respective official member. The determination of the compensation of members of the Fiscal Council is made in accordance to the rate of the average compensation attributed to Statutory Officers. The compensation of members of the Fiscal Council is set by the Shareholders’ Meeting that elects them in accordance with Paragraph 3 of Article 162 of the Brazilian Corporation Law.

Variable Compensation

The members of the Fiscal Council are not entitled to variable compensation.

BOARD OF OFFICERS

Fixed Compensation

Salary: they have the purpose of compensating the scope of the office, as well as the performance of its holder, within the attributed scope of responsibility.

The Company’s strategy consists in positioning the base wage of executives in line with the market average for balancing overhead and ensuring competitiveness to this portion of compensation.

The Company uses the Hay methodology of evaluation of offices as a tool to set both the internal balance, defining levels that group offices by size, complexity and impact in similar business, as well as for setting accurate standards for comparison with the market.

The salary ranges are defined in accordance with market reference with amplitudes (minimum and maximum) that allow recognizing the performance of the office holders relative to the market value of the position.

Direct and indirect benefits: the Company has a benefit policy compatible with market practices, which seeks to offer its employees medical, dental care, pharmacy assistance, group life insurance, meal allowances, private pension plan, among others, which, summed to the fixed and variable compensation make the compensation package both competitive and attractive in the market.

Post-Employment Benefits: The Company offers all its employees the possibility of participating in the private pension plan, freely chosen by the employee, seeking to increase the attractiveness of his compensation package.

Variable Compensation

The variable compensation practiced for Officers is based on short and long term incentives, as detailed for these relevant portions:

Short Term Incentives (”Bonus”): encompasses the annual sharing in the Company’s profits, defined by indicators and measurable measures deriving of the business plan and of the annual budget approved by the Board of Directors . The purpose is to encourage and reward according to the results of the business plan of the year, as well as recognizing, in a meritocratic basis, the individual performance of the executives, in addition assuring competitiveness in the market.

In addition to acknowledging and rewarding, the short term incentive works as a tool to assure clarity and focus on the key results indicators assuring excellence in the execution of the business plan.

The program provides that, on an annual basis, after the business plan is approved, key results indicators are set for financial and/or operating excellence items, which will be measured for compensation purposes.

The Company’s strategy is to position the opportunity for gain in the program in the third market quarter for results in line with the business plan, offering an opportunity for higher gains in accordance with higher business and individual executive performance results.

The target reward levels for expected results, as well as maximum ones, are set by organizational level in accordance with the mix and compensation values practiced by the market.

Long-Term Incentives (“Stock-Based Compensation”):

A long-term share-based incentive plan for executives (Stock Granting Plan of the Board of Officers) was submitted and approved at the Extraordinary Shareholders’ Meeting held on April 26, 2019.

The objective of this plan is to allow the granting of Shares to the Beneficiaries, aiming to promote high engagement of the executives and keep them committed to guarantee the achievement of the strategic goals and also to seek an alignment of the executives with the Company's shareholders in the medium and long term.

The Board of Directors of Oi, out of respect for the manifestation of the Public Ministry and the Judicial Recovery Court regarding the new long-term incentive plan, decided and communicated at the Extraordinary Shareholders’ Meeting itself that it will only be implemented after the decision of the said judgment.

And, on December 20, 2019, accepting the decision handed down by the Court of the 7th Business Court of the Rio de Janeiro District, confirmed in December 2019 by the 8th Civil Chamber of the Rio de Janeiro Court of Justice (which dismissed the interlocutory appeal), instrument nº 0035453-90.2019.8.19.0000 filed by the Public ministry of RJ regarding the payment of the ILP, confirming that the Stock Granting Plan would be suspended only to the members of the Board of Directors until the end of the judicial recovery, the Board of Directors determined the implementation of the decision taken at the aforementioned shareholders' meeting in relation to the Board of Officers Stock Granting Plan.

ii.    Proportion of each element of total compensation relative to the last 3 fiscal years

The table below presents the proportion of each element in the total compensation of the managers of the Company in the periods therein indicated:

(percentage)	Board of Directors	Fiscal Council	Statutory Officers	Non-Statutory Officers
	2019
Fixed Compensation	100.00	100.00	42.18	64.02
Variable Compensation – Bonus	0.00	0.00	53.92	35.98
Variable Compensation – ILP	0.00	0.00	3.90	0.00
	2018
Fixed Compensation	100.00	100.00	28.85	43.04
Variable Compensation – Bonus	0.00	0.00	66.07	34.23
Variable Compensation – ILP	0.00	0.00	5.07	22.73
	2017
Fixed Compensation	100.00	100.00	53.56	69.90
Variable Compensation – Bonus	0.00	0.00	43.35	3.67
Variable Compensation – ILP	0.00	0.00	3.09	26.43

Considering as Fixed Compensation (Salary/Estimated Self-Employment Income, direct and indirect benefit, post-employment benefit and others (INSS).

iii.               Methodology for calculation and adjustment of each of the elements of compensation

According to the Brazilian Corporation Law and the Company’s Bylaws, it is incumbent on the shareholders, convened in an Annual Ordinary Shareholders’ meeting, to set on an annual basis, the global compensation amount applicable to the members of the Company’s management. However, is incumbent on the Board of Directors to deliberate on the form of distribution of the amount set among its members and those of the Board of Officers.

The compensation practices provide for the following calculation methodology for:

Fixed Compensation: for Officers, the fixed annual compensation contemplates only the monthly salary or, in a few cases, a monthly salary, 13th salary and 1/3 additional vacation pay. For Board of Directors and Fiscal Council Members,the fixed compensation contemplates fees. The fixed compensation can be adjusted in accordance with the results of the salary research made, and are not mandatory, does not have a specific rule or fixed rates, however, it does seek to keep the competitiveness of the Company.

Variable Compensation: The variable compensation practiced for Officers is based on short and long term incentives, pursuant to the detailing of these portions in information of compensation composition: We point out that the members of the Board of Directors and the Fiscal Council receive, currently, exclusively fixed compensation.

A new long-term share-based incentive plan for the Executives and the Board of Directors (Stock Granting Plan of the Board of Officers and Board of Directors) was submitted and approved at the Extraordinary Shareholders' Meeting held at April 26, 2019.

The Board of Directors of Oi, out of respect for the manifestation of the Public Ministry and the Judicial Recovery Court regarding the new long-term incentive plan, decided and communicated at the Extraordinary Shareholders’ Meeting itself that it will only be implemented after the decision of the said judgment.

And, on December 20, 2019, following the decision handed down by the Court of the 7th Business Court of the Rio de Janeiro District, confirmed in December 2019 by the 8th Civil Chamber of the Rio de Janeiro Court of Justice (which dismissed the interlocutory appeal). instrument nº 0035453-90.2019.8.19.0000 filed by the Public ministry of RJ regarding the payment of the ILP, confirming that the Stock Grating Plan would be suspended only to the members of the Board of Directors until the end of the judicial recovery, the Board of Directors determined the implementation of the decision taken at the aforementioned shareholders' meeting in relation to the Board of  Stock Granting Plan.

Short-Term Incentives (“Bonus”): The calculation of the bonus has indicating parameters for financial and quality performance indicators of Oi, such as Revenues, Expenses, Cash Balance and indicators that measure the quality of the services provided, defined on an annual basis by the Board of Directors. The calculation form considers the performance of each of the indicators relative to the reaching of the respective goals set for the year, which may vary from 0% to 150%, set at 100% the projected amount (bonus target) if the goals set are met and 150% the maximum projected value (maximum bonus), if the maximum performance projected for the year is met.

Long-Term Incentives (“Stock-Based Compensation”):

The plan that was submitted and approved at the Extraordinary Shareholders' Meeting held at April 26, 2019,, are intended to allow the granting of Shares to the Beneficiaries. The "Number of Shares" is calculated individually with the purpose of maintaining the Competitiveness of the Beneficiary in relation to its function. In order to determine the "Number of Shares", the individual target is considered as a charge on the date of signature of the respective agreement. The target is converted into shares of the company (OIBR3) to be delivered, in annual transfers, provided that the performance condition of the Plan is reached.

Direct and indirect benefits: Is considered the entire benefit packages, provided that its calculation methodology and adjustment criteria are guided by the annual approval in a collective agreement. More details of the benefits offered can be seen in table 14.3 (b).

Post-Employment Benefits: On a monthly basis, the Company contributes with an amount equivalent to what is contributed by the employee to the private pension plan, in addition to fully paying the management fees and insurance defined by the plan. The plan does not provide for adjustments throughout its term.

iv.               Reasons that justify the composition of the compensation

The composition of the fixed and variable compensation forms is defined in accordance with market references that allow recognizing the seniority of office holders relative to the market value of their position. For each level of an executive according to his seniority and office, a compensation mix is adopted, considering fixed and variable in accordance with the comparable market, seeking to make the compensation attractive to the executive. This mix considers a portion of fixed compensation, with no associated risk, a short term variable portion, attached to the reaching of corporate performance indicators and, in some cases, a variable long term portion, attached to the valuation of stock prices.

The Company uses executive compensation surveys on a periodical basis, conducted by independent consulting for determining the competitiveness levels for the various compensation components (salary, benefits, short and long-term incentives).

v.                 The existence of members unpaid by the issuer and the reason behind this fact

Not applicable.

c.                 Key performance indicators that are considering in determining each element of the compensation

Members of the Board of Directors and of the Fiscal Council are currently only eligible to fixed compensation, and are not subject to performance indicators. As for Officers, they are eligible for variable compensation, and are subject to performance indicators, as detailed below.

Short-Term Incentive (Bonus)

The calculation of the bonus is based on quantitative parameters of financial and operating performance indicators of Oi, such as Income, Expenses, Cash Balance and indicators that measure the quality of services provided, currently defined by the Board of Directors.

Long-Term Incentives (Stock-Based Compensation)

The long-term share-based incentive plan that was submitted and approved at the Extraordinary Shareholders' Meeting held at April 26, 2019 do not take into account company performance indicators, but rather the evolution of Oi's share price in the market after the date of the Granting (s) foreseen.

d.                 How is the compensation structured to reflect the evolution of performance indicators

Members of the Board of Directors and of the Fiscal Council are currently only eligible to fixed compensation, and are not subject to performance indicators. As for Officers, they are eligible for variable compensation, and are subject to performance indicators, as detailed below.

Short-Term Incentive (Bonus):

The form of calculation considers the performance of each of the indicators relative to the reaching of the respective goals set for the year, and may vary from 0% to 150%, 100% being the projected amount (bonus target) if the goals are met and 150% the maximum projected amount (maximum bonus), in case of exceeding the goals, according to the upper limits of achievement defined for each performance indicator.

Long-Term Incentives (Stock-Based Compensation):

The purpose is to provide executives with participation in the development of the Company, aligning their interests to the interests of the shareholders. Moreover, the Long Term program allows the Company to retain first-line professionals, offering them the opportunity to being rewarded according to the value created to the shareholders.

The long-term share-based incentive plans that was submitted and approved at the Extraordinary Shareholders' Meeting held at April 26, 2019 do not take into account company performance indicators, but rather the evolution of Oi's share price in the market after the date of the Granting (s) foreseen.

e.                 How does the compensation policy or practice in line with the interests of the issuer in the short, medium and long terms

The Company’s compensation practices offer just compensation to its executives in the comparative market, considering the scope of operations and the seniority of the office holder. The differentiated total gain opportunity arises of short, medium and long-term business results and of the individual performance of the executives in these results, in order to ensure the company’s ability to attract, retain and motivate executives, aligning their interests to the interests of the shareholders.

In this sense, the variable short-term incentive compensation is aligned to the Company’s short-term interests, whereas the long-term variable compensation is aligned to the Company’s and its shareholders’ medium and long-term interests.

f.                  Existence of compensation supported by subsidiaries, controlled entities or direct or indirect parent companies

Not applicable. There are no compensation portions received by managers and other persons mentioned in the header of item “13.1” of this Reference Form according to the office held at the issuer, supported by subsidiaries, controller entities or direct or indirect parent companies, notwithstanding compensation portions not related to the office held at the issuer as detailed in table “13.15” of this Reference Form.

g.                 Existence of any compensation or benefit attached to the occurrence of a given corporate event, such as sale of the controlling interest of the issuer

There is compensation projected for the Statutory Officers attached to the occurrence of a corporate event, with conditional clauses, with no projection for payment in 2020.

h.                practices and procedures adopted by the board of directors to define the individual compensation of the board of directors and board of executive officers, indicating:

i. the issuer's bodies and committees that participate in the decision-making process, identifying how they participate

The Committee on Personnel, Appointments and Governance, which advises the Board of Directors of Oi, participates in the decision-making process and is responsible for evaluating all the definitions regarding the remuneration of the Statutory Officers and the Members of the Board of Directors.

After the technical evaluation of the market research and the competitiveness of the remuneration of the Officers and Board Members, the Committee defines a compensation proposal that is sent to the Board of Directors for deliberation and, subsequently, when necessary, to the General Meeting, as established in the Bylaws of the Company.

ii. criteria and methodology used to determine the individual remuneration, indicating whether studies are used to verify market practices and, if so, the criteria for comparison and the scope of these studies

With regard to the methodology used to determine the individual compensation of managers, the Company uses studies to verify market practices, with the support of independent and specialized consultants, in which the behavior and concession of benefits are observed in the scope of leading companies in the market, large-scale, cross-industry, comparable billing and reach, comparing and aligning such market practices with what is effectively adopted internally.

iii. how often and how the board of directors assesses the adequacy of the issuer's remuneration policy

The Board of Directors annually evaluates the adequacy of the methodology, practices and procedures used for the individual remuneration of the managers.

13.2 - Total compensation of the Board of Directors, Statutory Officers and Fiscal Council recognized in the results on the last 3 fiscal years and projected for the current fiscal year

Total compensation projected for the Current Fiscal Year - Annual Amounts

	Board of Directors	Statutory Officers	Fiscal Council	Total

Number of members	11.00	5.08	5.00	21.08
Number of paid members	11.00	5.08	5.00	21.08
Fixed Annual Compensation
Salary or Estimated Self-Employment Income	4,272,000.00	10,882,816.82	1,065,000.00	16,219,816.82
Direct and indirect benefits		5,327,686.36		5,327,686.36
Participation in committees	2,820,300.00			2,820,300.00
Others	1,156,708.80	28,909,004.35	213,000.00	30,278,713.15
Description of other Fixed Remunerations	- INSS	- INSS - Severance pay	- INSS
Variable Compensation
Bonus		19,281,293.10		19,281,293.10
Profit Sharing
Participation in meetings
Committees
Others
Post-employment		476,522.94		476,522.94
Ceasing of the office
Stock-based		4,733,333.33		4,733,333.33

Total compensation	8.249,008.80	69.610.656,90	1.278.000,00	79,137,665.70

Observation: Data informed in accordance with the Compensation policy set for 2020.
In the OTHERS line of Fixed Remuneration, are included the severance fees and respective charges paid as a result of the dismissal of the Chief Executive Officer, in accordance with the Transition Term approved by the Court of the 7th corporate court of Rio de Janeiro in the scope of the Judicial Recovery process of the Oi companies.

Total Compensation for the Fiscal Year as of 12/31/2019 - Annual Amounts

	Board of Directors	Statutory Officers	Fiscal Council	Total

Number of members	10.17	4.42	4.08	18.67
Number of paid members	10.17	4.42	4.08	18.67
Fixed Annual Compensation
Salary or Estimated Self-Employment Income	4,047,000.00	10,034,451.80	878,383.50	14,959,835.30
Direct and indirect benefits		961,297.09		961,297.09
Participation in committees	2,545,359.88			2,545,359.88
Others	1,090,433.20	17,022,322.43	175,676.70	18,288,432.33
Description of other Fixed Remunerations	- INSS	- INSS - Severance pay	- INSS
Variable Compensation
Bonus		25,350,966.93		25,350,966.93
Profit Sharing
Participation in meetings
Committees
Others
Post-employment		518,403.03		518,403.03
Ceasing of the office
Stock-based		1,834,649.56		1,834,649.56

Total compensation	7,682,793.08	55,722,090.84	1,054,060.20	64,458,944.12

Observation: The number of members corresponding to the annual average of the number of members of each body calculated on a monthly basis, as provided in Circular Official Letter - CVM.  The reported compensation considers only the sitting members of the Board of Directors, as there were no alternate members in 2019.

Total Compensation for the Fiscal Year as of 12/31/2018 - Annual Amounts

	Board of Directors	Statutory Officers	Fiscal Council	Total

Number of members	9.75	3.50	3.67	16.92
Number of paid members	9.75	3.50	3.67	16.92
Fixed Annual Compensation
Salary or Estimated Self-Employment Income	5,249,693.28	8,047,644.29	695,952.00	13,993,289.57
Direct and indirect benefits		1,863,559.91		1,863,559.91
Participation in committees	1,438,157.54			1,438,157.54
Others		19,326,489.88		19,326,489.88
Variable Compensation
Bonus		41,719,673.93		41,719,673.93
Profit Sharing
Participation in meetings
Committees
Others
Post-employment		397,316.35		397,316.35
Ceasing of the office
Stock-based		3,201,602.46		3,201,602.46

Total compensation	6.687.850,82	74,556,286.81	695,952.00	81.940.089,63

Observation: The number of members corresponding to the annual average of the number of members of each body calculated on a monthly basis, as provided in Circular Official Letter - CVM.  In addition to the number of official members indicated in the table above, the reported compensation considers the alternates of the Board of Directors.

Total Compensation for the Fiscal Year as of 12/31/2017 - Annual Amounts

	Board of Directors	Statutory Officers	Fiscal Council	Total

Number of members	11.00	3.25	3.33	17.58
Number of paid members	9.75	3.25	3.33	16.33
Fixed Annual Compensation
Salary or Estimated Self-Employment Income	4,306,142.00	13,152,871.06	379,916.67	17,838,929.73
Direct and indirect benefits		1,995,682.40		1,995,682.40
Participation in committees	2,264,509.84			2,264,509.84
Others		7,527,435.98		7,527,435.98
Variable Compensation
Bonus		18,689,384.87		18,689,384.87
Profit Sharing
Participation in meetings
Committees
Others
Post-employment		418,564.89		418,564.89
Ceasing of the office
Stock-based		1,333,741.08		1,333,741.08

Total compensation	6.570.651,84	43,117,680.28	379.916,67	50.068.248,79

Observation: The number of members corresponding to the annual average of the number of members of each body calculated on a monthly basis, as provided in Circular Official Letter - CVM.  In addition to the number of official members indicated in the table above, the reported compensation considers the alternates of the Board of Directors.

13.3 - Variable Compensation of the Board of Directors, Statutory Officers and Fiscal Council in the last 3 fiscal years, and the projections for the current fiscal year

Current Fiscal Year
	Board of Directors	Board of Officers	Fiscal Council	Total
Total Number of Members	11.00	5.08	5.00	21.08
Number of Paid Members	11.00	5.08	5.00	21.08
Relative to the Bonus:
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	19,281,293.10	-	19,281,293.10
Amount projected if the targets in place are met	-	13,818,362.08	-	13,818,362.08
Relative to profit Sharing	-		-
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	0.00	-	0.00
Amount projected if the targets in place are met	-	0.00	-	0.00

Fiscal Year ended in December 2019
	Board of Directors	Board of Officers	Fiscal Council	Total
Total Number of Members	10.17	4.42	4.08	18.67
Number of Paid Members	10.17	4.42	4.08	18.67
Relative to the Bonus:
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	35,068,921.82	-	35,068,921.82
Amount projected if the targets in place are met	-	24,617,197.68	-	24,617,197.68
Amount effectively recognized	-	25,350,966.93	-	25,350,966.93
Relative to profit Sharing	-		-
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	0.00	-	0.00
Amount projected if the targets in place are met	-	0.00	-	0.00

Fiscal Year ended in December 2018
	Board of Directors	Board of Officers	Fiscal Council	Total
Total Number of Members	9.75	3.50	3.67	16.92
Number of Paid Members	9.75	3.50	3.67	16.92
Relative to the Bonus:
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	43,007,727.94	-	43,007,727.94
Amount projected if the targets in place are met	-	38,637,761.14	-	38,637,761.14
Amount effectively recognized	-	41,719,673.93	-	41,719,673.93
Relative to profit Sharing	-		-
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	0.00	-	0.00
Amount projected if the targets in place are met	-	0.00	-	0.00

Fiscal Year ended in December 2017
	Board of Directors	Board of Officers	Fiscal Council	Total
Total Number of Members	11.00	3.25	3.33	17.58
Number of Paid Members	9.75	3.25	3.33	16.33
Relative to the Bonus:
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	43,246,671.40	-	43,246,671.40
Amount projected if the targets in place are met	-	21,623,335.70	-	21,623,335.70
Amount effectively recognized	-	18,689,384.87	-	18,689,384.87
Relative to profit Sharing	-		-
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	0.00	-	0.00
Amount projected if the targets in place are met	-	0.00	-	0.00

13.4 - Stock-Based Compensation Plan of the Board of Directors and Statutory Officers, in force in the last fiscal year and projected for the current fiscal year

A long-term share-based incentive plan for the Executives and the Board of Directors (Stock Granting Plan of the Board of Officers and Board of Directors) was submitted and approved at the Extraordinary Shareholders' Meeting held at April 26, 2019.

However, the Board of Directors of Oi, out of respect for the manifestation of the Public Ministry and the Judicial Recovery Court regarding the new long-term incentive plan, decided and communicated at the Extraordinary Shareholders’ Meeting itself that it will only be implemented after the decision of the said judgment.

And, on December 20, 2019, accepting the decision handed down by the Court of the 7th Business Court of the Rio de Janeiro District, confirmed in December 2019 by the 8th Civil Chamber of the Rio de Janeiro Court of Justice (which dismissed the interlocutory appeal). instrument nº 0035453-90.2019.8.19.0000 filed by the Public ministry of RJ regarding the payment of the ILP, confirming that the Stock Granting Plan would be suspended only to the members of the Board of Directors until the end of the judicial recovery, the Board of Directors determined the implementation of the decision taken at the aforementioned shareholders' meeting in relation to the Board of Officers Stock Granting Plan.

Therefore, in the form of the Plan approved by the 2019 AGE, grants were made to executives, which will only be exercisable under the terms of that Plan. The amounts foreseen for such a long-term Incentive plan were included in the respective tables of this document, together with the other amounts subject to approval by the Meeting.

a) General terms and conditions

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, are intended to allow the granting of Shares to the Beneficiaries. The "Number of Shares" is calculated individually with the purpose of maintaining the Competitiveness of the Beneficiary in relation to its function. In order to determine the "Number of Shares", the individual target is considered as a charge on the date of signature of the respective agreement. The target is converted into shares of the company (OIBR3) to be delivered, in annual transfers, provided that the performance condition of the Plan is reached.

Number of Shares per Grant = Annual Target

                                           Share Price

The reference price per Share for purposes of determining the number of Shares (OIBR3) to be granted to each Beneficiary shall be equivalent to the weighted average share price (Price x Volume) of the trading sessions of the 90 calendar days prior to the grant date, as defined by the Board of Directors.

The reference price per Share for purposes of calculating performance attainment for release according to annual terms will be equivalent to the weighted average price of OIBR3 (Price x Volume) of the 90-day trading sessions prior to the date of each year, as defined by the Board of Directors.

The Board of Directors of Oi, out of respect for the manifestation of the Public Ministry and the Judicial Recovery Court regarding the new long-term incentive plan, decided and communicated at the Extraordinary Shareholders’ Meeting itself that it will only be implemented after the decision of the said judgment.

And, on December 20, 2019, accepting the decision handed down by the Court of the 7th Business Court of the Rio de Janeiro District, confirmed in December 2019 by the 8th Civil Chamber of the Rio de Janeiro Court of Justice (which dismissed the interlocutory appeal). instrument nº 0035453-90.2019.8.19.0000 filed by the Public ministry of RJ regarding the payment of the ILP, confirming that the Stock Granting Plan would be suspended only to the members of the Board of Directors until the end of the judicial recovery, the Board of Directors determined the implementation of the decision taken at the aforementioned shareholders' meeting in relation to the Board of Officers Stock Granting Plan.

b) Plan’s Main Objectives

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, aim to promote high engagement of executives and members of the Board of Directors and keep them committed to guarantee and support the achievement of the strategic goals and also seek an alignment of executives with the Company's shareholders in the medium and long term

c) Form the plan contributes to these objectives

The plans that was submitted and approved at  the Extraordinary Shareholders' Meeting to be held on April 26, 2019, encourages meeting strategic goals, in addition to valuing the Company’s shares. Therefore, the Program promotes the engagement and commitment of its executives on the short, medium and long term, allowing beneficiaries to share in the development of the Company and the opportunity of being rewarded for creating value to the shareholders.

d) How the plan fits into the issuer’s compensation policy

The plans that was submitted and approved at the Extraordinary Shareholders' Meeting to be held on April 26, 2019 will be part of a set of awards and alignment instruments for the members of the Company's Board of Directors and Executives and complement the compensation strategy of OI.

These plans are classified as long-term incentives, instituted at the Company's initiative, devoid of custom and disconnected from the ordinary remuneration of the members of the Board of Directors and Executives, since the payment to the beneficiaries is linked to the valuation of the share during the period of validity of the program (2019-2021), without any contractionary nature.

e) How does plan aligns the interests of the managers and of the issuer on the short, medium and long terms

The plans that was submitted and approved at  the Extraordinary Shareholders' Meeting, to be held on April 26, 2019, consider the valuation of the Company's shares (OIBR3) over the term of the Plans (2019-2021) with possibility of transfers to the beneficiaries. In this way, the plans align the interests of the managers and the Company's interests in the short, medium and long term, offering the beneficiaries the opportunity to be rewarded through the generation of value for the shareholders.

f) Maximum number of comprehended stocks

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, determine a maximum number of shares covered, as follows:

BOARD OF OFFICER’S STOCK GRANTING PLAN: Under this Plan, beneficiaries may be granted grants granted annually for a period of three (3) years, representing no more than 1.5% (one point five per cent) of the Company's total share capital on the date of approval of the Stock Option Plan.

BOARD OF DIRECTOR’S STOCK GRANTING PLAN: Shares may be granted, within the scope of this Plan, in grants granted annually over three (3) years, shares representing not more than 0.40% (zero point forty per cent cent) of the Company's total share capital on the date of approval of the Stock Granting Plan.

g) Maximum number of stocks to be granted

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, do not provide for the granting of stock options.

h) Conditions for the acquisition of shares

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, state that, despite other conditions established in the Plans and respective Grant Agreements, the Beneficiary's rights to receive each of the annual tranches will always be subject to the performance condition and will only be fully acquired to the extent that the Beneficiary remains in the exercise of his / her mandate during the period between the date of grant and the dates of the transfer of shares to the Beneficiaries in the proportions mentioned below:

• 1/3 of the grant will be received in 12 months

• 1/3 of the grant will be received in 24 months

• 1/3 of the grant will be received in 36 months

The Trigger, that will create the right to receive 50% of the full amount of set in the Plan, will be the maintenance of Oi share price (OIBR3) at a level not lower than the grant date, ie if the share price on each date is equal to or greater than the share price by the time of grant.

The Beneficiaries will be entitled to the full value of the plan if the share price (OIBR3), after 36 months of grant, is equal to or greater than the grant price adjusted by the company's WACC at the end of the period.

For intermediate results, when the share price (OIBR3) is between the trigger and the condition giving entitlement to receive the full value of the plan, the Beneficiaries will be entitled to a value calculated by simple linear interpolation.

By participating in the Long-Term Incentive Plan to the Board of Directors, the Beneficiaries will be eligible during the Plan's three (3) years (2019, 2020 and 2021) to receive the "Number of Shares", which may be delivered annually upon reaching of the performance condition.

i) Criteria for setting the acquisition or exercise price

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, state that:

The reference price per Share for purposes of determining the number of Shares (OIBR3) to be granted to each Beneficiary shall be equivalent to the weighted average share price (Price x Volume) of the trading sessions of the 90 calendar days prior to the grant date , as defined by the Board of Directors.

The reference price per Share for purposes of calculating performance attainment for release according to annual terms will be equivalent to the weighted average price of OIBR3 (Price x Volume) of the 90-day trading sessions prior to the date of each year, as defined by the Board of Directors.

j) Criteria for setting the exercise period

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, state that, without prejudice to other conditions established in the plans and respective Grant Agreements, the Beneficiary's rights to receive each of the annual lots will always be subject to the performance condition and will only be fully acquired to the extent that the Beneficiary remains in the exercise of his / her mandate during the period between the date of grant and the dates of the transfer of shares to the Beneficiaries in the proportions mentioned below :

• 1/3 of the grant will be received in 12 months

• 1/3 of the grant will be received in 24 months

• 1/3 of the grant will be received in 36 months

k) Settlement form

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, establish that at the end of each period, the Board of Directors will verify compliance with the conditions established and to be provided for in the respective Grant Agreements and shall confirm the number of Shares to which the Beneficiary is entitled, and the Company shall transfer those Shares to the Beneficiary after due tax withholdings pursuant to item 12.9 below, including a reduction in the number of shares as a result of withholding of taxes , if applicable, within 60 (sixty) days, counted as from the end of each annual cycle.

l) Restrictions on the transfer of shares

Not applicable.

m) Criteria and events that, when verified, will cause the suspension, alteration or extinction of the plan

The plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, states that:

In the event of (a) a substantial change in control of the company, resulting in a change in the composition of the Board of Directors of Oi where more than half of its members will represent a single controlling group, or (b) the Beneficiaries will be entitled to receive, within 60 (sixty) days from the occurrence of the event established in this clause: (a) of the Shares whose acquisition rights have already been acquired by the Beneficiaries, but have not been effectively transferred by the Company or by a company controlled by it; and of all Shares whose acquisition rights have not yet been acquired by the Beneficiaries, so that such rights will be automatically prepaid.

In addition to the foregoing, the right to receive the Shares in accordance with the applicable Plans and Granting Agreement will automatically terminate and without any right to indemnification, and all of its effects will cease to be in full force and effect if the Company is dissolved, liquidated or if you have your bankruptcy decreed.

n) Effects of the departure of the trustee from the issuer's bodies over their rights under the stock granting plan

The Programs that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019, establish that:

STOCK GRANTING PLAN TO OFFICERS:

In the event that the self-interest beneficiary becomes detached from the Company's staff on its own initiative, or if the beneficiary is dismissed by the Company for just cause, no payment will be due for any balance relating to unexercised portions, even if on a monthly pro rata basis.

Should the beneficiary be dismissed at the Company's initiative or in the case of retirement, before the plan closes, the balance of the working period, pro rata month, at the end of the cycle will be due at the same time as the other participants.

In the event of death or permanent disability of the Beneficiary, 100% of the shares granted to him and / or his legal heirs at the moment of termination will be due.

STOCK GRANTING PLAN TO THE BOARD OF DIRECTORS:

Should the beneficiary resign, be dismissed or in case of termination, before the end of the program, the balance of the period worked, pro rata month, at the end of the cycle will be due at the same time as the other participants.

In the event of death or permanent disability of the Beneficiary, 100% of the shares granted to him and / or his legal heirs at the moment on a monthly pro rata basis.

The Board of Directors of Oi, out of respect for the manifestation of the Public Ministry and the Judicial Recovery Court regarding the new long-term incentive plan, decided and communicated at the Extraordinary Shareholders’ Meeting itself that it will only be implemented after the decision of the said judgment.

And, on December 20, 2019, accepting the decision handed down by the Court of the 7th Business Court of the Rio de Janeiro District, confirmed in December 2019 by the 8th Civil Chamber of the Rio de Janeiro Court of Justice (which dismissed the interlocutory appeal). instrument nº 0035453-90.2019.8.19.0000 filed by the Public ministry of RJ regarding the payment of the ILP, confirming that the Stock Granting Plan would be suspended only to the members of the Board of Directors until the end of the judicial recovery, the Board of Directors determined the implementation of the decision taken at the aforementioned shareholders' meeting in relation to the Board of Officers Stock Granting Plan.

13.5 - Stock-Based Compensation of the Board of Directors and Statutory Officers in the last 3 fiscal years, and the projections for the current fiscal year

The majority of the information in the table below do not apply to the plans that was submitted and approved at  the Extraordinary General Meeting, to be held on April 26, 2019..They do not give right to options.

Stock-Based Compensation projected for the Current Fiscal Year - Annual Amounts

	Board of Directors	Statutory Officers	Total

Number of members ¹	0.00	5.08	5.08
Number of paid members ²	0.00	5.00	5.00
Weighted Average Price in the Fiscal Year:
Outstanding options in the beginning of the fiscal year	-	Não Aplicável	-
Options lost during the fiscal year	-	Não Aplicável	-
Options exercised during the fiscal year	-	Não Aplicável	-
Options expired during the fiscal year	-	Não Aplicável	-
Potential dilution in case of exercise of all granted options	-	-	-

(¹) The total number of members corresponds to the annual average number of expected members of the said management body pursuant the terms of item 13.2.

(²) The number of remunerated members corresponds to the expected total number of directors eligible for the granting of shares held on 12/30/2019.

Stock-Based Compensation for the Fiscal Year as of 12/31/2019 - Annual Amounts

	Board of Directors	Statutory Officers	Total

Number of members ¹	0.00	4.42	4.42
Number of paid members ²	0.00	5.00	5.00
Weighted Average Price in the Fiscal Year:
Outstanding options in the beginning of the fiscal year	-	Não Aplicável	-
Options lost during the fiscal year	-	Não Aplicável	-
Options exercised during the fiscal year	-	Não Aplicável	-
Options expired during the fiscal year	-	Não Aplicável	-
Potential dilution in case of exercise of all granted options ³	-	0.57%	0.57%

(¹) The total number of members corresponds to the annual average number of expected members of the said management body pursuant the terms of item 13.2.

(²) The number of remunerated members corresponds to the expected total number of directors eligible for the granting of shares held on 12/30/2019.

(³) The dilution informed above corresponds to the maximum foreseen and approved for the granting of the share program implemented on 12/30/2019.

Stock-Based Compensation for the Fiscal Year as of 12/31/2018 - Annual Amounts

	Board of Directors	Statutory Officers	Total

Number of members	0.00	3.50	3.50
Number of paid members	0.00	3.50	3.50
Weighted Average Price in the Fiscal Year:
Outstanding options in the beginning of the fiscal year	-	-	-
Options lost during the fiscal year	-	-	-
Options exercised during the fiscal year	-	-	-
Options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all granted options	-	-	-

Stock-Based Compensation for the Fiscal Year as of 12/31/2017 - Annual Amounts

	Board of Directors	Statutory Officers	Total

Number of members	0.00	3.25	3.25
Number of paid members	0.00	3.25	3.25
Weighted Average Price in the Fiscal Year:
Outstanding options in the beginning of the fiscal year	-	-	-
Options lost during the fiscal year	-	-	-
Options exercised during the fiscal year	-	-	-
Options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all granted options	-	-	-

We point out that most of the information in the table below do not apply to the Long-Term Incentive Program currently in force, provided that the Program does not project the grant of stocks to its beneficiaries. The Program considers quote of the Company’s shares, among other factors, for defining the gross cash bonus payable in the form of long-term incentive to Statutory Officers.

The majority of the information in the table below do not apply to the plans that was submitted and approved at the Extraordinary General Meeting, to be held on April 26, 2019.. They do not give right to options.

Current Fiscal Year

	Board of Directors	Statutory Officers	Total

Granting of stock call options (Incentive Granting) ¹
Granting date (Date when the Incentive is Granted)	-	-	-
Number of options granted	-	-	-
Term for the options to allow exercise	-	-	-
Maximum term for exercising options	-	-	-
Stock transfer restriction plan	-	-	-
Fair value of the options on the date of each granting event (Incentive Value)	-	-	-

(¹) There wasn't grant of a share plan for the current fiscal year.

Fiscal year ended on 12/31/2019

	Board of Directors	Statutory Officers	Total

Granting of stock call options (Incentive Granting)
Granting date (Date when the Incentive is Granted)	-	12/30/2019	-
Number of options granted ¹	-	14.947.377	14.947.377
Term for the options to allow exercise	-	12/30/2022	-
Maximum term for exercising options	-	-	-
Stock transfer restriction plan	-	Não Aplicável	-
Fair value of the options on the date of each granting event (Incentive Value) ²	-	14.200.000	14.200.000

(¹) The number of shares in this line refers to the total number of shares granted at the end of 2019.
(²) Refers to the total fair value of the shares granted considering the average value of the share on the grant date of R $ 0.95.

Fiscal year ended on 12/31/2018

	Board of Directors	Statutory Officers	Total

Granting of stock call options (Incentive Granting)
Granting date (Date when the Incentive is Granted)	-	-	-
Number of options granted	-	-	-
Term for the options to allow exercise	-	-	-
Maximum term for exercising options	-	-	-
Stock transfer restriction plan	-	-	-
Fair value of the options on the date of each granting event (Incentive Value)	-	-	-

Fiscal year ended on 12/31/2017

	Board of Directors	Statutory Officers	Total

Granting of stock call options (Incentive Granting)
Granting date (Date when the Incentive is Granted)	-	-	-
Number of options granted	-	-	-
Term for the options to allow exercise	-	-	-
Maximum term for exercising options	-	-	-
Stock transfer restriction plan	-	-	-
Fair value of the options on the date of each granting event (Incentive Value)	-	-	-

13.6 - Information on outstanding options held by the Board of Directors and by the Statutory Officers at the end of the last fiscal year

There are no outstanding options held by the Board of Directors and by the Statutory Officers.

13.7 - Options exercised and stocks delivered relative to stock-based compensation of the Board of Directors and by the Statutory Officers in the last 3 fiscal years

We’re not exercised any options and no stocks were transferred in connection with stock-based compensation attached to the shares of the Company in the scope of the Long-Term Bonus Program closed in 2019. The Long-Term Incentive Program  didn'tprovide for the transfer of stocks to its beneficiaries.

13.8 - Information necessary for understanding the data disclosed in items 13.5 to 13.7 - Pricing method for the value of stocks and options

Not Applicable. We’re not exercised any options and no stocks were transferred in connection with stock-based compensation attached to the shares of the Company in the scope of the Long-Term Bonus Program closed in 2019. The Long-Term Incentive Program didn’t provide for the transfer of stocks to its beneficiaries.

13.9 – Report the number of shares or quotas directly or indirectly held, in Brazil or abroad, and other securities convertible into shares or quotas, issued by the issuer, its direct or indirect controllers, subsidiaries or companies under shared control, by members of the Board of Directors, Statutory Officers or the Fiscal Council, grouped by body.

The members of the Board of Directors, Statutory Officers and the Fiscal Council hold shares in relation to the Company only, not holding any share interest in the subsidiaries.

Shares issued by the Company - December 31, 2019

Shareholders	CS	PS
Board of Directors	2	5
Statutory Officers	5,908	19
Fiscal Council	188	2
Total	6,098	26

13.10 - Information on the pension plans in force granted to members of the Board of Directors and by the Statutory Officers

The Company is the sponsor of Pension Plans PBS-Telemar, PBS-Tele Norte Celular, CELPREV and TCSPREV. However, no one of the members of the Board of Directors, Statutory Officers and Fiscal Council belong to said Plans and they are closed for new adhesions.

The information presented in the table below and in item 13.2 of this Reference Form refer to the Pensin Plan TelemarPrev sponsored by the Company in conjunction with Oi Móvel S.A. And Telemar Norte Leste S.A., pursuant with Section 14 of this Reference Form.

	Board of Directors	Statutory Officers
Number of members	11	7
Number of paid members	1	7
Plan Name	TelemarPrev	TelemarPrev
Number of managers eligible for retirement	-	3
Conditions for early retirement	N/A	50 years of age and 5 years of Attachment to the Benefit Plan
Updated amount of accumulated contributions in the pension plan up to the closing of the last fiscal year, deducted of the portion relative to contributions made directly by the managers	BRL 0.00	BRL 4,805,775.60
Total accumulated amount of contributions made during the last fiscal year, deducting the portion relative to contributions made directly by the managers	BRL 0.00	BRL 507,133.82
Possibility of early redemption and conditions	N/A	According to the Time of Membership with the Benefit Plan. Maximum 80% of contributions made by the Sponsor

13.11 - Maximum, minimum and average individual compensation of the Board of Directors, Statutory Officers and Fiscal Council

Annual amounts
	Statutory Officers			Board of Directors			Fiscal Council
	12/31/20189	12/31/2018	12/31/2017	12/31/2019	12/31/2018	12/31/2017	12/31/2018	12/31/2018	12/31/2017
Number of members	4,42	3.50	3.25	10,17	9.75	11.00	4,08	3.67	3.33
Number of paid members	4,42	3.50	3.25	10,17	9.75	9.75	4,08	3.67	3.33
Amount of the highest compensation (Reais)	18.984.833	22,552,768	15,514,475	1.526.400	1.043.968	1.272.000	260.798	183.688	116.400
Amount of the lowest compensation (Reais)	5.571.686	15,592,300	11,801,532	460.190	423.608	300.000	260.798	183.688	116.400
Average compensation amount (Reais)	12.616.322	21,301,796	13,266,976	755.685	685.933	673.913	258.137	189.805	113.975

Observations
Statutory Officers
12/31/2019

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The value of the lowest individual annual compensation was verified excluding the members of the Statutory Officers who held office for at least 12 (twelve) months.
- In calculating the highest compensation, the member paid the highest compensation held office for 10 (ten) months in the fiscal year.
- In calculating the highest remuneration and the average remuneration value, in addition to the recurring amounts, termination amounts recognized in the year of 2019 due to the dismissal of a member of the statutory executive board were considered.

12/31/2018

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The value of the lowest individual annual compensation was verified excluding the members of the Statutory Officers who held office for at least 12 (twelve) months.
- In calculating the highest compensation, the member paid the highest individual compensation held office for 12 (Twelve) months in the fiscal year.

12/31/2017

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The value of the lowest individual annual compensation was verified excluding the members of the Statutory Officers who held office for at least 12 (twelve) months.
- In calculating the highest compensation, the member paid the highest individual compensation held office for 11 (eleven) months in the fiscal year.

Board of Directors
12/31/2019

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated based on the verified annual average.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2018

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated based on the verified annual average.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2017

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

Fiscal Council
12/31/2019

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2018

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2017

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

13.12 - Compensation or indemnity mechanisms for managers in case of removal from office or retirement

Statutory Officers have contracts that provide for indemnity in case of removal from office prior to the end of the office term. There is to projection for application of that mechanism in 2020.

Nowadays, a company has contracted D & O insurance as a standard of protection for its managers, through which it is possible to obtain payment of a premium, while an insurance company analyzes the claims, identifying those that are being covered by the policy , to pay the indemnity to the administrators (when there are already their own administrators). The Company has current indemnity agreements and, as is usual, there is not only an overall or annual limit on the guaranteed coverage. D & O Insurance guarantees the payment of financial damages to the database protected against the integrity of legal and liability acts, and includes coverage for statutory, civil actions and disqualification from exercising the function of administrator.

13.13 – Relative to the last 3 fiscal years, indicate the rate of total compensation held by managers and members of the Fiscal Council who are parties related to the controlling shareholders

Considering the termination of shareholders’ agreements applicable to the Company, and adding to that the fact that there are no shareholders with the ability to individually control Oi, the Company ceased to have a defined controlling shareholder.

Fiscal Year ended on December 31,
	2019	2018	2017
Board of Directors	0.00%	0.00%	0.00%
Statutory Officers	0.00%	0.00%	0.00%
Fiscal Council	0.00%	0.00%	0.00%

13.14 – Relative to the last 3 fiscal years, inform the compensation of the managers and members of the Fiscal Council, grouped by body, received for any reason other than the office they hold

There was no payment of compensation to members of the Board of Directors, Statutory Officers and Fiscal Council for any reason other than the office they hold.

13.15 - Relative to the last 3 fiscal years, the amounts recognized in the results of direct or indirect controlling shareholders, of entities under joint control and entities controlled by the issuer, as compensation of members of the Board of Directors, Statutory Officers or Fiscal Council of the issuer, grouped by body, specifying for what reason these amounts were attributed to these individuals

2019	Board of Directors	Statutory Officers	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries of the Company	-	-	-	-
Entities under common control	-	-	-	-

2018	Board of Directors	Statutory Officers	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries of the Company	-	-	-	-
Entities under common control	-	-	-	-

2017	Board of Directors	Statutory Officers	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries of the Company	-	-	-	-
Entities under common control	-	-	-	-

13.16 - Other relevant information

There is no other relevant information about this item 13.

EXHIBIT IV

INFORMATION ABOUT THE CANDIDATES INDICATED TO THE FISCAL COUNCIL AND BOARD OF DIRECTORS

(Items 12.5 to 12.10 of the Reference Form)

1)  General Data:

FISCAL COUNCIL:

Name	Date of Birth	Managing Entity	Date of election	Term of mandate	Other titles and positions at the issuer
Pedro Wagner Pereira Coelho	6/29/1948	Fiscal Council	Annual General and Extraordinary Shareholders’ Meeting to be held on 4/30/2020	Until the Ordinary General Meeting of 2021	N/A
CPF	Occupation	Elective occupied title	Date of investiture	Elected by the controller	Description of other title/position
258.318.957-34	Accountant	Effective member	4/30/2020	no	N/A
Consecutive mandates			Percentage of Participate in the Meetings
3			100.00%
Professional background / Independent criteria:

Mr. Pedro is the Chairman of the Audit of Magnesita Refratários S/A since April 2008, member of the Audit Committee of Parnaíba Gás Natural S/A since October 2015, and member of the Audit Committee of Estácio Participações S/A since April 2012. Has acted in the external auditing area of PriceWaterhouseCoopers Auditores Independentes, from October 1978 to April 1981, and in the controlling department of Banco de Investimentos Garantia S/A from May 1982 to July 1997. He was also Chairman of the audit committee of Lojas Americanas S.A (sales and retail), Tele Norte Leste Participações S.A (telecommunications), Telemar Participações S.A (telecommunications), TAM S.A (transport), and Enersul – Energética do Matogrosso do Sul (power). In the last 5 years, he has acted as member of Carpe Diem – Consultoria, Planejamento e Assessoria Empresarial Ltda. (company engaged in Tax and Accounting Counseling, Planning, Corporate Planning and Counseling, Enterprises, and Interest Holding). Undergraduate in Business Administration by Sociedade Universitária Augusto Motta – SUAM, in 1978, and in Accounting by Faculdade – SOMLEI, in 1980.
In the past five years, there is no criminal conviction, any adverse judgment in administrative proceeding of the CVM, nor any adverse non-appeallable decision, either judicially or administratively, that could have suspended or hindered the practice of professional or commercial activity.

Independent Member, according to the definition of "Independent Member” of paragraph 1 of Art. 40 of the Articles of Incorporation of the Company.

Name	Date of Birth	Managing Entity	Date of election	Term of mandate	Other titles and positions at the issuer
Alvaro Bandeira	6/22/1950	Fiscal Council	Annual General and Extraordinary Shareholders’ Meeting to be held on 4/30/2020	Until the Ordinary General Meeting of 2021	N/A
CPF	Occupation	Elective occupied title	Date of investiture	Elected by the controller	Description of other title/position
266.839.707-34	Economist	Effective member	4/30/2020	No	N/A
Consecutive mandates			Percentage of Participate in the Meetings
3			70%
Professional background / Independent criteria:

Mr. Álvaro is the Chief-Economist of Corretora Modalmais since 2015, year he entered the institution. During the period from 2011 to 2015, he was the Chief-Economic of Órama, leading the analysis team. He occupied the same position for more than ten years at Ágora Corretora, being also a Managing-Member. He was President of Bolsa Brasileira de Futuros (BBF), President of APIMEC, both nationally and regionally, and five mandates as Member of the Board of BVRJ and BM&F, in addition to being a former member of the Audit Committee of Souza Cruz.  Mr. Álvaro is a Lecturer in several Congresses related to the Market of Capitals and personal finance, in addition to delivering lecture in universities and companies about the topics of this market. He is also a regular publisher in several media vehicles of the economic area, as well as on websites on financial education, such as Dinheirama and Infomoney. In the latter, he participated of a weekly interactive program on a forum with more than 400 logged individuals. Currently he is a daily publisher in two editions of Band News FM. With more than 40 years of expertise in the Market of Capitals, Mr. Alvaro has undergraduate degree in Economics by UFRJ and graduated by Coppe-UFRJ.In the past five years, there is no criminal conviction, any adverse judgment in administrative proceeding of the CVM, nor any adverse non-appeallable decision, either judicially or administratively, that could have suspended or hindered the practice of professional or commercial activity.Independent Member, according to the definition of "Independent Member” of paragraph 1 of Art. 40 of the Articles of Incorporation of the Company.

Name	Date of Birth	Managing Entity	Date of election	Term of mandate	Other titles and positions at the issuer
Daniela Maluf Pfeiffer	5/30/1970	Fiscal Council	Annual General and Extraordinary Shareholders’ Meeting to be held on 4/30/2020	Until the Ordinary General Meeting of 2021	N/A
CPF	Occupation	Elective occupied title	Date of investiture	Elected by the controller	Description of other title/position
018.613.777-03	Administrator	Effective member	4/30/2020	No	N/A
Consecutive mandates			Percentage of Participate in the Meetings
2			100.00%
Professional background / Independent criteria:

Born on May 30th, 1970, Daniela is a member of DXA Investments, a resource management company, since January 2018. She was a member of Canepa Asset Brasil, also a resource manager responsible for the relationship with investors from January 2014 to October 2017. She has also acted as member of Nova Gestão de Recursos, an investment company, from October 2011 to June 2013. Currently, Mrs. Daniela is not a member of any public company management entity. Formerly, Mrs. Daniela was a member of the Audit Committee of Banco Sofisa S.A., from April 2014 to April 2017; member of the Audit Committee of Viver Incorporadora e Construtora S.A., from April 2011 to April 2017; member of the Audit Committee of Banco Panamericano S.A., from September 2010 to April 2014; member of the Audit committee of Santos Brasil S.A., from 2003 to 2005; member of the Board of Directors of Brasil Telecom S.A., from 2003 to 2005; member of the Board of Directors of Telemig Celular S.A., from 2003 to 2005; member of the Board of Directors of Amazônia Celular S.A., from 2003 to 2005; member of the Audit Committee of Amazônia Celular S.A from 1998 to 2002 and member of the Audit Committee of Telemig Celular S.A from 1998 to 2001. Member of the Audit Committee certified by IBGC; undergraduate degree in Administration by UFRJ in 1992, with MBA in Business Management at FGV, concluded in 2019.

In the past five years, there is no criminal conviction, any adverse judgment in administrative proceeding of the CVM, nor any adverse non-appeallable decision, either judicially or administratively, that could have suspended or hindered the practice of professional or commercial activity.

Independent Member, according to the definition of "Independent Member” of paragraph 1 of Art. 40 of the Articles of Incorporation of the Company.

Name	Date of Birth	Managing Entity	Date of election	Term of mandate	Other titles and positions at the issuer
Patrícia Valente Stierli	5/19/1956	Fiscal Council	Annual General and Extraordinary Shareholders’ Meeting to be held on 4/30/2020	Until the Ordinary General Meeting of 2021	N/A
CPF	Occupation	Elective occupied title	Date of investiture	Elected by the controller	Description of other title/position
010.551.368-78	Administrator	Alternate member	4/30/2020	No	N/A
Consecutive mandates			Percentage of Participate in the Meetings
1			0.00%
Professional background / Independent criteria:

Currently, Mrs. Patricia Valente Stierli is (a) a member of the Audit Committee of Eletrobras - Centrais Elétricas S.A., acting as financial expert (2017 - 2019 Mandate); (b) a member of the Board of Directors of PPE Fios Esmaltados S.A. (2018 - 2019 Mandate); (c) member of the Audit Committee of Sociedade Beneficiente de Senhoras- Hospital Sírio Libanês (2018 - 2021 Mandate), and (c) a substitute member of the Audit Committee of Centro de Integração Empresa Escola CIEE (2018 - 2019 Mandate). Formerly, Mrs. Patricia acted as: (a) Member of the Audit Committee of Bardella S.A. Indústrias Mecânicas (Mandates 2015, 2016, and 2017 until October 2018); (b) Member of the Board of Directors of Pettenati S.A. Indústria Têxtil (2015 Mandate); (c) Substitute Member of the Audit Committee of Dohler S.A. (2017 - 2018 Mandate); and (d) member of the Board of Directors and Audit Committee in publicly held companies, representing minor shareholders (four years). In addition, Mrs. Patricia has a solid background in the area of third-party resource management, having acted as a Statutory Officer for 6 years, focused on management and on institutional and retail customers. Mrs. Patricia was the Financial Officer for 3 years, responsible for the accounting, tax, budget, treasury, and human resources areas. Mrs. Patricia has undergraduate degree in Business Administration by Escola de Administração de Empresas de São Paulo - Fundação Getúlio Vargas (FGV), having completed the specialization program in Administration for CEAG Undergraduates (MBA) - EAESP/FGV and specialization in Controllership by GVPEC.
In the past five years, there is no criminal conviction, any adverse judgment in administrative proceeding of the CVM, nor any adverse non-appeallable decision, either judicially or administratively, that could have suspended or hindered the practice of professional or commercial activity.

Independent Member, according to the definition of "Independent Member” of paragraph 1 of Art. 40 of the Articles of Incorporation of the Company.

Name	Date of Birth	Managing Entity	Date of election	Term of mandate	Other titles and positions at the issuer
Wiliam da Cruz Leal	10/3/1956	Fiscal Council	Annual General and Extraordinary Shareholders’ Meeting to be held on 4/30/2020	Until the Ordinary General Meeting of 2021	N/A
CPF	Occupation	Elective occupied title	Date of investiture	Elected by the controller	Description of other title/position
245.579.516-00	Advisor	Alternate member	4/30/2020	No	N/A
Consecutive mandates			Percentage of Participate in the Meetings
2			10%
Professional background / Independent criteria:

Mr. Wiliam has a vast experience in Corporate Governance, Corporate Sustainability, Enterprise Risk Management, Internal Controls, Technology, and Information Security. Since 2011 he is the Managing-Member of Cruz Leal Gestão Empresarial Ltda., a consulting firm specialized in motivation, leadership, technology, corporate governance, and sustainability. Member of the Board of Directors certified by IBGC – Instituto Brasileiro de Governança Corporativa, since 2009. He worked at Tele Norte Leste Participações S.A., a company of the telecommunications area, from 2000 to 2009, having also acted as the Executive Manager of Corporate Governance, Manager of Internal Controls and Special Projects, and System Auditing. Mr. William has also worked at Banco do Brasil S.A. from 1975 to 2000, as an Executive Manager of Changes and Consultive Analyst on Information Technology. Undergraduate degree in Mechanical Engineering by Fundação de Ensino Superior de Itaúna, State of Minas Gerais, in 1980.
In the past five years, there is no criminal conviction, any adverse judgment in administrative proceeding of the CVM, nor any adverse non-appeallable decision, either judicially or administratively, that could have suspended or hindered the practice of professional or commercial activity.
Independent Member, according to the definition of "Independent Member” of paragraph 1 of Art. 40 of the Articles of Incorporation of the Company.

Name	Date of Birth	Managing Entity	Date of election	Term of mandate	Other titles and positions at the issuer
Luiz Fernando Nogueira	10/15/1966	Fiscal Council	Annual General and Extraordinary Shareholders’ Meeting to be held on 4/30/2020	Until the Ordinary General Meeting of 2021	N/A
CPF	Occupation	Elective occupied title	Date of investiture	Elected by the controller	Description of other title/position
001.214.657-99	Economist	Alternate member	4/30/2020	No	N/A
Consecutive mandates			Percentage of Participate in the Meetings
1			0.00%
Professional background / Independent criteria:

Since May 2016, Mr. Luiz Fernando Nogueira acts as the CFO at Neogas, having previously acted as CFO in the following companies: Ferrot, Concremat, Bematech. In addition, Mr. Luiz Fernando was the Financial Vice-President and Vice-President of Financial Services of Brookfield Energia Renovável, Financial Officer at Timnet (company of the Tim Group), Executive Manager of Investor Relations at Petrobras, and Planning and Control Manager for Latin America at IBM. Mr. Luiz Fernando has undergraduate degree in Economics by Pontifícia Universidade Católica, graduated in financial administration by Fundação Getúlio Vargas, MBA in Finance at IBMEC, and specialization program in conflict mediation at Mediare.
In the past five years, there is no criminal conviction, any adverse judgment in administrative proceeding of the CVM, nor any adverse non-appeallable decision, either judicially or administratively, that could have suspended or hindered the practice of professional or commercial activity.
Independent Member, according to the definition of "Independent Member” of paragraph 1 of Art. 40 of the Articles of Incorporation of the Company.

Board of Directors:

Name	Date of Birth	Managing Entity	Date of election	Term of mandate	Other titles and positions at the issuer
Claudia Quintella Woods	8/26/1975	Board of Directors	Annual General and Extraordinary Shareholders’ Meeting to be held on 4/30/2020	Until September 2020	N/A
CPF	Occupation	Elective occupied title	Date of investiture	Elected by the controller	Description of other title/position
098.823.117-41	Administrator	Independent Board of Directors (effective)	4/30/2020	no	N/A
Consecutive mandates			Percentage of Participate in the Meetings
0			100.00%
Professional background / Independent criteria:

With a background in strategic planning, marketing and sales, and proven expertise in digital start-ups and multinationals, Mrs. Claudia Woods is a Bachelor of Arts by Bowdoin College, with double specialization in Environment Sciences and Spanish, and secondary focus on Economics. She is a master in Business Administration by the COPPEAD institute of Universidade Federal do Rio de Janeiro (UFRJ) and completed the specialization program Building Ventures in Latin America, by the Harvard Business School. She is the General Officer of Uber Brasil since February 2019, having also acted as the Retail Officer of Banco Original and as the Executive Superintendent Officer of Digital Channels (Corporative and Retail) of such bank. Formerly, she has occupied the positions of CEO of Webmotors.com, Marketing and Digital Officer of Walmart.com, CEO of Netmovies, Marketing and Intelligence Officer for Latin America of Clickon, General Officer of Predicta, Product Senior Manager of L’Oréal Brazil, Relation Marketing Manager of Ibest Company, and Senior Advisor of Kaiser Associates. In the past five years, there is no criminal conviction, any adverse judgment in administrative proceeding of the CVM, nor any adverse non-appeallable decision, either judicially or administratively, that could have suspended or hindered the practice of professional or commercial activity. Independent Member, according to the definition of "Independent Member” of paragraph 1 of Art. 40 of the Articles of Incorporation of the Company.

Name	Date of Birth	Managing Entity	Date of election	Term of mandate	Other titles and positions at the issuer
Armando Lins Netto	12/15/1968	Board of Directors	Annual General and Extraordinary Shareholders’ Meeting to be held on 4/30/2020	Until September 2020	N/A
CPF	Occupation	Elective occupied title	Date of investiture	Elected by the controller	Description of other title/position
294.857.702-00	Mechanical Engineer	Independent Board of Directors (effective)	4/30/2020	no	N/A
Consecutive mandates			Percentage of Participate in the Meetings
0			0.00%
Professional background / Independent criteria:

Born on 12/15/1968, Mr. Netto holds a bachelor´s degree in Mechanical Engineering from Universidade Federal do Pará (UFPA - 1990), a master`s degree in Mechanical Engineering from the Universidade Estadual de Campinas (UNICAMP - 1993) and a PhD in Mechanical Engineering from the University of California, Berkeley (UCB - 1999). He has been the CEO of Fleetcor in Brazil since June 2014 where he is responsible for all business and companies in the region, Mr. Netto has also worked at TIVIT, a multinational digital solutions company based in Brazil, as Vice-President responsible for business and technology services from December 2006 to May 2014. Prior that, he was Executive Officer in the backing sector of Unisys from August 2004 until November 2006 and a consultant at McKinsey & Company in the São Paulo and London offices from October 1999 to January 2004.

In the past five years, there is no criminal conviction, any adverse judgment in administrative proceeding of the CVM, nor any adverse non-appeallable decision, either judicially or administratively, that could have suspended or hindered the practice of professional or commercial activity.

Independent Member, according to the definition of "Independent Member” of paragraph 1 of Art. 40 of the Articles of Incorporation of the Company.

2) Marriage condition, Steady Union, or Kinship to second degree

a. Company administrators

None.

b. (i) Company administrators, and (ii) administrators of direct or indirect controlled companies of the Company.

None.

c. (i) administrators of the Company or its direct or indirect controllers, and (ii) direct or indirect controllers of the Company

None.

d. (i) Company administrators, and (ii) administrators of direct or indirect controlling companies of the Company

None.

3) Relations of subordination, provision of service, or control maintained, in the past 3 fiscal years, between administrators of the Company and:

a.             Company directly or indirectly controlled by the Company

None.

b.            Direct or indirect controller of issuer

None.

c.             If relevant, supplier, customer that is a debtor or creditor of the Company, of its controlled company or controllers, or controlled companies of any of such persons